UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Soliciting Material under § 240.14a-12
Cyclerion Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
June 20, 2023
Dear Shareholder:
You are cordially invited to attend a special meeting of shareholders of Cyclerion Therapeutics, Inc. (the “Company”) to be held on July 19, 2023, at 8:00 a.m., Eastern Time, in a virtual meeting format via live webcast. Shareholders will only be able to participate in the special meeting online, vote shares electronically and submit questions during the special meeting by visiting www.virtualshareholdermeeting.com/CYCN2023SM.
We have designed the virtual meeting format for ease of shareholder access and participation. Using online shareholder tools, shareholders may vote and submit questions online during the meeting by following the instructions in the accompanying materials.
Information regarding each of the matters to be voted on at the special meeting is contained in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement. The Company’s board of directors recommends that you vote “for” each of the proposals to be presented at the meeting.
It is important that you be represented at the special meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. The matters to be considered by shareholders at the special meeting are described in the accompanying materials. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from attending the special meeting and voting online but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.
Your continued support of and interest in Cyclerion Therapeutics, Inc. are sincerely appreciated.
Sincerely,
/s/ Errol De Souza
Errol De Souza, Ph.D.
Chair of the Board of Directors

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
DATE & TIME:	July 19, 2023, at 8:00 a.m., Eastern Time.

PLACE:
The special meeting of shareholders of Cyclerion Therapeutics, Inc. (the “Company,” or “Cyclerion,” “we,” us,” or “our”) will be a virtual meeting, which will be conducted only via live webcast. Shareholders will only be able to attend and participate in the special meeting online, vote shares electronically and submit questions during the special meeting by visiting www.virtualshareholdermeeting.com/CYCN2023SM. Instructions on how to attend the special meeting online and vote shares are described in the accompanying materials.

ITEMS OF BUSINESS:	The purposes of the meeting are to consider and vote upon the following proposals, which are described in more detail in the accompanying proxy statement:

(1)
A proposal to authorize and approve the Asset Purchase Agreement, dated as of May 11, 2023 (the “Asset Purchase Agreement”), by and among JW Celtics Investment Corp., a Delaware corporation, JW Cycle Inc., a Delaware corporation (“Buyer”), and the Company, regarding the sale to Buyer of substantially all of the assets comprising the Company’s zagociguat (previously known as CY6463) and CY3018 programs, which may be deemed under Massachusetts law to be a sale of substantially all of our property and assets otherwise than in the usual and regular course of business, as contemplated by the Asset Purchase Agreement, and the other transactions contemplated by the Asset Purchase Agreement. We will retain the assets comprising our olinciguat, praliciguat and preclinical programs, and intend to maximize the value of these assets via out-licensing following the closing of the transaction;

(2)
To approve, for purposes of complying with the Nasdaq Listing Rules, the potential issuance of shares of common stock of the Company, without par value (the “Common Stock”), upon conversion of the shares of the Company’s Series A Convertible Preferred Stock, without par value, issued by us to Peter M. Hecht, Ph.D., our Chief Executive Officer and member of the Company’s board of directors, pursuant to the terms of a Stock Purchase Agreement, dated as of March 31, 2023, to the extent that following such conversion Dr. Hecht would hold 20% or more of our outstanding Common Stock;

(3)
To authorize the Company’s board of directors to adjourn and postpone the special meeting to a later date or dates, if necessary, to allow time for further solicitation of proxies if there are not sufficient votes present in person or represented by proxy at the special meeting to approve Proposal No. 1; and

(4) To transact any other business which properly may be brought before the special meeting or any adjournment or postponement thereof, including matters incidental to its conduct.

RECORD DATE:	You are entitled to vote at the special meeting or any adjournment of that meeting only if you were a shareholder at the close of business on June 15, 2023.

VOTING BY PROXY:
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

SHAREHOLDER LIST:
A list of record shareholders as of the record date will be available for inspection by any shareholder during the period from two business days after the date hereof through the special meeting at www.virtualshareholdermeeting.com/CYCN2023SM.

APPRAISAL RIGHTS:
The Company has concluded that shareholders may be entitled to assert appraisal rights under Part 13 of the Massachusetts Business Corporation Act with respect to Proposal No. 1. To assert appraisal rights, a shareholder must deliver, before the vote is taken on Proposal No. 1, written notice of the shareholder’s intent to demand payment and must not vote the shareholder’s shares in favor of Proposal No. 1. A copy of Part 13 is attached as Annex D to the accompanying proxy statement.

This proxy statement, including the form of proxy, is first being mailed to shareholders on or about June 20, 2023.
BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Anjeza Gjino
Anjeza Gjino
Chief Financial Officer and Corporate Secretary
Cambridge, MA
June 20, 2023
YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING ONLINE. IF YOU ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES, YOUR PROXY WILL NOT BE USED. PLEASE REVIEW THE INSTRUCTIONS ON EACH OF YOUR VOTING OPTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AS WELL AS ON THE PROXY CARD.

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778

PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 19, 2023

GENERAL INFORMATION
Why did you furnish me this proxy statement?
This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or “Board”) of Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company,” or “Cyclerion,” “we,” us,” or “our”), for use at the special meeting of the Company’s shareholders to be held on July 19, 2023, at 8:00 a.m., Eastern Time via live webcast at www.virtualshareholdermeeting.com/CYCN2023SM, and at any adjournments or postponements of the special meeting. This proxy statement summarizes the information that you need to make an informed vote on the proposals to be considered at the special meeting. However, you do not need to attend the special meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card using the postage-prepaid envelope provided, or you may grant a proxy to vote your shares by means of the Internet or telephone. The approximate date on which this proxy statement and the enclosed proxy card were sent to the Company’s shareholders is June 20, 2023.
What proposals will be addressed at the special meeting?
Shareholders will be asked to consider the following proposals at the special meeting:
1.
To authorize and approve the Asset Purchase Agreement, dated as of May 11, 2023 (the “Asset Purchase Agreement”), by and among JW Celtics Investment Corp., a Delaware corporation (“Buyer Parent”), JW Cycle Inc., a Delaware corporation (“Buyer” and collectively with Buyer Parent, the “Buyers”), and the Company, regarding the sale to Buyer of substantially all of the assets comprising the Company’s zagociguat (previously known as CY6463) and CY3018 programs, as contemplated by the Asset Purchase Agreement, and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”). We will retain the assets comprising our olinciguat, praliciguat and preclinical programs, and intend to maximize the value of these assets via out-licensing following the closing of the transaction;

(2)
To approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of common stock of the Company, without par value (the “Common Stock”) upon potential conversion of the shares of the Company’s Series A Convertible Preferred Stock, without par value (the “Cyclerion Preferred Stock”) issued by us to Peter M. Hecht, Ph.D., our Chief Executive Officer and member of the Board, pursuant to the terms of a Stock Purchase Agreement, dated as of March 31, 2023, to the extent that following such conversion Dr. Hecht would hold 20% or more of our outstanding Common Stock (the “Nasdaq Proposal”);

(3)
To authorize the Board of Directors to adjourn and postpone the special meeting to a later date or dates, if necessary, to allow time for further solicitation of proxies if there are not sufficient votes present in person or represented by proxy at the special meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”); and

(4)	To transact any other business which properly may be brought before the special meeting or any adjournment or postponement thereof, including matters incidental to its conduct.
The Board of Directors has taken unanimous affirmative action with respect to each of the foregoing proposals, without the participation of Dr. Hecht and Mr. McGuire (due to their interests in Buyer Parent as described in the Section entitled “Summary Term Sheet — Interests of Certain Persons in the Asset Sale Transaction and the Nasdaq Proposal” beginning on page 7), and recommends that the shareholders vote as set forth in the following pages of this proxy statement with respect to each proposal.

i

SUMMARY TERM SHEET
This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the transactions contemplated by the Asset Purchase Agreement, the Nasdaq Proposal (each as defined herein), and the other matters being considered at the special meeting of the Company’s shareholders to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 64. We have included page references in this summary to direct you to a more complete description of the topics presented below.
Any reference in this proxy statement to:
•	“Asset Purchase Agreement” refers to the Asset Purchase Agreement, dated as of May 11, 2023, by and among Buyer Parent, Buyer, and the Company, a copy of which is attached as Annex A;
•	“Buyer” refers to JW Cycle Inc., a Delaware corporation;
•	“Buyer Parent” refers to JW Celtics Investment Corp., a Delaware corporation;
•
“Buyer Parent Stock Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated May 11, 2023 (the date of the Asset Purchase Agreement), by and among Buyer Parent, the Company and the investors set forth on the signature pages thereto, pursuant to which such investors have agreed to subscribe for up to $81.0 million of shares of Series A Preferred Stock in Buyer Parent and the Company has a contractual right, exercisable at the times set forth therein, to subscribe for up to $5.0 million of Series A Preferred Stock in Buyer Parent (in excess of the foregoing $81.0 million of Series A Preferred Stock);

•	“Buyers” refers to Buyer Parent and Buyer, collectively;
•
“Closing Common Shares” means the 225,000 shares of Common Stock issued by the Company to Peter M. Hecht, Ph.D. pursuant to the Stock Purchase Agreement, dated as of March 31, 2023, between the Company and Dr. Hecht;

•
“Consideration Shares” refers to a number of shares of common stock, par value $0.0001 of Buyer Parent comprising 10% of the issued and outstanding shares of Buyer Parent immediately following the closing of the Asset Sale Transaction;

•	“Cyclerion,” the “Company,” “we,” “us,” or “our” refer to Cyclerion Therapeutics, Inc., a Massachusetts corporation; and
•
“IND” refers to an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

Capitalized terms that are not otherwise defined in this proxy statement have the definitions as stated in the Asset Purchase Agreement.
Information about the Parties to the Asset Purchase Agreement
The Company
The Company is a biopharmaceutical company on a mission to develop treatments for serious diseases. The business address of the Company is 245 First Street, 18th Floor, Cambridge, Massachusetts 02142.
The Company’s portfolio includes novel soluble guanylate cyclase (“sGC”) stimulators that modulate a key node in a fundamental signaling network in both the central nervous system (“CNS”) and the periphery. The multidimensional pharmacology elicited by the stimulation of sGC has the potential to impact a broad range of diseases. Zagociguat is a CNS-penetrant sGC stimulator that has shown rapid improvements across a range of endpoints reflecting multiple domains of disease activity, including mitochondrial disease-associated biomarkers. CY3018 is a CNS-targeted sGC stimulator in preclinical development that preferentially localizes to the brain and has a pharmacology profile that suggests its potential for the treatment of neuropsychiatric diseases and disorders. Praliciguat is a systemic sGC stimulator that is licensed to Akebia Therapeutics, Inc. (“Akebia”) and being advanced in rare kidney disease. Olinciguat is a vascular sGC stimulator that the Company intends to out-license for cardiovascular diseases. For more information about Cyclerion, please visit https://www.cyclerion.com/.
Buyer
Buyer is a wholly owned subsidiary of Buyer Parent and was formed on April 12, 2023, solely for the purpose of engaging in the transactions contemplated by the Asset Purchase Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Stock Purchase Agreement.
The mailing address of Buyer’s principal executive office is 1820 Calistoga Rd., Santa Rosa, CA 95404.
Buyer Parent
Buyer Parent was formed on October 18, 2022, solely for the purpose of engaging in the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Stock Purchase Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Stock Purchase Agreement.
The mailing address of Buyer Parent’s principal executive office is 1820 Calistoga Rd., Santa Rosa, CA 95404.
The Asset Purchase Agreement
The Company has entered into the Asset Purchase Agreement with Buyers pursuant to which the Company has agreed, subject to certain conditions, including the authorization and approval of the Asset Purchase Agreement by its shareholders, to sell to Buyer specified assets relating to the Company’s zagociguat (previously known as CY6463) and CY3018 programs (the “Purchased Programs”, and such assets, the “Purchased Assets”), and Buyer has agreed to assume certain liabilities relating to the Purchased Programs, including, but not limited to (i) liabilities, costs and expenses arising after the date of the Asset Purchase Agreement relating to the employment of certain individuals prior to the Employee Expenses End Date (as defined in the Asset Purchase Agreement) (“Employee Expenses”) and the conduct of certain preclinical and clinical trial activities prior to the closing of the transactions contemplated by the Asset Purchase Agreement (“R&D Expenses”), and (ii) liabilities relating to the Purchased Assets or the Purchased Programs to the extent relating to the period after the closing of the transaction, in each case, subject to the terms and conditions of the Asset Purchase Agreement (the “Asset Sale Transaction”). Cyclerion will retain the assets comprising the olinciguat, praliciguat and preclinical programs (the “Retained Programs”), and the Company intends to maximize the value of these assets via out-licensing following the closing of the Asset Sale Transaction.
For additional information on the Asset Purchase Agreement, see the section entitled “Proposal No. 1: The Asset Sale Proposal” beginning on page 21.
Buyer Parent Stock Purchase Agreement
Simultaneously with the execution of the Asset Purchase Agreement, we entered into the Buyer Parent Stock Purchase Agreement, pursuant to which, among other things and subject to the terms and conditions set forth therein, Buyer Parent shall issue to the investors party thereto shares of Buyer Parent’s Series A Preferred Stock at multiple closings for an aggregate consideration of up to $81.0 million and which also provides the Company with a contractual right, exercisable at the times set forth in the Buyer Parent Stock Purchase Agreement, to subscribe for up to $5.0 million of Buyer Parent’s Series A Preferred Stock (in excess of the foregoing $81.0 million of Series A Preferred Stock).
For additional information on the Buyer Parent Stock Purchase Agreement, see the section entitled “Proposal No. 1: The Asset Sale Proposal – The Other Transaction Agreements – Buyer Parent Stock Purchase Agreement” beginning on page 55.
Voting and Support Agreements
Simultaneously with the execution of the Asset Purchase Agreement, Buyer Parent entered into voting and support agreements in the form attached as Annex B to this proxy statement (each, a “Voting and Support Agreement”) with certain equityholders (and certain affiliates of such equityholders) of Buyer Parent or any subsidiary of Buyer Parent that are also shareholders of the Company, which shareholders held approximately 28.6% of the total outstanding voting shares of the Company as of the Record Date and include Dr. Hecht, our Chief Executive Officer, as well as certain funds managed by Polaris Partners, an affiliate of Mr. McGuire.
For additional information on the Voting and Support Agreements, see the section entitled “Proposal No. 1: The Asset Sale Proposal – The Other Transaction Agreements – Voting and Support Agreements” beginning on page 54.
Buyer Parent Shareholder Agreements
At the closing of the Asset Sale Transaction, the Company intends to enter into the following agreements with Buyer Parent and the other parties thereto, all of which relate to the Company’s and such other parties’ equity interests in Buyer Parent:
•	Buyer Parent Voting Agreement;
•	Buyer Parent Investor Rights Agreement;
•	Cyclerion Stockholder Letter; and
•	Buyer Parent Right of First Refusal and Co-Sale Agreement.
The Buyer Parent Voting Agreement, the Buyer Parent Investor Rights Agreement, the Cyclerion Stockholder Letter and the Buyer Parent Right of First Refusal and Co-Sale Agreement, which we hereinafter refer to as the “Buyer Parent Shareholder Agreements”, are summarized in the section entitled “Proposal No. 1: The Asset Sale Proposal — The Other Transaction Agreements — Buyer Parent Shareholder Agreements” beginning on page 55.
Consideration for the Asset Sale Transaction
As consideration for the Asset Sale Transaction, Buyers agreed to:
•
pay the Company (i) $8.0 million at the closing, plus (ii) the amount of any Employee Expenses or R&D Expenses for which Buyers are obligated to reimburse the Company pursuant to the Asset Purchase Agreement to the extent such amounts remain unpaid as of the closing of the Asset Sale Transaction; and

•
deliver to the Company a number of shares of common stock, par value $0.0001 per share, of Buyer Parent, such that following the issuance thereof, such shares comprise 10% of the issued and outstanding shares of Buyer Parent immediately following the closing of the Asset Sale Transaction, subject to certain protections against dilution specified in the Cyclerion Stockholder Letter.

Use of Proceeds and Future Operations
We currently intend to utilize the cash proceeds from the sale of the Purchased Programs, net of expenses, and any value we receive from the Consideration Shares in the form of dividends or a sale of such shares to maximize the value of our Retained Programs via out-licensing and for other working capital purposes. Our Board of Directors will also continue to evaluate other activities aimed at enhancing shareholder value, which may potentially include collaborations, licenses, mergers, acquisitions and/or other targeted investments. No such activities are currently pending.
Expected Timing of the Asset Sale Transaction
We expect to complete the Asset Sale Transaction in the third quarter of 2023, promptly following the special meeting, if the Asset Sale Proposal is approved by our shareholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale Transaction will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Buyers, could result in the Asset Sale Transaction being delayed or not occurring at all. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.

Conditions to Closing
The completion of the Asset Sale Transaction is dependent upon the satisfaction of a number of conditions, including, among other things, the following:
•
the absence of any law or government order of any nature that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Shareholder Agreements (the “Transaction Agreements”) from being consummated;

•	the Company obtaining the requisite shareholder approval for the Asset Sale Proposal;
•
the Novation and Waiver Agreement, dated May 2, 2023, among Cyclerion, Buyer and the Alzheimer’s Association, with respect to the Part the Cloud Grant dated August 15, 2021 between Cyclerion and the Alzheimer’s Association, being in full force and effect;

•	the Buyer Parent Shareholder Agreements being duly executed by the parties thereto;
•
the parties having delivered letters to the United States Food and Drug Administration (“FDA”) with respect to the transfer from Cyclerion to Buyer of (i) the INDs relating to the Purchased Programs and (ii) the orphan drug designations relating to the Purchased Programs;

•
the accuracy of the representations and warranties of Buyers and the Company set forth in the Asset Purchase Agreement as of the date of closing, subject, in certain circumstances, to certain materiality thresholds;

•	the performance by Buyers and the Company of their obligations and covenants under the Asset Purchase Agreement;
•	the absence of a material adverse effect with respect to the Company;
•	Cyclerion having received evidence of the consummation of the closing of the second tranche as contemplated by the Buyer Parent Stock Purchase Agreement; and
•	the delivery of certain certificates and other documentation in connection with the Asset Sale Transaction.
For additional information on the parties’ conditions to closing, see “Proposal No. 1: The Asset Sale Proposal — The Asset Purchase Agreement — Closing Conditions” beginning on page 51.
Exclusivity
The Asset Purchase Agreement requires that Cyclerion, from signing until the earlier of the termination of the Asset Purchase Agreement or closing of the Asset Sale Transaction, not initiate contact with or solicit any inquiry or proposal or engage in any discussions with third parties in connection with possible proposals regarding a sale or licensing of the Purchased Assets and certain other strategic transactions involving the Company. The Company has agreed to promptly provide notice to Buyer of any solicitation or offer made by any third party in connection with such alternative transaction.
If Buyers terminate the Asset Purchase Agreement because there is a Cyclerion Adverse Recommendation Change (as defined in the Asset Purchase Agreement), the Company must pay a termination fee of $0.5 million as well as reimburse out-of-pocket expenses of Buyers in an amount equal to $1.0 million and pay Employee Expenses and R&D Expenses actually reimbursed or paid by Buyers, as described in the Section entitled “Proposal No. 1: The Asset Sale Proposal — The Asset Purchase Agreement — Exclusivity” beginning on page 52.
Termination of the Asset Purchase Agreement
The Asset Purchase Agreement may be terminated prior to closing as follows:
•	by the mutual written agreement of the Company and Buyer;
•
by either party upon notice to the other if the transactions contemplated by the Asset Purchase Agreement have not been consummated by September 11, 2023, unless such date is extended by the mutual written agreement of the Company and Buyer (the “Termination Date”); provided, however, that such right to terminate is not available to any party whose breach of any provision of the Asset Purchase Agreement has primarily caused or primarily resulted in the failure of the transactions to be consummated by such time;

•
by Buyer if neither Buyer Parent nor Buyer is then in breach of any provision of the Asset Purchase Agreement that would lead any closing condition for the benefit of the Company not to be satisfied, if any representation or warranty made by the Company shall have become untrue or the Company shall have failed to perform any covenant or agreement set forth in the Asset Purchase Agreement, such that any closing condition for the benefit of Buyers would not be satisfied and such condition is incapable of being satisfied by the Termination Date, and the Company has not cured such breach within 20 days of Buyer’s written notification of such breach;
•
by the Company if the Company is not then in breach of any provision of the Asset Purchase Agreement that would lead any closing condition for the benefit of Buyers not to be satisfied, if any representation or warranty made by Buyer or Buyer Parent shall have become untrue or either of them shall have failed to perform any covenant or agreement set forth in the Asset Purchase Agreement, such that any closing condition for the benefit of the Company would not be satisfied and such condition is incapable of being satisfied by the Termination Date, and Buyer or Buyer Parent has not cured such breach within 20 days of the Company’s written notification of such breach;

•
by either party if the special meeting to which this proxy statement relates (including any adjournment or postponement thereof in accordance with the terms of the Asset Purchase Agreement) has concluded, our shareholders have voted, and the approval for the Asset Sale Proposal was not obtained;

•
by either party if any law or government order of any nature has been promulgated or issued that enjoins or otherwise prohibits, or has the effect of enjoining or otherwise prohibiting, the Asset Sale Transaction from being consummated, unless such party’s failure to fulfill or comply with any obligation or covenant under the Asset Purchase Agreement has been the cause of, or resulted in, such law or order;

•
by the Company if, after the sixth business day following the public announcement of the execution of the Asset Purchase Agreement, certain payments pursuant to the Stock Purchase Agreement, dated as of March 31, 2023 between Cyclerion and Dr. Peter M. Hecht have not been made (which termination right is no longer available given such payments were made);

•
by the Company if all closing conditions for the benefit of Buyers have been satisfied on the date the closing should have been consummated by Buyers pursuant to the Asset Purchase Agreement, the Company has notified Buyer in writing thereof and that it stands ready, willing and able to close, and Buyer or Buyer Parent has failed to consummate the closing within two business days after the delivery of such notification; or

•	by Buyer if a Cyclerion Adverse Recommendation Change has been made, by delivering notice of such termination to the Company within 10 business days of such Cyclerion Adverse Recommendation Change.
The Parties’ Obligations Upon Termination
We will be required to pay Buyer a termination fee in the amount of $0.5 million if (i) Buyer validly terminates the Asset Purchase Agreement pursuant to the last bullet above, or (ii) prior to our special meeting, an Acquisition Proposal is publicized and not withdrawn, Buyer validly terminates the Asset Purchase Agreement in accordance with the second, third or fifth bullet above, and within twelve months of such termination, the Company enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal.
In addition, we will be required to reimburse Buyer for certain out-of-pocket expenses in the amount of (i) $1.0 million plus any Employee Expenses and R&D Expenses that shall have been reimbursed by Buyers to the Company if (A) (x) Buyer validly terminates the Asset Purchase Agreement pursuant to the third or last bullet above or (y) either party validly terminates the Asset Purchase Agreement pursuant to the second bullet above at a time when Buyer has a right to terminate pursuant to the third bullet above, or (B) under the circumstances described in clause (ii) of the immediately foregoing paragraph, Buyer validly terminates the Asset Purchase Agreement pursuant to the second bullet above, and (ii) 50% of any Employee Expenses and R&D Expenses that shall have been reimbursed by Buyers to the Company if Buyer validly terminates the Asset Purchase Agreement pursuant to the fifth bullet above.
Buyer will be required to pay the Company a termination fee in the amount of $1.0 million if (i) the Company validly terminated the Asset Purchase Agreement pursuant to the fourth or eighth bullet above, or (ii) either party validly terminated the Asset Purchase Agreement pursuant to the second bullet above at a time when the Company had a right to terminate pursuant to clause (i) of this sentence.

For additional information on the parties’ obligations upon termination, see “Proposal No. 1: The Asset Sale Proposal — The Asset Purchase Agreement — The Parties’ Obligations Upon Termination” beginning on page 53.
Post-Closing Arrangements
The Asset Purchase Agreement contains certain covenants that will survive the closing of the Asset Sale Transaction, including the following:
•
Subject to the limitations in the Asset Purchase Agreement, we have agreed to indemnify Buyer Parent and each subsidiary of Buyer Parent and other related persons for any damages incurred by any of them in connection with (i) the Excluded Liabilities, including our failure to discharge any Excluded Liability, (ii) our breach of any covenants or agreements under the Asset Purchase Agreement or any other transaction agreement which require performance following the closing, and (iii) certain matters with respect to the deferred transfer of assets to Buyer.

•
Subject to the limitations in the Asset Purchase Agreement, Buyers have agreed to indemnify us and other related persons for any damages incurred by us or any of them in connection with (i) the Assumed Liabilities, including their failure to discharge any Assumed Liability, (ii) Buyers’ breach of any covenants or agreements under the Asset Purchase Agreement or any other transaction agreement which require performance following the closing, (iii) certain matters with respect to the deferred transfer of assets to Buyer and (iv) certain licensing matters.

•
Generally, the parties will each perpetually maintain in confidence, and cause their respective representatives to maintain in confidence, any confidential information of the other party or obtained from the other party (with certain limited exceptions).

•	The parties will provide each other with certain information relevant to the transaction, subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement.
•
The Company will not and will cause its affiliates not to, (i) directly or indirectly, for the period of five years from the closing of the Asset Sale Transaction, initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit any compound or product (including any compound or product that is part of an Excluded Program) that is (A) a CNS-penetrant sGC Stimulator, (B) developed for the treatment of any neuropsychiatric, neurodegenerative and primary mitochondrial genetic disease or disorder, as well as stroke and stroke recovery (each, a “Program Indication”), and (C) reasonably expected to compete with any compound or product in a Purchased Program for the treatment of a Program Indication (any such compound or product, a “Cyclerion Competing Product”) anywhere in the world, or (ii) license, convey, grant, or otherwise transfer any rights to any third party (including any rights under any Intellectual Property included in the Excluded Assets) to initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit a Cyclerion Competing Product anywhere in the world; provided, however, if there is a change of control of Cyclerion, the foregoing restrictions generally do not apply to affiliates of Cyclerion’s acquiror if Cyclerion segregates confidential information it has with respect to the Purchased Programs.

•
Each of Buyer and Cyclerion, effective as of the closing, grant to the other a perpetual, irrevocable, worldwide, non-exclusive, royalty-free license to any know-how included in the Purchased Assets and Excluded Assets, respectively, in each case, solely to develop, manufacture, commercialize, or otherwise exploit, the Excluded Programs existing as of the closing of the Asset Sale Transaction and the Purchased Programs, respectively.

Opinion of the Company’s Financial Advisor on the Asset Sale Transaction
In connection with the Asset Sale Transaction, on May 10, 2023, the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel”) delivered to the independent and disinterested members of the Board, solely in their capacities as such members (collectively, the “Independent Board”), its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated May 10, 2023 (the “Stifel Opinion”), that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the cash consideration of $8.0 million and the Consideration Shares (collectively, the “Consideration”) to be received by the Company from Buyer in the Asset Sale Transaction pursuant to the Asset Purchase Agreement was fair to the Company, from a financial point of view. The full text of the opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference in its entirety. The Stifel Opinion was for the information of, and directed to, the Independent Board for its information and assistance in connection with its consideration of the financial terms of the Asset Sale Transaction and only addresses the fairness, from a financial point of view and as of the date of the Stifel Opinion, of the Consideration to be received by the Company from Buyer pursuant to the Asset Purchase Agreement. The Stifel Opinion did not constitute a recommendation to the Independent Board or any other person as to how the Independent Board or any other person should vote or otherwise act with respect to the Asset Sale Transaction or any other matter, or to any shareholder of the Company as to how any such shareholder should vote or act with respect to the Asset Sale Transaction or any other matter, including, without limitation, whether or not any shareholder of Company should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Asset Sale Transaction or exercise any dissenters’, appraisal or similar rights that may be available to such shareholder. Shareholders are encouraged to read the opinion carefully and in its entirety. See “Proposal No. 1: The Asset Sale Proposal — Opinion of the Company’s Financial Advisor” beginning on page 34.
The Subscription Agreement
On May 19, 2023, we issued to Peter M. Hecht, Ph.D., our Chief Executive Officer and member of the Board, 225,000 shares of Common Stock and 351,037 shares of Cyclerion Preferred Stock, pursuant to the stock purchase agreement, dated as of March 31, 2023, between the Company and Dr. Hecht (the “Subscription Agreement”) in exchange for Dr. Hecht’s payment of $5.0 million, representing a per share purchase price of $8.68, the last closing price as reported on Nasdaq immediately preceding the execution of the Subscription Agreement as adjusted for our reverse stock split, which became effective on May 15, 2023. Each share of Cyclerion Preferred Stock issued to Dr. Hecht is convertible into one share of Common Stock; however, in accordance with Nasdaq Listing Rules, Dr. Hecht has agreed that the shares of Cyclerion Preferred Stock issued to him will not be convertible, unless and until such conversion is approved by the holders of Common Stock as required by the Nasdaq Listing Rules to the extent it would result in his owning or having the right to acquire 20% or more of the outstanding Common Stock at the time of conversion. The Subscription Agreement further provides Dr. Hecht with certain registration rights with respect to the shares he acquired pursuant thereto.
The Subscription Agreement is summarized in the section entitled “Proposal No. 2: The Nasdaq Proposal” beginning on page 57.
Interests of Certain Persons in the Asset Sale Transaction and the Nasdaq Proposal
In considering the recommendation of the Board to vote in favor of the Asset Sale Transaction and the Nasdaq Proposal, shareholders should be aware that, aside from their interests as shareholders, Dr. Hecht, our Chief Executive Officer and a member of the Board, and Mr. McGuire, a member of the Board, have interests in the Asset Sale Transaction that are different from, or in addition to, those of the Company’s shareholders. In addition, Dr. Hecht has a direct interest in the Nasdaq Proposal, as it relates directly to his ability to convert his shares of Cyclerion Preferred Stock into Common Stock. The Board was aware of such interests during its deliberations on the merits of the Asset Sale Proposal and the Nasdaq Proposal and in deciding to approve the Asset Sale Proposal and recommend that Company shareholders vote in favor of the Asset Sale Proposal and the Nasdaq Proposal. These interests include, among other things, the following:
•
Mr. McGuire is a Founding Partner of Polaris Partners. He currently beneficially owns, including through his interests in entities affiliated with Polaris Partners, 1.6% of our Common Stock. Investment funds affiliated with Polaris Partners have subscribed for shares of Series A Preferred Stock in Buyer Parent pursuant to the Buyer Parent Stock Purchase Agreement, which, following the closing of the Asset Sale Transaction, would result in investment funds affiliated with Polaris Partners holding approximately 4.0% of the fully diluted shares of Buyer Parent.

•
Dr. Hecht currently beneficially owns approximately 19.9% of our Common Stock, which includes shares he has (or will have within 60 days of June 15, 2023) the right to acquire through conversion or exercise of stock options and Cyclerion Preferred Stock. He owns 351,037 shares of our non-voting Cyclerion Preferred Stock, constituting all of the outstanding shares of that class. He has subscribed for shares of Series A Preferred Stock in Buyer Parent pursuant to the Buyer Parent Stock Purchase Agreement, which, following the closing of the Asset Sale Transaction, would result in Dr. Hecht holding approximately 7.8% of the fully diluted shares of Buyer Parent.

•
Dr. Hecht will become the Chief Executive Officer and a member of the Board of Directors of Buyer Parent upon the closing of the Asset Sale Transaction and will receive equity securities in Buyer Parent as part of his compensation. Dr. Hecht will resign as the Company’s Chief Executive Officer but will remain a member of the Board upon the closing of the Asset Sale Transaction.

•
As of the Record Date, Dr. Hecht owned 327,384 shares of our Common Stock directly, corresponding to 13.6% of the total voting power of our Common Stock. In addition to 110,364 stock options that are vested or scheduled to vest within 60 days of the Record Date, he also had the right to acquire an additional 82,354 shares of our Common Stock upon conversion of the shares of Cyclerion Preferred Stock that are not subject to conversion limits under the Nasdaq Listing Rules. All of Dr. Hecht’s Common Stock, including the 225,000 shares of Common Stock purchased under the Subscription Agreement, will be voted in favor of the Asset Sale Proposal. The 225,000 shares of Common Stock Dr. Hecht purchased under the Subscription Agreement may not be voted in connection with the Nasdaq Proposal. Any shares of Common Stock that Dr. Hecht may receive on conversion of Cyclerion Preferred Stock prior to the special meeting will not be eligible to vote on either proposal at the special meeting. If the Nasdaq Proposal is approved, Dr. Hecht will own, or have the right to acquire upon conversion of the Cyclerion Preferred Stock in full, an aggregate of 678,421 shares of our Common Stock, corresponding to 24.6% of the total voting power of our Common Stock, in addition to stock options. Such ownership would significantly increase Dr. Hecht’s influence on strategic decisions of the Company and his ability to impact voting results in future shareholder meetings, including elections of nominees to our Board.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
How do I virtually attend the special meeting?
We will host the special meeting online via live webcast. To attend the special meeting, go to www.virtualshareholdermeeting.com/CYCN2023SM shortly before the special meeting time and follow the instructions. We encourage you to access the meeting a reasonable time prior to the start time. Online check-in will begin at 7:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. You do not need to attend the special meeting in order to vote. Instructions on how to vote shares are described herein.
Who may vote at the special meeting?
Shareholders who owned shares of Common Stock as of the close of business on June 15, 2023 (the “Record Date”) are entitled to vote at the special meeting on all matters properly brought before the special meeting.
As of the Record Date, there were 2,407,796 shares of Common Stock outstanding and entitled to vote at the special meeting.
Shareholder of Record: Shares Registered in Your Name
If on June 15, 2023, your shares were registered directly in your name with Cyclerion’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or by attending the special meeting and voting online. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on June 15, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
How many votes do I have?
Each share of Common Stock is entitled to one vote on each matter that comes before the special meeting.
Why might the special meeting be adjourned or postponed?
The Board intends to adjourn and postpone the special meeting if the number of shares of voting stock anticipated to be present at the special meeting, in person or represented by proxy, is insufficient to constitute a quorum. The special meeting may also be adjourned in the circumstances contemplated by the Adjournment Proposal, described below.
What constitutes a quorum?
In accordance with Massachusetts law (the law under which we are incorporated) and our bylaws, the presence at the special meeting, by proxy or by attending in person, of the holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum, thereby permitting the shareholders to conduct business at the special meeting. Abstentions will be counted for the purpose of establishing a quorum at the special meeting, but broker non-votes will not be counted for this purpose.
How do I vote?
You are entitled to attend and participate in the special meeting only if you were a shareholder as of the Record Date or if you hold a valid proxy for the special meeting. We encourage shareholders to vote well before the special meeting, even if you plan to attend the special meeting in person.

If you are a shareholder of record and your shares are registered directly in your name, you may vote:
•
By Internet. You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the proxy card. You must have the control number that is on the proxy card when voting.

•
By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the control number that is on the proxy card when voting.

•
By Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board and will be voted according to the discretion of the named proxy holders on the proxy card upon any other business that may properly be brought before the special meeting and at all adjournments and postponements thereof.

•
At the Virtual Special Meeting. The special meeting will be held entirely online. To participate in the special meeting, you will need the control number included on the proxy card. The special meeting webcast will begin promptly at 8:00 a.m., Eastern Time. We encourage you to access the special meeting prior to the start time. Online check-in will begin at 7:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

If your shares of Common Stock are held by a bank, broker or other nominee, you may vote:
•	By Internet or By Telephone. You will receive instructions from your bank, broker or other nominee if you are permitted to vote by Internet or telephone.
•	By Mail. You will receive instructions from your bank, broker or other nominee explaining how to vote your shares by mail.
•
At the Virtual Special Meeting. The special meeting will be held entirely online. To participate in the special meeting, you will need to contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and use the control number found on the broker’s proxy card. The special meeting webcast will begin promptly at 8:00 a.m., Eastern Time. We encourage you to access the special meeting prior to the start time. Online check-in will begin at 7:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

Will my shares be voted if I do not return my proxy?
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by attending the special meeting and voting online.
Stock exchange rules allow brokers to vote on behalf of their customers for certain routine matters if customers do not provide voting instructions with respect to their shares, but brokers are not permitted to vote on non-routine matters. Broker non-votes are shares represented at the special meeting held by banks, brokers or other nominees for which instructions have not been received from the beneficial owners or persons entitled to vote such shares and such banks, brokers or other nominees do not have the discretion to vote such shares.
Because each proposal being considered at the special meeting is a non-routine matter, shares of our Common Stock as to which brokers have not received any voting instructions will not be deemed present for any purpose at the special meeting.
The inspector of elections will treat broker non-votes as shares that are not present and entitled to vote for the purpose of determining the presence of a quorum. Because the vote required to approve the Asset Sale Proposal is based on a percentage of the total number of shares entitled to vote on the proposal, broker non-votes will have the effect of a vote “AGAINST” the Asset Sale Proposal. However, broker non-votes, if any, will have no effect on the outcome of any vote on the Nasdaq Proposal or the Adjournment Proposal.
We encourage you to vote using one of the methods described above or to provide voting instructions to your bank, broker or other nominee in accordance with their directions. This ensures that your shares will be voted at the special meeting according to your instructions.

Our Board does not currently know of any other matter that may come before the special meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the special meeting.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
1.
FOR the authorization and approval of the Asset Purchase Agreement, regarding the sale to Buyer of substantially all of the assets comprising the Company’s zagociguat (previously known as CY6463) and CY3018 programs, which may be deemed under Massachusetts law to be a sale of substantially all of our property and assets otherwise than in the usual and regular course of business, as contemplated by the Asset Purchase Agreement, and the other transactions contemplated by the Asset Purchase Agreement;

2.
FOR the approval, for purposes of complying with the Nasdaq Listing Rules, of the issuance of shares of Common Stock upon potential conversion of the shares of the Cyclerion Preferred Stock issued by us pursuant to the terms of a Stock Purchase Agreement, dated as of March 31, 2023, to the extent that following such conversion Dr. Hecht would hold 20% or more of our outstanding Common Stock;

3.	FOR the Board authorization to adjourn and postpone the special meeting to a later date or dates if there are insufficient votes to approve the Asset Sale Proposal; and
4.
In the proxy’s discretion with respect to any other business which is properly brought before the special meeting or any adjournment or postponement thereof, including matters incidental to its conduct.

As of the date of this proxy statement, we are not aware of any matters other than those set forth in proposals 1 through 3 that will be brought before the special meeting.
May I revoke my proxy?
If you submit a proxy, then you may revoke it at any time before it is exercised, as follows:
1.	You may send in another proxy bearing a later date;
2.
You may send written notice (if the shareholder is an entity, by an officer or other authorized person of the entity) addressed to the Corporate Secretary at the Company’s principal executive and administrative offices before the special meeting that you are revoking your proxy; or

3.	You may attend the special meeting and vote online.
What vote is required to approve each proposal?
The Asset Sale Proposal: The authorization and approval of the Asset Sale Proposal require the affirmative vote of the holders of a majority of all shares entitled to vote on the Asset Sale Proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN.” Failures to vote, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Asset Sale Proposal.
The Nasdaq Proposal: The approval of the Nasdaq Proposal requires that the number of votes cast for the Nasdaq Proposal at the special meeting exceed the number of votes cast against the Nasdaq Proposal (with none of the Closing Common Shares being entitled to vote thereon). You may vote “FOR,” “AGAINST” or “ABSTAIN.” Failures to vote, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the Nasdaq Proposal.
The Adjournment Proposal: The approval of the Adjournment Proposal requires that the number of votes cast for the Adjournment Proposal at the special meeting exceed the number of votes cast against the Adjournment Proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN.” Failures to vote, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the Adjournment Proposal.
Are there any dissenters’ rights of appraisal?
If the Asset Sale Transaction were to be deemed to constitute a sale of substantially all of the property and assets of Cyclerion otherwise than in the usual and regular course of business within the meaning of Section 12.02 of the Massachusetts Business Corporation Act (the “MBCA”), Cyclerion’s shareholders that do not vote in favor of the transaction and otherwise properly assert their appraisal rights with respect to their shares would have the right to obtain a cash payment in an amount equal to the “fair value” of their shares, as determined in accordance with the MBCA. Whether appraisal rights may apply to a given transaction is a matter of some judicial interpretation. Any shareholder of Cyclerion believing he, she or it is entitled to appraisal rights and wishing to preserve such rights should carefully review Sections 13.01 through 13.31 of Chapter 156D of the Massachusetts General Laws (the “Massachusetts Appraisal Rights Statutes”), which set forth the procedures to be complied with in exercising and perfecting any such rights. Failure to strictly comply with these procedures will result in the loss of any appraisal rights to which such shareholders otherwise may be entitled. In light of the complexity of the Massachusetts Appraisal Rights Statutes, any Company shareholder wishing to dissent from the Asset Sale Transaction and pursue appraisal rights may wish to consult his, her or its legal advisors. See “Proposal No. 1: The Asset Sale Proposal — Appraisal Rights” beginning on page 42, and the applicable provisions of the MBCA, which are included as Annex D to this proxy statement.
What happens if the Asset Sale Transaction is not completed?
If the Asset Sale Transaction is not completed, and if the Company were unable to secure an alternative source of working capital or to enter into an alternative strategic transaction, the Company likely would be forced to curtail operations or resort to bankruptcy protection. In this event, it is extremely unlikely that the Company would be able to pay, or provide for the payment of, all of its liabilities and obligations, and, therefore, there would be no assets available for distribution to the Company’s shareholders.
Who bears the cost of soliciting proxies?
The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.
Where are the Company’s principal executive and administrative offices?
The principal executive and administrative offices of the Company are located at 245 First Street, 18th Floor, Cambridge, Massachusetts 02142, and the telephone number is (857) 327-8778.
How can I obtain additional information about the Company?
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that it file reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” “anticipates,” “projects,” “targets”, “optimistic,” “intends,” or “aims,” or the negative thereof or other variations thereon or other comparable terminology. The forward-looking statements included in this proxy statement or the attached annexes are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statement. These risks and uncertainties include, but are not limited to, the following:
•	our shareholders failing to approve the Asset Sale Proposal and/or the Nasdaq Proposal;
•	the failure of one or more conditions to the closing of the Asset Sale Transaction to be satisfied or waived by the applicable party;
•	an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Asset Sale Transaction, including in connection with any litigation;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;
•	risks arising from the diversion of management’s attention from our ongoing business operations;
•	risks associated with our ability to monetize the Retained Programs and/or to identify and realize business opportunities following the Asset Sale Transaction;
•	risks of losing key personnel or suppliers; and
•
the matters discussed under “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended and updated from time to time in the Company’s subsequent filings with the SEC.

Readers are cautioned not to place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date that it was made and we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
We are providing the following information to aid you in your financial analysis of the proposed Asset Sale Transaction. The following unaudited pro forma condensed consolidated financial data gives effect to the sale of the Purchased Programs.
Unaudited Pro Forma Financial Information
The following unaudited pro forma condensed consolidated balance sheet data as of March 31, 2023 is presented to show how the Asset Sale Transaction might have affected the historical financial statements of Cyclerion if the Asset Sale Transaction had occurred on March 31, 2023. The following unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 2021, December 31, 2022 and the three months ended March 31, 2023 are presented as if the Asset Sale Transaction occurred on January 1, 2021. The Asset Sale Transaction is expected to meet the criteria in ASC 205-20 to begin being presented as a discontinued operation in the third quarter of 2023 due to the effect of the transaction on our operations and the shift in strategy that the transaction represents. As a disposal that meets the criteria for discontinued operations, we are required to present an unaudited pro forma condensed consolidated statement for each historical period presented in the Company’s Annual Report on Form 10-K. The unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with our historical financial statements and notes thereto, as presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, as previously filed with the SEC. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.
Article 11 of Regulation S-X requires that pro forma financial information include pro forma adjustments to the historical financial statements of the registrant that reflect only the application of required accounting to the transaction.
The transaction accounting adjustments to reflect the Asset Sale Transaction in the unaudited pro forma condensed consolidated financial statements include:
•	the sale of the operations, assets and liabilities of the Company’s zagociguat (previously known as CY6463) and CY3018 programs pursuant to the Asset Purchase Agreement;
•	adjustments required to record the estimated impact of the proceeds received in connection with the Asset Sale Transaction, net of transaction costs; and
•	an adjustment to record the 10% equity investment in the Buyer that will be received pursuant to the Asset Purchase Agreement.
In addition, Regulation S-X permits registrants to reflect adjustments that depict synergies and dis-synergies of the disposition for which pro forma effect is being given. The unaudited pro forma condensed consolidated financial statements do not reflect any such adjustments.
The Company expects to execute a transition services agreement at closing of the Asset Sale Transaction, which will include services that may be provided to the Company for up to 18 months following the closing date. The unaudited pro forma condensed consolidated statements of operations are required to present the impact of the transition services agreement for the three months ended March 31, 2023 and year ended December 31, 2022 but those amounts are not expected to be material.
The unaudited pro forma condensed consolidated financial statement information is presented for informational purposes only and is based upon estimates by Cyclerion’s management, which are based upon available information and certain assumptions that Cyclerion’s management believes are reasonable as of the date of this proxy statement. The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the Asset Sale Transaction been consummated as of the dates and for the periods indicated above, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.
The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2023 and years ended December 31, 2022 and December 31, 2021 should be read in conjunction with the notes thereto.

CYCLERION THERAPEUTICS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2023
	As of March 31, 2023
(in thousands, except per share data)	Historical Cyclerion Therapeutics, Inc. (a)	Transaction Accounting Adjustments (b)	Notes	Pro Forma Cyclerion Therapeutics, Inc.
Assets
Current assets:
Cash and cash equivalents	$7,169	$5,100	(ii)	$12,269
Accounts receivable	96	—		96
Prepaid expenses	567	(182)	(i)	385
Other current assets	503	(20)	(i)	483
Total current assets	8,335	4,898		13,233
Investment in equity	—	5,350	(iv)	5,350
Property and equipment, net	—	—		—
Operating lease right-of-use asset	1,171	—		1,171
Other assets	1,950	—		1,950
Total assets	$11,456	$10,248		$21,704
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,925	$(2,779)	(i)	$1,146
Accrued research and development costs	1,605	(1,568)	(i)	37
Accrued expenses and other current liabilities	2,001	(554)	(i)	1,447
Total current liabilities	7,531	(4,901)		2,630
Commitments and contingencies
Stockholders' equity:
Common stock, without par value, 400,000,000 shares authorized and 43,524,894 issued and outstanding at March 31, 2023	—	—		—
Paid-in capital	270,052	—		270,052
Accumulated deficit	(266,108)	15,149	(ii)	(250,959)
Accumulated other comprehensive loss	(19)	—		(19)
Total stockholders' equity	3,925	15,149		19,074
Total liabilities and stockholders' equity	$11,456	$10,248		$21,704

CYCLERION THERAPEUTICS, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Three months ended March 31, 2023
(in thousands, except per share data)	Historical Cyclerion Therapeutics, Inc. (a)	Transaction Accounting Adjustments (b)	Notes	Pro Forma Cyclerion Therapeutics, Inc.
Cost and expenses:
Research and development	3,773	(3,201)	(iii)	572
General and administrative	3,269	(566)	(iii)	2,703
Total cost and expenses	7,042	(3,767)		3,275
Loss from operations	(7,042)	3,767		(3,275)
Interest and other income (expenses), net	88	—		88
Net income (loss) from continuing operations	$(6,954)	$3,767		$(3,187)
Earnings (loss) per share:
Basic and diluted net loss per share	$(0.16)	0.09		$(0.07)
Weighted average shares used in calculating:
Basic and diluted net loss per share	43,521	43,521		43,521

CYCLERION THERAPEUTICS, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2022
	Twelve months ended December 31, 2022
(in thousands, except per share data)	Historical Cyclerion Therapeutics, Inc. (a)	Transaction Accounting Adjustments (b)	Notes	Pro Forma Cyclerion Therapeutics, Inc.
Revenues:
Revenue from development agreement	297	—		297
Revenue from grants	1,328	(1,328)	(iii)	—
Total Revenue	1,625	(1,328)		297
Cost and expenses:
Research and development	31,493	(25,505)	(iii)	5,988
General and administrative	14,504	(1,631)	(iii)	12,873
Loss on lease termination	—	—		—
Total cost and expenses	45,997	(27,136)		18,861
Loss from operations	(44,372)	25,808		(18,564)
Gain on extinguishment of debt	—	—		—
Interest and other income (expenses), net	294	—		294
Net income (loss) from continuing operations	$(44,078)	$25,808		$(18,270)
Earnings (loss) per share:
Basic and diluted net loss per share	$(1.01)	0.59		$(0.42)
Weighted average shares used in calculating:
Basic and diluted net loss per share	43,469	43,469		43,469

CYCLERION THERAPEUTICS, INC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021
	Twelve months ended December 31, 2021
(in thousands, except per share data)	Historical Cyclerion Therapeutics, Inc. (a)	Transaction Accounting Adjustments (b)	Notes	Pro Forma Cyclerion Therapeutics, Inc.
Revenues:
Revenue from license agreement	$3,000	$—		$3,000
Revenue from development agreement	320	—		320
Revenue from grants	622	(622)	(iii)	—
Total Revenue	3,942	(622)		3,320
Cost and expenses:
Research and development	37,636	(23,174)	(iii)	14,462
General and administrative	20,620	(1,742)	(iii)	18,878
Loss on lease modification	881	—		881
Total cost and expenses	59,137	(24,916)		34,221
Loss from operations	(55,195)	24,294		(30,901)
Gain on extinguishment of debt	3,564	—		3,564
Interest and other income (expenses), net	(16)	—		(16)
Net income (loss) from continuing operations	$(51,647)	$24,294		$(27,353)
Earnings (loss) per share:
Basic and diluted net loss per share	$(1.32)	0.62		$(0.70)
Weighted average shares used in calculating:
Basic and diluted net loss per share	39,144	39,144		39,144

CYCLERION THERAPEUTICS, INC
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
On May 11, 2023, Cyclerion entered into an Asset Purchase Agreement to sell certain assets relating to the Company’s zagociguat (previously known as CY6463) and CY3018 programs to Buyers. Pursuant to the terms of the Asset Purchase Agreement, Buyers agreed to pay to Cyclerion (i) $8.0 million in cash payable upon closing, plus (ii) the amount of any employee expenses or R&D expenses for which Buyers are obligated to reimburse the Company to the extent such amounts remain unpaid as of the closing of the Asset Sale Transaction, plus (iii) a number of shares of common stock, par value $0.0001 per share of Buyer Parent comprising 10% of the issued and outstanding shares of Buyer Parent immediately following the closing of the Asset Sale Transaction.
The unaudited pro forma combined financial statements reflect the following transaction accounting adjustments to the condensed consolidated balance sheet as of March 31, 2023 and consolidated statements of operations for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021 to show how the Asset Sale Transaction might have affected Cyclerion’s historical financial statements if the Asset Sale Transaction had been completed at an earlier time. The unaudited pro forma combined financial statements do not reflect proceeds from the PIPE transaction and their impact on share count:
i.	Eliminate the assets and liabilities disposed of in the Asset Sale Transaction, which includes prepaid expenses, other current assets, accrued expenses, and accounts payable (in thousands):
Amount
Prepaid expenses	$182
Other current assets	20
Accounts payable	(2,779)
Accrued research and development costs	(1,568)
Accrued expenses and other current liabilities	(554)
Assets and liabilities transferred	$(4,699)
ii.
Record (i) the expected net consideration received, (ii) the expected gain on the sale of the Purchased Assets, and (iii) impact of cash and cash equivalents pursuant to the terms of the Asset Purchase Agreement (in thousands):

Amount
Cash received from Buyer upon closing	$8,000
Add: fair value of investment (footnote iv)	5,350
Expected consideration received from sale of Program Assets	$ 13,350
Gross consideration from the sale of Program Assets	$13,350
Less: Estimated closing and transaction costs	2,900
Expected net proceeds from sale of assets	10,450
Less: Assets and liabilities transferred (footnote ii)	(4,699)
Estimated gain on sale of the Program Assets	15,149
Estimated income tax expense	—
Expected net gain on sale of Program Assets after income taxes(*)	$15,149
(*)
The expected net gain on the sale of the Program Assets has not been reflected in the pro forma consolidated statements of operations as this amount relates to discontinued operations and does not impact income from continuing operations.

The actual net gain on the disposition is expected to be recorded in the Company’s financial statements for the third quarter of 2023 and may differ from the current estimate.

The expected income tax expense is zero due to the gain being fully offset by current year losses and net operating losses from prior years. As all net operating losses are fully offset by a valuation allowance, no pro forma adjustment for income tax expense has been reflected.
Amount
Cash received from Buyer upon closing	$ 8,000
Less: Estimated closing and transaction costs	2,900
Expected impact on cash and cash equivalents(**)	$ 5,100
(**)
The consideration from the sale of Program Assets includes reimbursement from the Buyers for research and development expenses related to the Program Assets. Pro forma adjustments have not been reflected because there is no net effect on cash and cash equivalents.

iii.	To eliminate the operating activity directly attributable to the Program Assets, which includes revenue from grants, general and administrative, and research and development costs (in thousands):
	Three Months Ended March 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenue from grants	$—	$1,328	$622
General and administrative	566	1,631	1,742
Research and development	3,201	25,505	23,174
iv.
To record the 10% equity investment in Buyer. The investment is expected to be accounted for under ASC 321. The investment has been initially measured at the expected fair value and subsequently measured at cost less impairment using the measurement alternative. No subsequent adjustments to the fair value have been assumed or reflected in the condensed consolidated statements of operations presented.

PROPOSALS RECOMMENDED FOR CONSIDERATION BY SHAREHOLDERS
PROPOSAL NO. 1
THE ASSET SALE PROPOSAL
Information about the Parties
The Company
The Company is a biopharmaceutical company on a mission to develop treatments for serious diseases. The business address of the Company is 245 First Street, 18th Floor, Cambridge, Massachusetts 02142.
The Company’s portfolio includes novel soluble guanylate cyclase (“sGC”) stimulators that modulate a key node in a fundamental signaling network in both the central nervous system (“CNS”) and the periphery. The multidimensional pharmacology elicited by the stimulation of sGC has the potential to impact a broad range of diseases. Zagociguat is a CNS-penetrant sGC stimulator that has shown rapid improvements across a range of endpoints reflecting multiple domains of disease activity, including mitochondrial disease-associated biomarkers. CY3018 is a CNS-targeted sGC stimulator in preclinical development that preferentially localizes to the brain and has a pharmacology profile that suggests its potential for the treatment of neuropsychiatric diseases and disorders. Praliciguat is a systemic sGC stimulator that is licensed to Akebia and being advanced in rare kidney disease. Olinciguat is a vascular sGC stimulator that the Company intends to out-license for cardiovascular diseases. For more information about the Company, please visit https://www.cyclerion.com/.
Buyer
Buyer is a wholly owned subsidiary of Buyer Parent and was formed on April 12, 2023, solely for the purpose of engaging in the transactions contemplated by the Asset Purchase Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Stock Purchase Agreement.
The mailing address of Buyer’s principal executive office is 1820 Calistoga Rd., Santa Rosa, CA 95404.
Buyer Parent
Buyer Parent was formed on October 18, 2022, solely for the purpose of engaging in the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Stock Purchase Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Asset Purchase Agreement and the Buyer Parent Stock Purchase Agreement.
The mailing address of Buyer Parent’s principal executive office is 1820 Calistoga Rd., Santa Rosa, CA 95404.
General Description of the Asset Sale Transaction
The Company has entered into the Asset Purchase Agreement with Buyers pursuant to which the Company has agreed, subject to certain conditions, including the authorization and approval of the Asset Purchase Agreement by its shareholders, to sell to Buyer the Purchased Assets, and Buyer has agreed to assume certain liabilities relating to the Purchased Programs, including, but not limited to (i) Employee Expenses and R&D Expenses, and (ii) liabilities relating to the Purchased Assets or the Purchased Programs to the extent relating to the period after the closing of the Asset Sale Transaction, in each case, subject to the terms and conditions of the Asset Purchase Agreement. Cyclerion will retain the assets comprising the Retained Programs, and the Company intends to maximize the value of these assets via out-licensing following the closing of the Asset Sale Transaction.
Simultaneously with the execution of the Asset Purchase Agreement, we entered into the Buyer Parent Stock Purchase Agreement, pursuant to which, among other things and subject to the terms and conditions set forth therein, Buyer Parent shall issue to the investors party thereto shares of Buyer Parent’s Series A Preferred Stock at multiple closings for an aggregate consideration of up to $81.0 million and which also provides the Company with a contractual right, exercisable at the times set forth in the Buyer Parent Stock Purchase Agreement, to subscribe for up to $5.0 million of shares of Buyer Parent’s Series A Preferred Stock.
Simultaneously with the execution of the Asset Purchase Agreement, Buyer Parent entered into Voting and Support Agreements with certain equityholders (and certain affiliates of any such equityholder) of Buyer Parent or any subsidiary of Buyer Parent that are also shareholders of the Company, which shareholders collectively held approximately 28.6% of the total outstanding voting shares of the Company as of the Record Date and include Dr. Hecht, our Chief Executive Officer, as well as certain funds managed by Polaris Partners, an affiliate of Mr. McGuire.
At the closing of the Asset Sale Transaction, the Company intends to enter into the following agreements with Buyer Parent and the other parties thereto, all of which relate to the Company’s and such other parties’ equity interests in Buyer Parent:
•	Buyer Parent Voting Agreement;
•	Buyer Parent Investor Rights Agreement;
•	Cyclerion Stockholder Letter; and
•	Buyer Parent Right of First Refusal and Co-Sale Agreement.
The discussion set forth below in the sections entitled “The Asset Purchase Agreement” and “The Other Transaction Agreements” starting on pages 47 and 54, respectively, of the principal terms of the Asset Purchase Agreement and the form of Voting and Support Agreement is not complete and is qualified in its entirety by reference to the complete text of the agreements, copies of which are attached as Annexes A and B, respectively, to this proxy statement and are incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this discussion, which is summary in nature. You are encouraged to read the Asset Purchase Agreement and the form of Voting and Support Agreement carefully and in their entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the special meeting.
Background of the Asset Sale Transaction
The following chronology summarizes certain key events and contacts that led to the execution of the Asset Purchase Agreement. It does not purport to catalogue every conversation among the members of the Board, members of Cyclerion’s management or their respective representatives or advisors, and other parties.
On April 1, 2019, Ironwood Pharmaceuticals, Inc. (“Ironwood”) spun off its non-gastrointestinal (“GI”) sGC research and development effort from its commercial GI business. The spin-off consisted of the separation of Ironwood’s non-GI sGC research and development, and certain other assets and liabilities, into a separate, independent, publicly-traded company by way of a pro-rata distribution of all the outstanding shares of common stock of Cyclerion through a dividend distribution to Ironwood stockholders. As a result, Cyclerion became an independent public company and commenced regular way trading on the Nasdaq Global Select Market.
Cyclerion’s portfolio currently consists of sGC stimulators that modulate a key node in a fundamental signaling network in both the CNS and the periphery. The multidimensional pharmacology elicited by the stimulation of sGC has the potential to impact a broad range of diseases.
This portfolio consists of:
•
Zagociguat, previously known as CY6463, which is a CNS-penetrant sGC stimulator that has shown rapid and positive results in two different patient populations – improvements across a range of biomarkers reflecting multiple domains of disease activity, including mitochondrial disease-associated biomarkers, in patients with a primary mitochondrial disease as well as improvements in cognitive endpoints in cognitively impaired patients with schizophrenia.

•
CY3018, which is a CNS-targeted sGC stimulator in preclinical development that preferentially localizes to the brain and has a pharmacology profile that may suggest its potential for the treatment of neuropsychiatric diseases and disorders.

•	Praliciguat, which is discussed above and is now licensed to Akebia for advancement in rare kidney disease.
•	Olinciguat, which is a vascular sGC stimulator that Cyclerion intends to out-license for cardiovascular and/or cardiopulmonary diseases.
Cyclerion regularly considered potential strategic initiatives and the feasibility of and available resources for those initiatives, including capital raising opportunities. In this context, in early 2022 management and the Board began considering the engagement of a financial advisor to assist in those strategic efforts. On May 1, 2022, Cyclerion engaged Torreya Capital, which subsequently became part of Stifel and which we refer to herein as Stifel, as financial advisor with respect to a potential strategic transaction involving the Company.
The Board and management, including Dr. Hecht, as the Chief Executive Officer of Cyclerion, regularly reviewed and evaluated potential collaborations and other strategic opportunities, including to advance the clinical development of zagociguat and Cyclerion’s other product candidates and preclinical programs, finance Cyclerion’s clinical development efforts and to expand the range of financial resources available for product candidates and enhance value for Cyclerion’s shareholders, and regularly consulted Cyclerion’s key shareholders. Members of the management team regularly apprised the Board of progress on these matters and potential product development and other strategic opportunities at regularly scheduled and special Board meetings and through informal updates with individual directors.
During May 2022, following its engagement, Stifel, at the direction of the Board, began reaching out on behalf of Cyclerion and ultimately it contacted 65 potential counterparties for a strategic transaction, and management, at the instruction of the Board, contacted an additional 25 potential counterparties for such a transaction. At the same time, Cyclerion continued to explore capital raising opportunities and other potential strategic initiatives. By early September 2022, 30 potential counterparties had signed non-disclosure agreements with Cyclerion to begin considering such a transaction. Prior to the commencement of such outreach, Cyclerion had established a comprehensive data room, which data room was made available to parties that executed non-disclosure agreements. The Board held regular meetings during which it discussed with representatives of Stifel, management and counsel the status of such outreach and the due diligence review being conducted by various potential counterparties that may have been interested in a transaction with the Company.
As of July 2022, Cyclerion’s principal strategic focus was on the development of zagociguat. At that time, management advised the Board and the Board concluded that demonstrating the full potential of zagociguat across several indications would require significant resource capabilities and capital not then possessed by Cyclerion. That conclusion reinforced the determination of the Board and management that Cyclerion needed to partner with or sell itself to a larger organization having such capabilities and resources in order to continue the zagociguat program, or otherwise very significantly narrow and compromise development work on that program. The conclusion was based on a detailed consideration of available cash, burn rate, time frames and other factors with respect to various development opportunities, and the extent of available qualified personnel and third parties (and the cost thereof) for Cyclerion to pursue such opportunities entirely on its own. As disclosed in its Form 10-Q for the period ended June 30, 2022, at such date Cyclerion only had approximately $30.0 million in cash, as compared with approximately $54.0 million and $41.0 million on December 31, 2021, and March 31, 2022, respectively. This indicated a cash burn rate that without significant new capital (which was not expected to be available due to, among other reasons, adverse market conditions, particularly in the public equity markets for early-stage biotech companies) was not sustainable or sufficient to conclusively demonstrate the potential of Cyclerion’s product candidates, including zagociguat.
The Board met from time to time with management, counsel, and representatives of Stifel to discuss the status of Cyclerion’s strategic initiatives. In July 2022, a representative of Stifel discussed with the Board its and management’s outreach efforts and noted that, while approximately 30 potential counterparties were in active evaluation of a potential strategic transaction with Cyclerion, approximately 20 of the other parties contacted had expressly declined to consider a potential transaction with Cyclerion and the remainder were unresponsive. For companies that declined, feedback included a variety of reasons, such as lack of strategic fit, earliness of program, general disinterest in sGC as a mechanism and lack of conviction regarding the existing data package. When asked by the Board whether additional outreach was likely to yield more interested parties, a representative of Stifel responded that he was not aware of any other strategic parties to be contacted that would likely be more interested in a potential transaction with the Company other than the strategic parties Stifel and management had already contacted.
With the approval of the Board, Dr. Hecht explored several alternatives to raise capital for Cyclerion or find another strategic alternative that would permit ongoing development of zagociguat that would be in the best interests of Cyclerion’s shareholders. As part of those efforts, he contacted a representative of J. Wood Capital Advisors LLC (hereafter along with its affiliates referred to as “JWCA”) to determine JWCA’s interest in investing in Cyclerion or pursuing an alternative transaction. On August 25, 2022, a representative of Stifel, at the direction of the Board, followed up with an introductory call with a representative of JWCA, during which the latter expressed JWCA’s interest in a potential strategic transaction with Cyclerion.

On August 30, 2022, a representative of Stifel received from a representative of JWCA a non-binding indicative proposal (the “Initial JWCA Buyout Proposal”) for a transaction to acquire all the outstanding shares of common stock of Cyclerion by an entity formed by JWCA in which certain existing Cyclerion shareholders would have the opportunity to invest, consistent with maintaining the new entity’s status as a private company. The Initial JWCA Buyout Proposal did not contain any financial terms but stated that any offer price would be at a premium to the Company’s recent trading prices. Accompanying the Initial JWCA Buyout Proposal was JWCA’s proposed confidentiality agreement. In addition, JWCA requested permission to work with Cyclerion’s management to engage in outreach to certain of Cyclerion’s existing shareholders that might be interested in investing in the entity JWCA would use to acquire Cyclerion.
On August 31, 2022, the Board met, with management, counsel, and representatives of Stifel attending, to preliminarily consider the Initial JWCA Buyout Proposal and certain other matters. The Board first received presentations from Foley Hoag LLP, Cyclerion’s Massachusetts counsel (“Foley Hoag”), regarding applicable fiduciary duties and from Hughes Hubbard & Reed LLP, Cyclerion’s general outside counsel (“Hughes Hubbard”), regarding applicable U.S. federal securities law and transactional matters, particularly in the context of the Initial JWCA Buyout Proposal. During such meeting, each member of the Board was asked whether they would consider participating in any way with JWCA or any other interested party in connection with any strategic transaction. Each of Peter Hecht and Terry McGuire, on behalf of Polaris Partners, indicated that they might be interested in participating in a yet to be determined manner, while each other Board member answered they would not. At that time, the Board formally determined that the consideration of the Initial JWCA Buyout Proposal and any other possible strategic transaction with Cyclerion should be managed entirely and exclusively by the fully disinterested and independent members of the Board, thus excluding Dr. Hecht and Mr. McGuire, who then departed the meeting. The Board acting solely through the members other than Dr. Hecht and Mr. McGuire is sometimes hereafter referred to as the “Independent Board” and references below to “management” exclude Dr. Hecht unless otherwise indicated. The Independent Board then discussed the Initial JWCA Buyout Proposal and a strategy for responding to JWCA, as well as other potential counterparties.
At the same meeting, Cheryl Gault, Cyclerion’s Chief Operating Officer, summarized her recent discussion with a large non-U.S. pharmaceutical company (the “Licensing Party”) that had expressed interest in a licensing transaction involving zagociguat and planned to submit a proposal by September 16, 2022. After discussion, the Independent Board determined that Cyclerion should permit JWCA to engage in limited due diligence in order to determine its interest in a potential acquisition of Cyclerion but to reject its other requests, including access to Cyclerion’s shareholders, until a more detailed, definitive and attractive proposal was received and considered by the Independent Board. The Independent Board also directed Stifel and management to reach out to the 16 parties that were then engaging in due diligence, notify them that the Company had received an acquisition proposal, and request proposals by September 16, 2022 from these parties if they were still interested in a strategic transaction with Cyclerion so that the Independent Board could review all proposals, if submitted, at the same time. Over the course of several days beginning on September 1, 2022, representatives of Stifel and management contacted the 16 parties and requested each to deliver a proposal by September 16, 2022 as directed by the Independent Board.
Also on August 31, 2022, JWCA, through Ropes & Gray LLP (“Ropes & Gray”), its outside counsel, began negotiating a proposed confidentiality agreement with the Company, represented by Hughes Hubbard. During discussions over the next few days regarding such agreement, representatives of JWCA expressed its view that it required permission to speak to Dr. Hecht and other Cyclerion shareholders regarding their interest in participating in a potential acquisition.
On September 16, 2022, the Independent Board approved limitations on the access of Dr. Hecht to certain Cyclerion transactional information and activities, and these were communicated to and accepted by him.
By early September 2022, Cyclerion’s operating strategy further focused on zagociguat as a unique clinical profile in the development pipeline for mitochondrial disease, with other programs largely expected to be complementary mechanisms. Cyclerion focused on the potential of zagociguat to provide meaningful benefits in mitochondrial encephalomyopathy, lactic acidosis and stroke-like episodes (“MELAS”), which is a mitochondrial disease primarily affecting the nervous system and muscles. Management reported that to reach an inflection point on zagociguat for MELAS would require an estimated $60.0 million, of which approximately $35.0 million would be required for research and development. It was noted that, based on, among other reasons, efforts to date and the continuing adverse market conditions of the equity markets, Cyclerion would not be able to access such capital.

During a call between representatives of Hughes Hubbard and Ropes & Gray on September 3, 2022, Hughes Hubbard outlined certain responsive conditions, including that, at that time, JWCA might be permitted to speak to Dr. Hecht solely for due diligence purposes (expressly excluding any transaction terms), but not any other shareholders, and that any such discussion with Dr. Hecht would have to be chaperoned by a representative of the Independent Board. Hughes Hubbard also advised Ropes & Gray that the Independent Board would not consider any proposal that did not have indicative pricing.
On September 4, 2022, JWCA and Cyclerion entered into a confidentiality agreement in customary form consistent with Cyclerion’s confidentiality agreements with other interested parties during its strategic alternatives process.
On September 8, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending. Representatives of Stifel and management discussed the progress of the ongoing strategic alternatives process, including the feedback from the 16 potential counterparties that Stifel and management had reached out to the week prior. At the same meeting, management summarized the status of the Licensing Party’s due diligence review and noted that it was still expected to submit a proposal by September 16, 2022.
Following interim discussions, on September 12, 2022, JWCA submitted a revised, non-binding indicative proposal (the “Second JWCA Buyout Proposal”), among other things, (i) proposing a transaction to acquire all the outstanding shares of common stock of Cyclerion for all cash at the price of $1.04 per share (without giving effect to the reverse stock split effected on May 15, 2023 (the “Reverse Split”)), referencing a premium of approximately 35% over the closing price of the then-most recent three-month period, and (ii) requiring immediate access to management and several significant shareholders who might participate, along with others, in funding the transaction.
The Independent Board met the next day, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending. At the meeting, following discussions with Stifel and counsel, the Independent Board, among other things, authorized a limited agreement pursuant to which JWCA’s representatives would be permitted to (i) conduct due diligence on Cyclerion, and (ii) solely in connection with such due diligence, speak to Dr. Hecht, with the only exceptions being that it may ask Dr. Hecht about his conceptual willingness to participate in a rollover of his Cyclerion shares into an investment in JWCA’s acquisition vehicle and possibly provide additional funding to such acquisition vehicle, without discussing any transaction terms, and his views on whether there may be other shareholders who might do the same (without yet permitting any outreach to any such other shareholders). Noting that the proposal of $1.04 per share was at a discount to Cyclerion’s closing price on September 12, 2022 of $1.06 (without giving effect to the Reverse Split) (although at a premium of approximately 35% over the average closing price for the most recent three-month period), the Independent Board directed Stifel to inform JWCA that Cyclerion expected a proposal from another party (the Licensing Party) and that under the circumstances the Independent Board required a greater proposed per share price from JWCA.
As of September 16, 2022, the only proposal received from any party, other than JWCA, was from the Licensing Party. That proposal was expressly made following only preliminary due diligence and subject to significantly more due diligence and deliberation. The proposal consisted of, among other terms, an upfront payment of $12 million in cash, a worldwide license of zagociguat, cost-sharing for the next clinical study, and tiered royalties to Cyclerion.
On September 19, 2022, a representative of Stifel, at the direction of the Independent Board, informed representatives of JWCA that Cyclerion had received another proposal and that, as noted above, JWCA needed to improve its proposal, including the consideration offered.
On September 21, 2022, JWCA submitted a further revised, non-binding indicative proposal (the “Third JWCA Buyout Proposal”) that, among other things (i) proposed a transaction to acquire all the outstanding shares of common stock of Cyclerion for all cash at a price of between $1.04 and $1.30 per share (without giving effect to the Reverse Split), referencing a premium of approximately 26% to 58% over the average closing price of the then-most recent three-month period, (ii) required immediate access to management and several significant shareholders who might participate in funding the transaction, (iii) agreed to the chaperoning of such discussions with shareholders, except when purchase pricing might be discussed, and (iv) agreed to consider a go-shop provision (as required by Cyclerion) in the definitive documentation, provided that Cyclerion confirm that it was requesting such a provision from other persons expressing an interest in a transaction with Cyclerion and that it would not accept a two-tiered termination fee that contemplated a reduced termination fee for an alternative transaction that might arise in connection with such a go-shop provision.

On September 22, 2022, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending, and discussed, among other things, the Third JWCA Buyout Proposal. The Independent Board preliminarily concluded, following such discussions, that such proposal remained inadequate and instructed Stifel as described in the following paragraph.
On September 23, 2022, a representative of Stifel, as directed by the Independent Board, had a conference call with representatives of JWCA and conveyed that in connection with the Third JWCA Buyout Proposal (i) Cyclerion would not yet negotiate pricing, (ii) JWCA would be permitted to speak to Dr. Hecht and up to four other shareholders (which must be identified to Stifel in advance) on the following conditions: (A) each discussion be monitored by a representative of Stifel, (B) each discussion be limited to Cyclerion’s business, the case for Cyclerion becoming a private company and whether the shareholder would be willing to hold shares in the new private company in exchange for its Cyclerion shares (and make incremental investments in the new private company), (C) no other topics be discussed, including any post-closing benefits or compensation, (D) under no circumstances could any agreements or understandings of any kind be reached among any of the parties – the discussions to be solely exploratory, and (E) each shareholder must enter into a confidentiality agreement not to disclose that it had such discussion, and (iii) following their initial discussions with the shareholders, JWCA would clarify its position to the Independent Board before moving forward with any additional discussions with shareholders. Over the next several weeks, representatives of JWCA held discussions with several existing shareholders of Cyclerion with attendance from Stifel and Dr. Hecht. In addition, JWCA was granted access to Cyclerion’s data room for due diligence purposes.
On September 26, 2022, counsel to a Cyclerion shareholder (“Financing Party A”) contacted a representative of Hughes Hubbard regarding entering into a confidentiality agreement, which was executed on September 30, 2022.
At a meeting of the Independent Board on September 30, 2022, with management and representatives of Hughes Hubbard and Stifel attending, Ms. Gault provided an update on discussions with the Licensing Party. The Independent Board also received from management a presentation regarding liquidity and cash resources over an approximate six-month period that projected that cash availability to fund the Company prior to completion of either the proposed license with the Licensing Party or the JWCA deal to be approximately $5.0-8.0 million. In the context of Cyclerion’s apparently unsustainable cash path, it was noted that Cyclerion was considering a significant reduction in force. The Independent Board also discussed with a representative of Stifel the status of discussions regarding the Third JWCA Buyout Proposal.
On October 4, 2022, JWCA conducted a due diligence session with Cyclerion management to discuss strategic priorities and capital requirements.
On October 6, 2022, in light of the continuing adverse market circumstances and Cyclerion’s inadequate capital resources, the Board implemented a reduction of approximately 45% of Cyclerion’s workforce to focus its remaining resources on its proposed operating strategy.
On October 6, 2022, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending, to discuss the status of discussions with JWCA and other potential counterparties. A representative of Stifel discussed these matters, including describing authorized discussions to date between JWCA and existing shareholders in meetings attended by a Stifel representative. Following this discussion, it was noted that, although Stifel and management continued their outreach efforts, the likelihood of a transaction with a party other than JWCA or the Licensing Party appeared to be low, especially given Cyclerion’s current and anticipated capital resources relative to the capital requirements to develop its product candidates.
On October 14, 2022, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending. Ms. Gault provided an update on her discussions with the Licensing Party. She noted that the Licensing Party had set $10.0 million as the maximum possible amount of upfront cash and that discussions continued at a relatively slow pace. A representative of Stifel discussed the status of Stifel’s and management’s outreach and the status of discussions with JWCA, and noted that Stifel, at the direction of the Independent Board, had repeatedly requested JWCA to submit a more specific proposal, but that JWCA had not yet provided a revised proposal.

On October 26, 2022, a representative of Hughes Hubbard received an indicative draft term sheet from Financing Party A proposing a private placement financing (“PIPE”) to directly invest up to $15.0 million in Cyclerion common stock at a price of $0.45 per share (without giving effect to the Reverse Split), which would result in it having a controlling interest in Cyclerion, subject to customary PIPE terms, due diligence and numerous other conditions and qualifications.
On October 27, 2022, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending, to, among other things, discuss the proposed PIPE financing with Financing Party A. At the meeting, Stifel also discussed the status of ongoing strategic transaction efforts.
On November 2, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to, among other things, discuss the status of ongoing strategic alternative efforts. A representative of Hughes Hubbard updated the meeting on his negotiations directly with counsel to Financing Party A regarding the proposed PIPE financing. In particular, he described those negotiations and discussed the revised term sheet received the prior day from Financing Party A in which it increased its per share price to $0.50 per share (without giving effect to the Reverse Split) and shortened its due diligence period. It was noted that negotiations were expected to continue.
On November 8, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to, among other things, discuss the status of ongoing strategic alternative efforts. In that context, the meeting also discussed the cash position of Cyclerion, which was approximately $20.4 million as of September 30, 2022. The meeting was updated on the status of all potential counterparties, including Financing Party A, the Licensing Party and JWCA.
On the evening of November 13, 2022, Marsha Fanucci, Chair of the Board, spoke to a senior executive at Financing Party A who informed her that Financing Party A was withdrawing its interest in any financing of Cyclerion. Financing Party A did not provide reasons for its withdrawal.
On November 14, 2022, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending, to, among other things, discuss the status of ongoing strategic transaction efforts. The Independent Board was updated on the status of all remaining potential counterparties, including the Licensing Party and JWCA. Representatives of Stifel explained that after engaging with certain shareholders of the Company, JWCA had not contacted Stifel further regarding the Third JWCA Buyout Proposal and had not yet responded to Stifel's request for a more specific proposal. The withdrawal of Financing Party A was also discussed. Given the limited cash available to the Company and the slow pace of negotiations, the Independent Board considered alternative options, including alternative transaction types that might be more likely to succeed. Based on this discussion, the Independent Board instructed Stifel to propose to JWCA an alternative transaction structure, instead of a buyout of Cyclerion as previously proposed, to buy all of Cyclerion's CNS assets, including without limitation all applicable intellectual property, equipment and machinery and a transfer of employees, in exchange for an upfront cash payment to Cyclerion and an equity position in the purchasing vehicle.
On November 16, 2022, on behalf of Cyclerion, Stifel, at the instruction of the Independent Board, submitted two alternative potential draft term sheets to Dr. Hecht for JWCA to consider, with an emphasis on addressing Cyclerion's liquidity concerns. One alternative was for JWCA to have an option to license the CNS assets on specified terms in exchange for an immediate cash option payment of $5.0 million, and the other was for Cyclerion to have the option to require JWCA to license the CNS assets on similar license terms, with Cyclerion to pay JWCA $1.5 million if it did not exercise the option.
On that same day, JWCA responded to the latest proposal provided by Stifel on behalf of Cyclerion and the Cyclerion liquidity concerns by submitting a proposed term sheet for an option agreement under which Cyclerion would have the option to sell to JWCA or its designee either all of its assets for $6.0 million in cash or only the CNS assets for $5.0 million in cash, with Cyclerion having the right under either option to seek an alternative transaction, paying $0.5 million to JWCA if an alternative transaction was achieved.
On November 17, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to discuss JWCA's response and its proposed option term sheet. Stifel discussed the financial terms of such term sheet and the Independent Board determined not to pursue such option proposal. Stifel was instructed to convey that determination to JWCA. Management explained to the Independent Board that the Company was at risk of being illiquid by March 2023, unless it significantly further reduced its workforce to focus only on out-licensing of its existing molecules.
On November 20, 2022, after it informed JWCA that the Independent Board was not interested in pursuing JWCA's option proposal, Stifel received from JWCA a proposed term sheet for an asset purchase agreement (the “Initial JWCA Asset Purchase Term Sheet”), instead of an acquisition of all of Cyclerion, pursuant to which, instead of granting an option to Cyclerion to sell its assets (including zagociguat and CY3018), JWCA would, among other things, purchase such assets for $5.0 million in cash, plus royalties of 3% of global net product sales of zagociguat and 1% of global net product sales of CY3018.
On November 21, 2022, Dr. Hecht filed an amendment to his Schedule 13D, initially filed on May 14, 2021, with respect to his beneficial ownership of shares of Cyclerion in which he disclosed the existence of his relationship to and certain terms of the Initial JWCA Asset Purchase Term Sheet.
Also on November 21, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending. Stifel discussed the financial terms of the Initial JWCA Asset Purchase Term Sheet and Hughes Hubbard and Foley Hoag presented with respect to certain corporate and securities law considerations related to the proposal. Following such discussion, the Independent Board determined to provide a counterproposal to JWCA and to pursue other alternatives. At the meeting, the Independent Board also reaffirmed the imposition of certain limitations on the access of Dr. Hecht to certain Cyclerion transactional information and activities, particularly in light of Cyclerion’s rejection of the Initial JWCA Asset Purchase Term Sheet and his Schedule 13D amendment.
Later on November 21, 2022, Stifel, at the direction of the Independent Board, communicated a counterproposal to JWCA that asked JWCA to either (i) increase its offer to an upfront payment of $7.0 million, a 20% equity stake in the purchasing vehicle with anti-dilution protection up to $80.0 million in equity raised and royalties of 3% on global net product sales of both zagociguat and CY3018, or (ii) match the Licensing Party’s terms, in each case with a break-up fee of approximately $2.5 million and a commitment to close the transaction by December 15, 2022.
On November 22, 2022, Cyclerion issued a press release in which it disclosed that the Independent Board had received and reviewed a term sheet for a proposed asset purchase from an unnamed group that included Dr. Hecht and that after consultation with its legal and financial advisors it had unanimously concluded that the proposal was not in the best interests of Cyclerion.
Also on November 22, 2022, Ms. Fanucci had a phone call with a senior executive of Financing Party A to explore whether it would reconsider its decision not to invest in Cyclerion. On the same date a representative of Hughes Hubbard had a call with counsel to Financing Party A for the same purpose. Both were told that the decision would not be changed.
That same day, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to, among other things, discuss the status of ongoing strategic alternative efforts.
On November 25, 2022, Ms. Fanucci received an unsolicited email from JWCA containing a new proposed term sheet for an asset purchase (the “Second JWCA Asset Purchase Term Sheet”). The Second JWCA Asset Purchase Term Sheet proposed purchasing the same CNS Assets as in the Initial JWCA Asset Purchase Term Sheet. In addition, the consideration included a purchase price comprised of the same $5.0 million in cash plus the issuance to Cyclerion of 10% of the equity in the purchasing vehicle (referred to as “Celtics”), with anti-dilution protection up to a $40.0 million post-money valuation of Celtics. The proposal also included an array of milestone and royalty payments per country separately for each of zagociguat and CY3018.
On November 27, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to consider the Second JWCA Asset Purchase Term Sheet. Representatives of Stifel discussed the proposed financial terms of the Second JWCA Asset Purchase Term Sheet as well as the financial terms of the proposed license to the Licensing Party. Ms. Gault updated the Independent Board that the Licensing Party was considering paying up to $12.0 million in early payments. Among many comparative considerations were that the Celtics deal involved the sale of both zagociguat and CY3018 whereas the license to the Licensing Party would involve only zagociguat, leaving Cyclerion with the opportunity, along with the attendant costs, to develop CY3018. Further, the Second JWCA Asset Purchase Term Sheet would provide only $5.0 million upfront as compared to the up to $12.0 million from the Licensing Party and would provide lower royalty rates than that offered by the Licensing Party. It was also noted that the sale of both zagociguat and CY3018 may take significantly longer to close than a licensing transaction because a licensing transaction was anticipated to be less likely to require shareholder approval. Such concern was subsequently communicated to JWCA, which thereafter proposed a licensing rather than asset sale transaction, although it included an equity interest.
On November 30, 2022, management of Cyclerion received a new proposed term sheet from JWCA pursuant to which Celtics would, instead of purchasing assets, license both zagociguat and CY3018 from Cyclerion but with the same consideration (the “Initial JWCA License Term Sheet”).
On December 1, 2022, the Independent Board met again, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to consider the Initial JWCA License Term Sheet and the licensing proposal from the Licensing Party. Representatives of Stifel discussed proposed financial terms of the licensing proposals. Ms. Gault updated the meeting on the status of discussions with the Licensing Party, including that it had agreed to increase the early cash payment to $12.0 million. The Initial JWCA License Term Sheet continued to offer only $5.0 million up front. The Independent Board also further considered Cyclerion’s cash position and runway. Following further discussion, the Independent Board instructed management and Stifel to commence negotiations with JWCA while the Company continued those with the Licensing Party in parallel to preserve alternatives.
Beginning on December 2, 2022 and continuing for several days, a representative of Stifel, as directed by the Independent Board, had multiple telephone conversations with representatives of Celtics, including Dr. Hecht, during which they discussed potential revisions to the terms of the Initial JWCA License Term Sheet, including the deletion of the requested grant to Celtics of rights in CY3018, an increase in the equity ownership in Celtics by Cyclerion, the coverage of certain of Cyclerion’s current costs, Celtics funding levels and other matters.
On December 8, 2022, JWCA delivered to management a new proposed term sheet for a license (the “Second JWCA License Term Sheet”). The new term sheet removed CY3018 from the transaction, clarified certain equity rights of Cyclerion in Celtics, and accommodated certain other comments of Cyclerion.
On December 8, 2022, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to consider the Second JWCA License Term Sheet and the licensing proposal from the Licensing Party. Representatives of Stifel discussed the proposed financial terms of the latest proposals. Ms. Gault further updated the meeting on the status of discussions with the Licensing Party. It was noted that the Second JWCA License Term Sheet continued to offer only $5 million up front. The Independent Board also further considered Cyclerion’s cash position and runway. During the meeting, Dr. Hecht briefly joined the meeting by invitation so that he might explain the Celtics perspective on the proposal and other clarifications, with his presentation being informational only and the Independent Board expressly refraining from any negotiations with him. Dr. Hecht noted, among other things, that Celtics expected to obtain approximately $65.0-80.0 million of committed capital from a number of private investors that included certain existing Cyclerion shareholders for the development of zagociguat and other potential development activities. After Dr. Hecht’s departure, the Independent Board continued its discussion and instructed management and Stifel to continue negotiations with JWCA while the Company continued those with the Licensing Party on parallel tracks. The Independent Board also discussed a further reduction in force and other necessary cash-saving measures.
On December 9, 2022, the Independent Board met again with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending to consider the Second JWCA License Term Sheet and the licensing proposal from the Licensing Party. At this meeting, representatives of Stifel again discussed the financial terms of the Second JWCA License Term Sheet and those of the proposed license with the Licensing Party. The outcome of the meeting was that the Independent Board instructed management, Stifel and counsel to further negotiate a list of additional requirements with JWCA.
On December 10, 2022, the Independent Board met to further discuss, among other things, Cyclerion’s liquidity and capital resources. It was noted that, because of the dislocation in the public equity markets for early-stage biotech assets, Cyclerion had no clear path to raising the $65.0 million it projected to be required to support the internal development of zagociguat in mitochondrial disease.
On January 11, 2023, following a period of continuing active negotiations with the Licensing Party and JWCA, Cyclerion received from JWCA a new proposed term sheet for an asset purchase by Celtics of all of Cyclerion’s CNS assets, including both zagociguat and CY3018 (the “Third JWCA Asset Purchase Term Sheet”). The new term sheet reverted from a license arrangement back to an asset purchase and reverted back to including CY3018 in the deal, clarified certain equity rights of Cyclerion in Celtics, and accommodated certain other comments of Cyclerion.
On January 11, 2023, the Independent Board met, with management and representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to discuss the Third JWCA Asset Purchase Term Sheet. By invitation Dr. Hecht briefly attended so that he might explain the Celtics perspective on the proposal and provide other clarifications, with his presentation being informational only and the Independent Board expressly refraining from any negotiations with him. Dr. Hecht noted, among other things, that Cyclerion would have an equity position in a new, well-funded company and that Celtics expected to obtain at least $65.0 million of committed capital, the amount Cyclerion had projected as needed to support internal development of zagociguat in mitochondrial disease, from a number of private investors that included certain existing Cyclerion shareholders. After Dr. Hecht’s departure, the Independent Board continued its discussions and instructed Cyclerion’s management, counsel, and Stifel to further advise the Independent Board at a subsequent meeting.
On January 12, 2023, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending, to continue to discuss the Third JWCA Asset Purchase Term Sheet and the proposed license with the Licensing Party. Representatives of Stifel discussed the financial terms of the proposals. Ms. Gault updated the meeting on the progress of the negotiation with the Licensing Party. The Independent Board authorized continuing negotiations of both on parallel tracks. For the next several weeks, such negotiations continued. At the meeting, in light of possible further due diligence and other activities at Cyclerion’s offices or involving Cyclerion personnel, including possible third-party visits to such offices, the Independent Board instructed counsel to work with management to add further guidelines applicable to Dr. Hecht’s activities during the ongoing transactional process.
Also at the January 12, 2023 meeting, the Independent Board discussed the ongoing process for considering the present and any future potential transactions. In light of the past and expected work volume, for practicality purposes and to streamline such process, it was proposed that an ad hoc committee of the Independent Board be formed to be directly involved in day-to-day developments. It was noted that with seven members of the Independent Board it may be more efficient to have three such directors serve such role. Accordingly, the Independent Board agreed that Ms. Fanucci, Stephanie Lovell and Errol De Souza be appointed as an ad hoc transaction committee of the Independent Board solely for the purpose of facilitating interaction with management and others and for reporting to the Independent Board on developments and information. The group was not given any specific powers, duties, or authorities, and would work solely to facilitate a smooth interactive process and inform the full Independent Board. Accordingly, references hereinafter to the members of such committee refer to their roles in such capacity.
During the weeks of January 16 and January 23, 2023, Ms. Fanucci participated in discussions with Ms. Lovell and Mr. De Sousa, as the other members of the Independent Board’s ad hoc committee, and representatives of Celtics regarding, among other things, the structure of the proposed transaction, with a focus on the Independent Board's preference for the Celtics proposal to take Cyclerion private.
On January 26, 2023, the Independent Board met, with management and representatives of Hughes Hubbard and Stifel attending, to consider, among other matters, the status of ongoing transactional negotiations. Ms. Fanucci relayed that based on her discussions with representatives of Celtics, she did not believe Celtics would be willing to pursue an acquisition of the whole Company by merger and would instead require a transaction structured as an acquisition of zagociguat and CY3018. Following discussion, it was reaffirmed by the Independent Board that the proposed license of zagociguat to the Licensing Party for $10.0-12.0 million was superior to the Celtics proposal and in the best interests of shareholders. The meeting also discussed the possibility of raising equity capital through an underwritten or privately placed securities offering, while noting that the total market capitalization at the time was only approximately $28.0 million. Management was authorized to continue to explore any such possibilities. The Independent Board instructed management, counsel and Stifel to continue negotiations with Celtics and, instructed management and counsel to continue negotiations with the Licensing Party. Also at the meeting, the Independent Committee approved the additional guidelines applicable to Dr. Hecht as previously discussed.
On January 30, 2023, Ms. Fanucci met with Dr. Hecht to discuss the proposed structure of the Celtics transaction. In particular, she noted that Cyclerion required retaining control over CY3018, $5.0 million in cash at signing to cover operating costs until closing, certain expense reimbursements, an annual $2.0 million funding backstop and certain other terms.

On February 1, 2023, Ms. Fanucci and a representative of Hughes Hubbard had a video conference with Dr. Hecht and a representative of Ropes & Gray to further discuss the proposed Celtics deal. The discussion included the logistics of such deal, including shareholder approval and the process and time frame required for the completion of a transaction.
On February 2, 2023, the Independent Board met, with representatives of Hughes Hubbard, Foley Hoag and Stifel attending, to discuss the status of the proposed transactions. It was reaffirmed that although discussions continued with the two live prospects on a parallel basis, the Independent Board continued to believe that the license transaction was preferable for shareholders. It was reaffirmed that the Celtics transaction was viewed as a secondary, back-up option. The Independent Board also authorized management to engage and proceed with a specific placement agent/underwriter identified by management to conduct a possible capital raise (“Financing Party B”) by way of a PIPE or underwritten equity offering.
On February 8, 2023, representatives of management and Hughes Hubbard attended the organizational meeting with Financing Party B to consider process and possible financings.
On February 9, 2023, the Independent Board met again, with representatives of Hughes Hubbard and Stifel attending, to discuss the status of the proposed transactions. It was noted that the Celtics deal had not progressed but that the proposed license with the Licensing Party was progressing well. Ms. Gault advised the meeting that only approximately a half dozen issues remained to be resolved. Management also noted that Financing Party B had been engaged and was in the process of exploring possible financings.
On February 16, 2023, following a period of continuing active negotiations and progress on the proposed license with the Licensing Party and limited progress with JWCA, Cyclerion received from JWCA a new proposed term sheet for an asset purchase by Celtics of zagociguat (the “Fourth JWCA Asset Purchase Term Sheet”). The new term sheet, among other things, covered CY3018 under a newly proposed co-development arrangement between the parties pursuant to which Cyclerion would retain ownership thereof and have a choice of either a 15% or 20% equity ownership in Celtics under different scenarios, and offered either a $3.0 million or no upfront payment depending on which equity alternative was chosen.
On February 23, 2023, the full Board met to discuss operational matters, including a going-forward strategy for Cyclerion in the context of the expected signing of the license transaction with the Licensing Party, which transaction appeared to be reaching execution readiness.
On March 6, 2023, Celtics delivered to Ms. Fanucci a new proposed term sheet for an asset purchase by Celtics of zagociguat and the co-development arrangement regarding CY3018, as previously proposed (the “Fifth JWCA Asset Purchase Term Sheet”). The new term sheet differed from the Fourth JWCA Asset Purchase Term Sheet by, among other things, removing any alternative involving an upfront payment and 15% equity ownership in favor of the 20% equity ownership alternative with no upfront payment. It also added binding terms relating to negotiating in good faith to definitive documents.
On March 8, 2023, Ms. Fanucci discussed with a representative of Celtics certain matters relating to the Fifth JWCA Asset Purchase Term Sheet and discussed possible resolutions thereof.
On March 8, 2023, Cyclerion delivered to Celtics a mark-up of the Fifth JWCA Asset Purchase Term Sheet reflecting extensive revisions, including extensive substantive, procedural and timing requirements, including relating to the co-development arrangement regarding CY3018.
On March 9, 2023, the Independent Board met to discuss the Fifth JWCA Asset Purchase Term Sheet. Ms. Fanucci described to the meeting her conversation of the prior day, including that the Celtics representative had described the latest offer as being “best and final”, that Cyclerion needed to return only with comments that were absolutely necessary to Cyclerion, and that Celtics would be willing to move directly to definitive documentation if Cyclerion would provide an exclusivity period.
Following further negotiations, on March 10, 2023, Cyclerion delivered to Celtics a further revised mark-up of the Fifth JWCA Asset Purchase Term Sheet containing additional revisions, including addressing the treatment (transfer or otherwise) of Cyclerion employees, fixing Cyclerion’s equity interest in Celtics at 15% (plus a future 5% top-up right for $5.0 million) with dilution protection up to a $100.0 million valuation of Celtics’ capitalization (allowing for a 15% equity incentive pool for management of Celtics), an upfront cash payment of $3.0 million, improved details for the co-development arrangement regarding CY3018 and a short exclusivity period.

On or about March 10, 2023, Ms. Fanucci with the approval of the Independent Board preliminarily discussed with Dr. Hecht a request that he provide a common stock PIPE to sustain Cyclerion through a closing of a Celtics transaction (the “Hecht PIPE”). In response to such discussions, on March 11, 2023, Cyclerion provided to Dr. Hecht a draft term sheet for such a financing, including that Dr. Hecht would personally commit to fund $5.0 million to purchase common shares, pricing would not only meet Nasdaq market price requirements but also be at the higher of such market price prior to signing the funding commitment or the market price during the week following the announcement of the signing the Celtics deal, a funding upon such announcement, and customary registration rights.
On March 13, 2023, representatives of the Licensing Party contacted Ms. Gault to advise her that the Licensing Party would not be moving forward with the proposed license transaction. This news came as a significant surprise and disappointment to Cyclerion, as the transaction appeared to have been fully mutually agreed and subject only to final internal approvals at the Licensing Party. The Cyclerion management team and Independent Board immediately met to consider next steps and the process of redirecting its primary focus on the extant Celtics transaction as the remaining viable approach to fund the development of zagociguat, with Cyclerion having an interest in the potential value that might be created, while retaining the ability to continue operations with other product candidates.
On March 16, 2023, following further negotiations, Celtics delivered to Cyclerion a further revised version of the Fifth JWCA Asset Purchase Term Sheet marked against the version provided by Cyclerion on March 10, 2023.
On March 16, 2023, the Independent Board met. The Board was provided a draft of the Form 10-K for the fiscal year ended December 31, 2022, which indicated only approximately $13.0 million of cash on the balance sheet as of such date. The meeting generally discussed the viability of Cyclerion’s business under various scenarios, including a possible bankruptcy filing in the absence of a suitable and relatively fast transaction. The meeting discussed the going concern qualification disclosure in such draft Form 10-K.
On March 17, 2023, following further negotiations, Ms. Fanucci received an email from a representative of Celtics in which Celtics proposed acquiring CY3018 and zagociguat, paying upfront cash consideration of $8.0 million, and issuing to Cyclerion a 10% equity interest in Celtics. Negotiations continued on that basis.
Daily negotiations and activities ensued on the proposed Celtics transaction as well as the Hecht PIPE.
On March 22, 2023, the Independent Board met with representatives of Hughes Hubbard and Foley Hoag attending, to consider the status of discussions regarding the Celtics transaction and the prospects for sufficient liquidity and capital resources. It was reiterated that Cyclerion likely would not have enough cash to sustain operations for twelve months absent a cash infusion or a strategic transaction, and even in the case of the latter the need for additional capital through the closing of such a transaction. In this respect, a representative of Hughes Hubbard addressed the meeting as to bankruptcy matters and potential scenarios. The meeting further discussed the status of discussions regarding the Hecht PIPE.
On March 26, 2023, Ropes & Gray on behalf of JWCA delivered a draft exclusivity agreement to Hughes Hubbard pursuant to which JWCA sought exclusivity in Cyclerion discussions for 30 calendar days during which a definitive transaction could be negotiated. Negotiations ensued and on March 27, 2023, a revised version was sent by Ropes & Gray. Following further discussion, a revised agreement was received by the Company on March 28, 2023, in which the exclusivity period was reduced to 21 calendar days from Hughes Hubbard’s delivery of an initial draft of a proposed asset purchase agreement. On March 31, 2023, the agreement was signed and the parties moved directly to negotiating definitive agreements for an asset purchase of both zagociguat and CY3108, rather than through further term sheet exchanges.
On March 28, 2023, following discussions between counsel for Dr. Hecht and Cyclerion, a general agreement was reached on the proposed Hecht PIPE. On March 29, 2023, Hughes Hubbard sent to Dr. Hecht’s counsel an initial draft of a proposed stock purchase agreement relating to the proposed Hecht PIPE. Following negotiations, on March 29, 2023, Hughes Hubbard distributed a revised version of the draft agreement with the changes principally addressing the determination of pricing and the inclusion of an allocation between common stock and non-voting, convertible preferred stock.
On the evening of March 31, 2023, the definitive stock purchase agreement for the Hecht PIPE was entered into substantially in the form as initially proposed by Cyclerion with the closing of such financing conditioned on signing definitive documentation relating to the principal transactions contemplated by the JWCA exclusivity agreement.
On April 6, 2023, Hughes Hubbard submitted to JWCA an initial draft of a proposed asset purchase agreement.

On April 9, 2023, Ropes & Gray sent the Cyclerion team initial drafts of the proposed set of agreements relating to the formation of the Buyer, including the investor rights agreement, the Cyclerion shareholder letter, the right of first refusal and co-sale agreement, and the voting agreement, as well as an amended and restated certificate of incorporation.
From April 10 through April 13, 2023, management, members of the Independent Board, and representatives of Hughes Hubbard had telephonic meetings to work through both the set of Buyer agreements and the draft asset purchase agreement.
On April 13, 2023, management, representatives of Hughes Hubbard and Ms. Fanucci discussed such set of Buyer agreements and then Hughes Hubbard sent marked versions thereof back to Ropes & Gray with collective comments. On the same day, Ropes & Gray sent Hughes Hubbard a revised version of the draft asset purchase agreement.
From April 14 through April 20, 2023, the respective parties continued their negotiation of the transaction documents.
On April 20, 2023, management, representatives of Hughes Hubbard and Ms. Fanucci presented a status report on the documents and the issues thereunder to a meeting of the Independent Board. Following the meeting and authorization and instructions from the Independent Board, Hughes Hubbard sent initial drafts of various schedules and comments on other documents to Ropes & Gray.
From April 21 through April 26, 2023, the respective parties had internal as well as bilateral discussions about open issues and exchanged marked versions of various documents, including Hughes Hubbard sending comments on the asset purchase agreement to Ropes & Gray on April 24, 2023.
On April 26, 2023, the Cyclerion team considered whether to extend the expiring exclusivity agreement and, following agreement later that day signed and delivered such an extension.
From April 26 through May 10, 2023, the respective parties continued their negotiation of the transaction documents.
On May 10, 2023, after the stock market had closed, the full Board held a meeting at which all directors were in attendance. After an administrative matter, Dr. Hecht and Mr. McGuire departed the meeting, after which the full Independent Board, as well as representatives of management, Stifel, Hughes Hubbard and Foley Hoag, remained. Representatives of Foley Hoag then reviewed the fiduciary duties of the Board in connection with a potential sale of Cyclerion’s assets to the Buyer and the related transactions pursuant to the Asset Purchase Agreement. Representatives of Hughes Hubbard then discussed with the Independent Board certain factors that from time to time the Independent Board had considered with its advisors in connection with the proposed Asset Sale Transaction, including those set forth in “Reasons for the Asset Sale Transaction” beginning on page 40 of this proxy statement.
The meeting next considered a presentation from Stifel in connection with Stifel’s financial analyses with respect to the consideration to be received by Cyclerion from the Buyer in connection with the Asset Purchase Agreement. Stifel representatives also delivered to the Independent Board its oral opinion, which was confirmed by delivery of a written opinion on May 10, 2023, to the effect that, as of such date and based on and subject to the factors, assumptions, limitations, qualifications and procedures set forth in its written opinion, the Consideration to be received by Cyclerion pursuant to the Asset Purchase Agreement was fair to Cyclerion from a financial point of view.
The Independent Board members then asked questions and discussed the provisions of the Asset Purchase Agreement, related documents, and related matters. After further discussion in which the Independent Board considered the factors discussed in “Reasons for the Asset Sale Transaction” beginning on page 40 of this proxy statement, the members of the Independent Board unanimously approved the Asset Purchase Agreement and the transactions contemplated thereby. The Independent Board also deemed it advisable and in the best interests of Cyclerion and its shareholders to consummate the Asset Purchase Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Asset Purchase Agreement and related documents and to recommend that Cyclerion’s shareholders approve such transaction.
On May 11, 2023, the parties signed the Asset Purchase Agreement and announced the transaction.

Opinion of the Company’s Financial Advisor
In connection with the Asset Sale Transaction, the Company engaged Stifel to act as its financial advisor. As part of that engagement, on May 10, 2023, Stifel delivered to the Independent Board, its oral opinion, subsequently confirmed in writing by delivery of the Stifel Opinion, that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Consideration to be received by the Company from Buyer in the Asset Sale Transaction pursuant to the Asset Purchase Agreement was fair to the Company, from a financial point of view.
The Company did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering the Stifel Opinion. In selecting Stifel, the Independent Board considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the biotechnology and pharmaceutical sectors and in providing strategic advisory services in general. Stifel, as part of its investment banking business, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, Stifel and its clients may transact in the equity securities of the Company and may at any time hold a long or short position in such securities.
The full text of the written Stifel Opinion that Stifel delivered to the Independent Board is attached to this proxy statement as Annex C and is incorporated into this document by reference. The summary of the Stifel Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Stifel Opinion. Company shareholders are urged to read the Stifel Opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limits of the review undertaken by Stifel in connection with the Stifel Opinion.
The Stifel Opinion was for the information of, and directed to, the Independent Board for its information and assistance in connection with its consideration of the financial terms of the Asset Sale Transaction and only addresses the fairness, from a financial point of view and as of the date of the Stifel Opinion, of the Consideration to be received by the Company from Buyer pursuant to the Asset Purchase Agreement. The Stifel Opinion did not constitute a recommendation to the Independent Board or any other person as to how the Independent Board or any other person should vote or otherwise act with respect to the Asset Sale Transaction or any other matter, or to any shareholder of the Company as to how any such shareholder should vote or act with respect to the Asset Sale Transaction or any other matter, including, without limitation, whether or not any shareholder of the Company should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Asset Sale Transaction or exercise any dissenters’, appraisal or similar rights that may be available to such shareholder. In addition, the Stifel Opinion did not compare the relative merits of the Asset Sale Transaction with any other alternative transactions or business strategies which may have been available to the Company and did not address the underlying business decision of the Independent Board to proceed with or effect the Asset Sale Transaction.
In rendering the Stifel Opinion, Stifel, among other things:
i.	reviewed the financial terms of the Asset Sale Transaction contained in a draft dated May 5, 2023 of the Asset Purchase Agreement and a draft dated May 8, 2023 of the Cyclerion Stockholder Letter;
ii.
reviewed certain publicly available financial and other information for the Company and certain other relevant financial and operating data regarding the Purchased Assets furnished to Stifel by the management of the Company;

iii.	reviewed and analyzed certain relevant historical financial and operating data concerning the Company furnished to Stifel by the management of the Company;
iv.
reviewed and analyzed certain internal financial analyses, financial projections, reports and other information concerning the Purchased Assets prepared by the management of the Company, including projections for the Purchased Assets provided by the management of the Company and reflecting the probabilities of success determined by the management of the Company and utilized per instruction of the Company;

v.
discussed with certain members of the management of the Company the historical and current business operations, financial condition and prospects of the Company with respect to the Purchased Assets and such other matters as Stifel deemed relevant;

vi.	participated in certain discussions and negotiations between representatives of the Company and Buyer and Buyer Parent;
vii.	reviewed the reported prices and trading activity of the equity securities of the Company;
viii.
reviewed and analyzed, based on the projections provided to Stifel by the management of the Company, the cash flows generated by the Purchased Assets to determine the present values of those discounted cash flows;

ix.
considered the results of the Company’s efforts and Stifel’s efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a transaction involving the Company; and

x.
reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Stifel deemed relevant for purposes of Stifel’s opinion. In addition, Stifel took into account its assessment of general economic, market and financial conditions and Stifel’s experience in other transactions, as well as Stifel’s experience in securities valuations and its general knowledge of the industry in which the Company operates.

In rendering the Stifel Opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or Buyer or Buyer Parent, or that was otherwise reviewed by Stifel, and Stifel has not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by the Company, Stifel assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company with respect to the Purchased Assets and that they provided a reasonable basis upon which Stifel could form the Stifel Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expresses no opinion as to any such forecasted or projected information or any other estimates or the assumptions on which they were made. Stifel also assumed, at the direction of the Company, that the Company cannot raise the financing necessary for it to develop either the Company’s zagociguat or CY3018 programs and that there is substantial doubt about the Company’s ability to continue as a going concern.
Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Purchased Assets or the Company since the date of the last information made available to Stifel. Stifel assumed, at the direction of the Company, that each of Buyer and Buyer Parent was a newly formed corporation with no assets or liabilities material to Stifel’s analysis and will operate in accordance with, and will have no assets (other than the Purchased Assets) or liabilities material to Stifel’s analysis other than as provided in, the financial projections prepared by Company management regarding the Purchased Assets, that Buyer will remain a wholly owned subsidiary of Buyer Parent, that Buyer Parent will be funded at least $46.0 million at or by the closing of the Asset Sale Transaction and an additional $35.0 million at or by June 30, 2025, and that the ownership of Buyer Parent by the Company received by the Company as part of the Consideration will not be diluted below 9% of Buyer Parent’s outstanding common stock on a Valuation Fully-Diluted Basis (as defined in the Cyclerion Stockholder Letter) through completion of such funding. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s, Buyer’s or Buyer Parent’s assets or liabilities, nor has Stifel been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.
Stifel assumed, with the Company’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Asset Sale Transaction will be satisfied and not waived. In addition, Stifel assumed that the definitive Asset Purchase Agreement would not differ materially from the draft Stifel reviewed. Stifel also assumed that the Asset Sale Transaction will be consummated substantially on the terms and conditions described in the Asset Purchase Agreement and as further described to Stifel by Company management, without any waiver of any material terms or conditions by the

Company or any other party and without adjustment to the Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Asset Sale Transaction will not have an adverse effect on the Company, Buyer, Buyer Parent or the Asset Sale Transaction. Stifel assumed that the Asset Sale Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that the Company had relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, Buyer, Buyer Parent, the Asset Sale Transaction and the Asset Purchase Agreement.
The Stifel Opinion was limited to whether, as of the date of the opinion, the Consideration to be received by the Company from Buyer in the Asset Sale Transaction is fair to the Company, from a financial point of view, and did not address any other terms, aspects or implications of the Asset Sale Transaction, including, without limitation, the form or structure of the Asset Sale Transaction, any consequences of the Asset Sale Transaction on the Company, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Asset Sale Transaction or otherwise, including, without limitation, the Transition Services Agreement and the Buyer Parent Shareholder Agreements and the Stock Purchase Agreement dated as of March 31, 2023, between the Company and Peter M. Hecht. The Stifel Opinion also did not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Independent Board or the Company; (ii) the effect of the Asset Sale Transaction on the Company, including any aspect of the operation of the Company following the Asset Sale Transaction; (iii) the legal, tax or accounting consequences of the Asset Sale Transaction on the Company or the holders of Company Common Stock; (iv) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the Company or otherwise; or (v) the effect of the Asset Sale Transaction on, or the fairness of any consideration to be received by, holders of any class of securities of the Company, or any class of securities of any other party to any transaction contemplated by the Asset Purchase Agreement. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which the Company’s securities will trade following public announcement or consummation of the Asset Sale Transaction or at which Buyer’s or Buyer Parent’s securities will trade at any time.
The Stifel Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of the Stifel Opinion. It is understood that subsequent developments may affect the conclusion reached in the Stifel Opinion and that Stifel does not have any obligation to update, revise or reaffirm the Stifel Opinion. Further, as the Independent Board was aware, the credit, financial and stock markets had been experiencing unusual volatility and Stifel expressed no opinion or view as to any potential effects of such volatility on the Purchased Assets, the Company, Buyer, Buyer Parent or the Asset Sale Transaction.
Stifel is not a legal, tax, regulatory or bankruptcy advisor. Stifel has not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. The Stifel Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or any other party. The Stifel Opinion was approved by Stifel’s fairness opinion committee.
Neither the Stifel Opinion nor Stifel’s analyses were determinative of the Consideration or of the views of the Independent Board or our management with respect to the Asset Sale Transaction. The type and amount of consideration payable in the Asset Sale Transaction were determined through negotiation between the Company and Celtics and the decision to enter into the Asset Sale Transaction was solely that of the Independent Board.
In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods and financial analyses in reaching the Stifel Opinion. The following is a brief summary of the material financial analyses performed by Stifel in arriving at the Stifel Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The summary text describing each financial analysis does not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with the Stifel Opinion. Rather, Stifel made its determination as to the fairness, from a financial point of view, of the Consideration to be received by the Company from Buyer in the Asset Sale Transaction pursuant to the Asset Purchase Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.
Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent based on market data, was based on market data as it existed on or before May 9, 2023 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
Financial analysis of the Consideration.
Stifel estimated an implied value of the Consideration by adding (A) the sum of (i) the implied value for the Purchased Assets pursuant to the risk-adjusted discounted cash flow analysis set forth below of ($14.0 million) to $4.4 million; (ii) the $46.0 million of cash to be funded to Buyer Parent at the signing of the Asset Purchase Agreement and at the closing of the Asset Sale Transaction, less certain upfront payments and expenses in the amount of $14.0 million as provided by Company management, and (iii) the present value of the Additional Tranche (as defined in the Buyer Parent Stock Purchase Agreement) of $35.0 million to be funded to Buyer Parent at the end of June 2025, as instructed by Company management, which was discounted to June 30, 2023 using a discount rate of 4.01%, the 2-year treasury yield as of May 9, 2023, and multiplying such sum by 9%, reflecting the minimum Company ownership of Buyer Parent on a Valuation Fully-Diluted Basis (as defined in the Cyclerion Stockholder Letter) through completion of the Additional Tranche, and (B) the cash consideration of $8 million.
This analysis resulted in an implied value for the Consideration of approximately $12.5 million to $14.2 million.
Financial analysis of the Purchased Assets.
Stifel performed a discounted cash flow analysis with respect to the Purchased Assets to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Purchased Assets were projected to generate from June 30, 2023 through December 31, 2045, with such stand-alone, unlevered, after-tax free cash flows derived from the projections for the Purchased Assets provided to Stifel by the Company management. Stifel estimated the terminal value of such unlevered, after-tax free cash flows generated by the Purchased Assets after calendar year 2045 by assuming a range of perpetuity decline rates of 25% to 75%. These cash flows and terminal value were then discounted to present values as of June 30, 2023 using an estimate of the Company’s weighted average cost of capital of 21% to 23%, based on Stifel’s judgment and experience and considering the Company’s specific circumstances. In performing its discounted cash flow analysis, Stifel assumed that the Company could raise the funding necessary to pursue the development of the Purchased Assets on its own.
This analysis resulted in an implied value for the Purchased Assets of approximately ($14.0 million) to $4.4 million, as compared to the implied value for the Consideration to be received by the Company of approximately $12.5 million to $14.2 million.
Miscellaneous.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at the Stifel Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and the Stifel Opinion; therefore, the ranges of valuations and relative valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual valuation of the Purchased Assets or the Consideration or their relative valuation.
Stifel is acting as financial advisor to the Company in connection with the Asset Sale Transaction and will receive a fee for its services of approximately $1.3 million, substantially all of which is contingent upon the closing of the Asset Sale Transaction. Stifel also acted as financial advisor to the Independent Board. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Asset Sale Transaction. In addition, the Company has agreed to reimburse Stifel for its expenses incurred in connection with Stifel’s engagement and to indemnify Stifel and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates, against certain liabilities arising out of its engagement. Stifel may seek to provide investment banking services to the Company, Buyer, Buyer Parent or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel, its affiliates and their respective clients may transact in the securities of the Company and may at any time hold a long or short position in such securities.
During the two years preceding the date of the Stifel Opinion, Stifel was not engaged by the Company in any engagement in which Stifel received any compensation or is intended to receive any compensation, other than the engagements and any amounts that were paid under the engagements described in this proxy statement.
Certain Prospective Financial Information
The Company does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board’s consideration of the potential Asset Sale Transaction, Company management prepared unaudited prospective financial information for the Purchased Programs on a stand-alone, pre-Asset Sale Transaction basis. The Company is electing to provide the unaudited prospective financial information in this proxy statement to provide the Company’s shareholders with access to certain non-public unaudited prospective financial information provided to the Board that the Company’s financial advisor was instructed to use in connection with the Asset Sale Transaction. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results for the Purchased Programs. Neither the Company nor any of its affiliates, nor any of their respective advisors or representatives, assumes any responsibility for the accuracy of this information. Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any Company shareholder regarding the information included in the unaudited prospective financial information or the ultimate performance of the Company compared to the information included in the unaudited prospective financial information. The unaudited prospective financial information is not being included in this document to influence the decision of the Company’s shareholders whether to vote in favor of adoption of the Asset Sale Transaction, but rather because such information, or portions of such information, were provided to the Board and Stifel. The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. This unaudited prospective financial information was not provided to Buyers.
All prospective financial information consists of forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s most recent Annual Report on Form 10-K, as amended and updated from time to time in the Company’s subsequent filings with the SEC. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.
The unaudited prospective financial information was not prepared with a view toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The Company has not prepared, and our Board did not consider, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.
There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company or the Purchased Programs, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.
While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company and the Purchased Assets, all of which are difficult to predict and many of which are beyond the Company’s control.
As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated.
The Company’s management prepared the unaudited prospective financial information under a non-risk adjusted scenario and a risk-adjusted scenario, reflected below as the “Non-Risk-Adjusted Forecasts” and the “Risk-Adjusted Forecasts”, the latter reflecting probability of success for zagociguat and probability of success for CY3018. The Board instructed Stifel to use the Risk-Adjusted Forecasts in connection with its analysis and opinion, as described above in this proxy statement. The Board considered the forecasts in reaching its judgment to accept the proposal from Buyers and concluded that the forecasts were subject to risk and uncertainty.
The following table presents a summary of the material unaudited prospective financial information of Purchased Assets contained in the Board’s forecast:
Non-Risk-Adjusted Forecasts
($ in mm)	2H 2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Total Revenue								$78	$266	$442	$754	$1,043	$1,251	$1,299	$1,335	$1,373	$1,411	$1,451	$1,493	$1,344	$1,303	$1,304	$1,327
EBIT	($15)	($23)	($34)	($40)	($56)	($66)	($81)	($45)	$85	$209	$499	$762	$963	$1,007	$1,039	$1,065	$1,092	$1,123	$1,250	$1,120	$1,085	$1,087	$1,107
Unlevered Free Cash Flow(1)	($15)	($23)	($34)	($40)	($56)	($66)	($81)	($45)	$42	$162	$335	$496	$658	$723	$748	$767	$786	$808	$900	$844	$797	$790	$800
(1)	Unlevered Free Cash Flow was estimated based on 27.3% tax rate, 20% net working capital requirement, and usage of future net operating losses
Risk-Adjusted Forecasts
($ in mm)	2H 2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Total Revenue								$18	$44	$88	$141	$188	$215	$221	$227	$232	$237	$243	$249	$201	$181	$174	$174
EBIT		($20)	($21)	($19)	($25)	($29)	($24)	($12)	$3	$38	$89	$133	$159	$166	$171	$175	$178	$183	$201	$159	$143	$136	$136
Unlevered Free Cash Flow(1)	($15)	($20)	($21)	($19)	($25)	($29)	($24)	($12)	($3)	$27	$74	$104	$110	$119	$123	$126	$129	$132	$145	$125	$108	$101	$99
(1)	Unlevered Free Cash Flow was estimated based on 27.3% tax rate, 20% net working capital requirement, and usage of future net operating losses

Reasons for the Asset Sale Transaction
In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction, and to recommend that our shareholders vote to approve the Asset Sale Proposal, our Independent Board consulted regularly with management and outside financial and legal advisors. Our Independent Board considered numerous factors relating to the Asset Purchase Agreement and the proposed Asset Sale Transaction, including, without limitation, the following (many of which were discussed in detail at prior meetings of the Independent Board) but without assigning specific numerical weight, emphasis, or relative priority among those factors:
•
that the Consideration represents a fair valuation of the Purchased Programs and that the Company will have a better chance of increasing shareholder value by selling the Purchased Programs in this transaction than it would if it retained the Purchased Programs given the significant cash needed to support their ongoing development and the significant dilution that would have been required to obtain sufficient capital, to the extent such capital could even be raised;

•	the view of the Independent Board that, following the proposed Asset Sale Transaction, the Company will have a viable business plan to pursue, albeit with a smaller management team;
•
that the cash proceeds from the Asset Sale Transaction will provide the Company with critical financial liquidity and flexibility, which is important to the Company and its shareholders in order to provide the Company with the opportunity to maximize value of its Retained Programs via out-licensing, while pursuing other initiatives intended to increase shareholder value;

•
that following the engagement of Stifel on May 1, 2022, to explore strategic alternatives, Stifel and management contacted 65 potential counterparties for a strategic transaction, management representatives contacted an additional 25 potential counterparties for such a transaction, 30 potential counterparties had signed non-disclosure agreements with respect to such a transaction, and ultimately the only potential transaction that remained was the proposed Asset Sale Transaction;

•
that, as of the most recent quarter end prior to Independent Board approval, the Company had cash and cash equivalents of only approximately $7.0 million dollars, with a continuing burn rate and the need to retain employees to facilitate any out-licensing transaction, sale of assets or other transaction;

•
the fact that if the Asset Sale Transaction were not completed, and if the Company were unable to secure an alternative source of working capital or to enter into an alternative strategic transaction, then the Company likely would be forced to curtail operations or resort to bankruptcy protection;

•
that the shares of common stock in Buyer Parent that the Company receives will enable the Company’s shareholders to indirectly participate in the financial upside of any future development of the Purchased Programs by Buyers;

•
the Stifel Opinion received by the Independent Board, dated May 10, 2023, that, as of the date thereof, the Consideration to be received by the Company from Buyer in the Asset Sale Transaction pursuant to the Asset Purchase Agreement was fair to the Company, from a financial point of view;

•
historical information regarding (i) the Company’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to the Company’s Common Stock, and (iii) market prices with respect to other industry participants and general market indices;

•
current information regarding (i) the Company’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, (iii) opportunities and competitive factors within the Company’s industry and (iv) the Company’s current financial and cash positions;

•	that following the consummation of the Asset Sale Transaction, Cyclerion may be deemed an investment company and subjected to related restrictions under the Investment Company Act of 1940;
•
the potential for other third parties to enter into strategic relationships with or to seek to acquire the Company or a significant portion of the assets of the Company, including a review of management’s dealings with other possible buyers in the past, the exhaustive efforts by the Company and its financial advisor to reach out to other potential acquirers of the Company regarding a strategic transaction, and assessment of the likelihood that a third party would offer a higher price than the purchase price;
•
the Independent Board’s belief that the Asset Sale Transaction was more favorable to the Company’s shareholders than any other alternative reasonably available to the Company and its shareholders, including the alternative of retaining the Purchased Programs based upon: (i) the Independent Board’s knowledge of the current and prospective environment in which the Company operates, the competitive environment, the Company’s overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize shareholder value; (ii) the Independent Board’s understanding of the Company’s business, operations, management, financial condition, earnings and prospects; and (iii) the Company’s current financial and cash positions;

•
the fact that, pursuant to the Asset Purchase Agreement, Buyer will assume the Assumed Liabilities (as defined in the Asset Purchase Agreement) and will pay, perform and discharge the Assumed Liabilities listed in the Asset Purchase Agreement;

•	the fact that, pursuant to the Asset Purchase Agreement, the Company will retain the Excluded Liabilities (as defined in the Asset Purchase Agreement);
•	the fact that the Asset Sale Transaction will be taxable and the Company has certain net operating losses;
•	the belief of the Independent Board that continuing with the strategic process would not result in a transaction at a more attractive price than the purchase price;
•
the belief of the Independent Board that the Asset Sale Transaction has a reasonable likelihood of closing without material potential issues under applicable antitrust laws or material potential issues from any governmental authorities;

•
the possible effects of the Asset Sale Transaction and public announcement of the Asset Sale Transaction on the Company’s financial performance, operating results and stock price and the Company’s relationships with suppliers and other business partners, management and employees;

•	the fact that the Asset Purchase Agreement precludes the Company from actively soliciting competing acquisition proposals;
•
the fact that the Asset Purchase Agreement imposes restrictions on the conduct of the Company’s business in the pre-closing period, which may adversely affect the Company’s business in the event the Asset Sale Transaction is not completed (including by delaying or preventing the Company from pursuing business opportunities that may arise or precluding actions that would be advisable if the Company were to remain an independent company), and which may significantly restrict the operation of the Company’s business;

•
the risks involved with the Asset Sale Transaction and the likelihood that the Company and Buyers will be able to complete the Asset Sale Transaction, the possibility that the Asset Sale Transaction might not be consummated and the Company’s prospects going forward;

•
the substantial transaction expenses to be incurred in connection with the Asset Sale Transaction and the negative impact of such expenses on the Company’s cash reserves and operating results should the Asset Sale Transaction not be completed; and

•
the fact that Dr. Hecht, our Chief Executive Officer and member of the Board, and Mr. McGuire, a member of the Board, each have certain interests in the transactions contemplated by the Asset Purchase Agreement and the Nasdaq Proposal as more fully described in the Sections “Proposal No. 1: The Asset Sale Proposal — Interests of Certain Persons in the Asset Sale Transaction” and “Proposal No. 2: The Nasdaq Proposal — Interest of our Chief Executive Officer in the Nasdaq Proposal”, beginning on pages 21 and 57 , respectively.

The foregoing discussion of the factors considered by our Independent Board is not intended to be exhaustive. Our Independent Board collectively reached the conclusion to approve the Asset Purchase Agreement and the Asset Sale Transaction in light of the various factors described above, as well as other factors that our Independent Board felt were appropriate. In view of the wide variety of factors considered by our Independent Board in connection with its evaluation of the Asset Sale Transaction and the complexity of these matters, our Independent Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our Independent Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Independent Board. In considering the factors discussed above, individual members of the Independent Board may have valued certain factors more or less than others.
After evaluating these factors and consulting with its outside legal counsel and financial advisor, our Board unanimously approved and declared advisable, without the participation of Dr. Hecht and Mr. McGuire, the Asset Purchase Agreement and the Asset Sale Transaction and determined that the Asset Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s shareholders.
Use of Proceeds and Future Operations
We currently intend to utilize the cash proceeds from the sale of the Purchased Programs, net of expenses, and any value we receive from the Consideration Shares in the form of dividends or a sale of such shares to maximize the value of our Retained Programs via out-licensing and for other working capital purposes. Our Board of Directors will also continue to evaluate other activities aimed at enhancing shareholder value, which may potentially include collaborations, licenses, mergers, acquisitions and/or other targeted investments. No such activities are currently pending.
Appraisal Rights
General. We have concluded that Cyclerion shareholders may be entitled to assert appraisal rights under Part 13 of the MBCA. Section 13.02(a) of the MBCA provides that shareholders of a Massachusetts corporation, such as Cyclerion, are generally entitled to appraisal rights in the event of the sale of substantially all of a corporation’s property and assets otherwise than in the usual and regular course of business. Whether appraisal rights may apply to a given transaction is a matter of some judicial interpretation. Any shareholder of Cyclerion believing he, she or it is entitled to appraisal rights and wishing to preserve such rights should carefully review the Massachusetts Appraisal Rights Statutes, which set forth the procedures to be complied with in exercising and perfecting any such rights. Failure to strictly comply with these procedures will result in the loss of any appraisal rights to which such shareholders otherwise may be entitled. In light of the complexity of Massachusetts Appraisal Rights Statutes, any Company shareholder wishing to dissent from the Asset Sale Transaction and pursue appraisal rights may wish to consult his, her or its legal advisors.
Any Cyclerion shareholder who wishes to exercise appraisal rights or who wishes to preserve such rights should review carefully the following discussion and the Massachusetts Appraisal Rights Statutes, a copy of which is attached as Annex D to this proxy statement. A shareholder’s failure to strictly comply with the procedures specified in the Massachusetts Appraisal Rights Statutes will result in a loss of the shareholder’s appraisal rights.
Notice of Intent to Demand Payment. Any holder of Cyclerion’s Common Stock wishing to assert appraisal rights under the Massachusetts Appraisal Rights Statutes must (i) deliver to Cyclerion, before the vote to approve the Asset Sale Transaction is taken at the special meeting of Cyclerion’s shareholders to be held on July 19, 2023 (or any adjournment or postponement thereof), written notice of the shareholder’s intent to demand payment for his, her or its shares of Cyclerion’s Common Stock if the Asset Sale Transaction is effectuated, and (ii) not vote, or cause or permit to be voted, any such shares in favor of the Asset Sale Transaction. If a Cyclerion shareholder returns a signed proxy but does not specify a vote against the Asset Sale Transaction or a direction to “ABSTAIN” with respect to such vote, the proxy will be voted “FOR” the Asset Sale Transaction, which will have the effect of waiving that shareholder’s appraisal rights. A shareholder’s written notice is effective on the earliest of (a) receipt by Cyclerion, (b) five days after it was deposited in the United States mail (postpaid and correctly addressed) to Cyclerion, or (c) the date shown on a return receipt, if sent by registered or certified mail, return receipt requested or, if sent by messenger or delivery service, the date shown on the return receipt signed by or on behalf of Cyclerion. The written notice described in clause (i) above should be delivered to Anjeza Gjino, Chief Financial Officer and Corporate Secretary, Cyclerion, Inc., 245 First Street, 18th Floor, Cambridge, Massachusetts 02142. Cyclerion recommends that any such notice be sent by registered or certified mail, return receipt requested.
A shareholder may assert appraisal rights with respect to any of his, her or its shares of Cyclerion’s Common Stock only if the shareholder seeks appraisal rights with respect to all of his, her or its shares of Cyclerion’s Common Stock. A shareholder of record for more than one beneficial shareholder may assert appraisal rights as to fewer than all of the shares registered in such shareholder of record’s name, provided that such shareholder of record notifies

Cyclerion in writing of the name and address of each beneficial shareholder on whose behalf such shareholder of record is asserting appraisal rights and, on behalf of each such beneficial shareholder, the shareholder of record objects with respect to all shares of Cyclerion’s Common Stock owned by the beneficial shareholder. Under the Massachusetts Appraisal Rights Statutes, a shareholder of record is the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation, and a beneficial shareholder is the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
A beneficial shareholder may assert appraisal rights as to shares of Cyclerion’s Common Stock held on his, her or its behalf only if he, she or it (i) submits to Cyclerion the shareholder of record’s written consent to the assertion of such rights no later than the Appraisal Form Deadline (as defined below), and (ii) does so with respect to all of his, her or its shares of Cyclerion’s Common Stock. Cyclerion shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
Appraisal Notice and Form. If the Asset Sale Transaction is completed, within 10 days after the effective date of the Asset Sale Transaction, Cyclerion must deliver a written appraisal notice (the “Appraisal Notice”) and a form containing certain information (the “Appraisal Form”) to all shareholders who have properly provided notice of intent to demand payment. The Appraisal Notice must be accompanied by a copy of the Massachusetts Appraisal Rights Statutes and the Appraisal Form, which will specify the date of the first announcement to shareholders of the principal terms of the Asset Sale Transaction. The Appraisal Form will require the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the date of the first announcement of the Asset Sale Transaction and (ii) that the shareholder did not vote for the Asset Sale Transaction. The Appraisal Form must state:
•	where the Appraisal Form must be returned, where certificates for certificated shares must be deposited and the date by which such certificates must be deposited (the “Certificate Deposit Deadline”);
•
the date by which the Appraisal Form must be received by Cyclerion (the “Appraisal Form Deadline”), which may not be fewer than 40 nor more than 60 days after the date the Appraisal Notice and Appraisal Form are sent, and that the shareholder shall have waived the right to demand appraisal with respect to such shares unless the Appraisal Form is received by Cyclerion by such specified date;

•	Cyclerion’s estimate of the “fair value” of the shares of Cyclerion’s Common Stock, as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described below;
•
that, if requested in writing, Cyclerion will provide within 10 days after the Appraisal Form Deadline, the number of shareholders who have returned the Appraisal Forms by the Appraisal Form Deadline and the total number of shares owned by such shareholders; and

•	the date by which the shareholder may withdraw his, her or its notice of intent to demand payment, which date must be within 20 days after the Appraisal Form Deadline (the “Withdrawal Deadline”).
Fair Value Determination. Under the Massachusetts Appraisal Rights Statutes, “fair value,” with respect to the shares of Cyclerion’s Common Stock being appraised, means the value of the shares immediately before the effective date of the Asset Sale Transaction, excluding any element of value arising from the expectation or accomplishment of the Asset Sale Transaction unless exclusion would be inequitable.
Perfection of Rights. A Cyclerion shareholder who wishes to exercise appraisal rights and receive payment under the Massachusetts Appraisal Rights Statutes must execute and return the Appraisal Form, with all certifications completed, and, as applicable, deposit such shareholder’s certificates representing his, her or its shares of Cyclerion’s Common Stock in accordance with the terms of the Appraisal Notice by the Appraisal Form Deadline or the Certificate Deposit Deadline, respectively. A shareholder who does not timely satisfy these requirements will not be entitled to any payment under the Massachusetts Appraisal Rights Statutes. Once a shareholder deposits such stock certificates or, if such shareholder holds uncertificated shares, returns the executed Appraisal Form, the shareholder loses all rights as a shareholder of Cyclerion unless the shareholder withdraws his, her or its election in accordance with the withdrawal procedures summarized below. If a shareholder fails to make the certification on the Appraisal Form that such shareholder acquired beneficial ownership of the shares before the date of the first announcement of the Asset Sale Transaction, Cyclerion may elect to treat the shareholder’s shares as “after-acquired shares,” as described below.

Right to Withdraw. A Cyclerion shareholder who has otherwise properly perfected his, her or its appraisal rights may nevertheless decline to exercise such appraisal rights and withdraw from the appraisal process by so notifying Cyclerion in writing by the Withdrawal Deadline. If the shareholder fails to withdraw from the appraisal process before the Withdrawal Deadline, such shareholder may not thereafter withdraw without Cyclerion’s written consent.
Termination of Appraisal Rights; Challenge to Transaction. A Cyclerion shareholder’s right to obtain payment of the fair value of his, her or its shares will terminate if Cyclerion abandons or rescinds the Asset Sale Transaction, a court having jurisdiction permanently enjoins or sets aside the Asset Sale Transaction or the shareholder’s demand for payment is withdrawn with Cyclerion’s written consent. A shareholder entitled to appraisal rights under the Massachusetts Appraisal Rights Statutes may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or Cyclerion.
Payment. Within 30 days after the Appraisal Form Deadline, Cyclerion must pay in cash to each shareholder who has properly perfected his, her or its appraisal rights the amount Cyclerion estimates to be the fair value of the shareholder’s shares (as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described above), plus interest but subject to any applicable withholding taxes. The payment to each shareholder will be accompanied by:
•	the required financial statements of Cyclerion;
•
a statement of Cyclerion’s estimate of the fair value of the shares of Cyclerion Common Stock (as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described above), which estimate must equal or exceed Cyclerion’s estimate given with the Appraisal Notice; and

•
a statement that the shareholder has the right to demand further payment in accordance with the procedures set forth in Section 13.26 of the MBCA, as described below, and that, if the shareholder does not do so within the time period specified therein, such shareholder will be deemed to have accepted the payment in full satisfaction of Cyclerion’s obligations under the Massachusetts Appraisal Rights Statutes.

Notwithstanding the foregoing, if a shareholder demands payment for “after-acquired shares,” Cyclerion may elect to withhold payment from such shareholder, in which case Cyclerion must, within 30 days after the Appraisal Form Deadline, provide all shareholders who have after-acquired shares with the required financial statements of Cyclerion and notify them:
•
of Cyclerion’s estimate of the fair value of the shares (as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described above), which estimate must equal or exceed the estimate given with the Appraisal Notice;

•	that the shareholders may accept such fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA, as described below;
•	that those shareholders who wish to accept Cyclerion’s offer must notify Cyclerion of their acceptance within 30 days after receiving the offer; and
•	that those shareholders who do not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA will be deemed to have accepted Cyclerion’s offer.
Within 10 days after receiving the shareholder’s acceptance of the offer, Cyclerion must pay in cash the amount offered to each shareholder who agreed to accept Cyclerion’s offer for his, her or its after-acquired shares in full satisfaction of the shareholder’s demand. Within 40 days after sending the notice to holders of after-acquired shares, Cyclerion must pay in cash the amount offered to each such shareholder who does not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA.
Procedure if Shareholder is Dissatisfied with Payment or Offer. Pursuant to Section 13.26 of the MBCA, within 30 days after receipt of Cyclerion’s payment for his, her or its shares, a shareholder who properly perfected and exercised appraisal rights and is dissatisfied with the amount of the payment received for his, her or its shares of Cyclerion Common Stock must notify Cyclerion in writing of that shareholder’s estimate of the fair value of such shares (as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described above) and demand payment of that estimate, plus interest, less any payment previously paid. In addition, within 30 days after receiving Cyclerion’s offer to pay for a shareholder’s after-acquired shares, a shareholder holding after-acquired shares who was offered payment for his, her or its shares of Cyclerion Common Stock, as described above, and who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of such shares (as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described above), plus interest. A shareholder who fails to so notify Cyclerion within the applicable 30-day period described above will be deemed to have waived the right to demand payment and will be entitled only to the payment made or offered by Cyclerion, as described above.
Judicial Appraisal of Shares. If a shareholder makes a proper and timely demand for payment that remains unsettled, Cyclerion must commence an equitable proceeding within 60 days after receiving the payment demand and petition the court in Middlesex County to determine the fair value of the shares (as determined in accordance with the Massachusetts Appraisal Rights Statutes, as described above) and accrued interest. Cyclerion must make all shareholders, whether or not residents of Massachusetts, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. If Cyclerion does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount the shareholder demanded, plus interest.
Each shareholder made a party to the proceeding will be entitled to judgment (i) in the case of shareholders who have received a cash payment, for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount that Cyclerion has already paid the shareholder for such shares, or (ii) in the case of after-acquired shares, for the full value, plus interest, of the shareholder’s shares.
Court Costs and Counsel Fees. In an appraisal proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. Cyclerion will be responsible for such costs, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the Massachusetts Appraisal Rights Statutes. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, (i) against Cyclerion and in favor of any or all shareholders demanding appraisal if the court finds Cyclerion did not substantially comply with its notification and payment obligations under the Massachusetts Appraisal Rights Statutes, and (ii) against either Cyclerion or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the Massachusetts Appraisal Rights Statutes. The court in an appraisal proceeding may find that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against Cyclerion, and the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
To the extent Cyclerion fails to make a required payment pursuant to the Massachusetts Appraisal Rights Statutes, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from Cyclerion all costs and expenses of the suit, including counsel fees.
The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the Massachusetts Appraisal Rights Statutes and is qualified in its entirety by reference to the full text of the Massachusetts Appraisal Rights Statutes, which is attached to this proxy statement as Annex D. The foregoing discussion does not constitute any legal or other advice nor does it constitute a recommendation as to whether or not holders of Cyclerion’s Common Stock should exercise their appraisal rights. Any Cyclerion shareholder wishing to exercise appraisal rights is urged to consult with his, her or its legal counsel before attempting to do so, as a failure to strictly comply with all of the procedures set forth in the Massachusetts Appraisal Rights Statutes will result in the loss of the shareholder’s appraisal rights.
Certain Material U.S. Federal Income Tax Consequences
The following discussion is a general summary of certain of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction. The following discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the IRS as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.
The Asset Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset (including any deemed sale of a particular asset) will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Buyer. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to the cost of such assets, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold.
Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset.
To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our current year losses or our available net operating loss carryforwards will offset all or a substantial part of such gain.
Each shareholder should consult with its tax advisors regarding their interest in the Company and Asset Sale Transaction.
Anticipated Accounting Treatment
Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets and liabilities related to the Purchased Programs from our consolidated balance sheet. The results of operations from the Purchased Programs will be treated as discontinued operations. The unaudited proforma financial information, included elsewhere in this proxy statement, gives pro forma effect to the sale of the Purchased Programs.
Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction
If the Asset Sale Transaction is consummated, the cash purchase price we receive will be paid directly to the Company, and the Company will receive the Consideration Shares.
We currently intend to utilize the cash proceeds from the sale of the Purchased Programs, net of expenses, and any value we receive from the Consideration Shares in the form of dividends or a sale of such shares to maximize the value of our Retained Programs via out-licensing and for other working capital purposes. The Board of Directors will also continue to evaluate other activities aimed at enhancing shareholder value, which may include potentially collaborations, licenses, merger, acquisitions and/or other targeted investments. No such activities are currently pending.
The Board currently anticipates that the Company will remain as a reporting company following the consummation of the Asset Sale Transaction. The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our Common Stock. A shareholder who owns shares of our Common Stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

The Asset Purchase Agreement
Purchase and Sale of Assets
Purchased Assets
Subject to the terms and conditions of the Asset Purchase Agreement, Buyer has agreed to purchase at the closing of the Asset Sale Transaction and Cyclerion has agreed to and shall sell and cause to be sold, assigned, transferred, and conveyed to Buyer at the closing, all of Cyclerion’s rights, title, and interests, in and to the Purchased Assets, including without limitation, the following assets:
•
Intellectual Property rights owned by Cyclerion that are primarily related to the research, development, manufacture, commercialization, or other exploitation of the Purchased Programs, and, except to the extent constituting an Excluded Asset, all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the Closing Date, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation or violation thereof;

•	Contracts to which Cyclerion is a party to the extent primarily related to the research, development, manufacture or commercialization of the Purchased Programs (the “Assumed Contracts”);
•	all physical assets, wherever located, that are used or held for use primarily in connection with the Purchased Programs;
•
inventories used, held for use, or intended to be used primarily in operating or developing the Purchased Programs, wherever located, including inventories of raw materials, finished goods, drug substance, intermediates, operating supplies, work-in-process, products, supplies, packaging, packaging materials, parts and other inventories used, held for use, or intended to be used in operating or developing the Purchased Programs, and of the foregoing being held on consignment, bailment, or other arrangement;

•
books and records relating to the Purchased Assets, including all technical literature used primarily for the Purchased Programs and all rights to receive mail (including e-mail) and other communications related to the Purchased Programs (including mail (including e-mail) and communications from suppliers and others with respect to the Purchased Programs);

•
all INDs, Permits and regulatory documentation with respect to the Purchased Programs (including any drug designations), all correspondence with the FDA or other Governmental Entity regarding the Purchased Programs, all preclinical and clinical study data supporting the Purchased Programs and all related historical safety and pharmacovigilance data, provided that Cyclerion will have the right to make copies of all such records and will retain the right to access and use any such records following the closing;

•	all personnel files for the Transferred Employees;
•
all claims, causes of action, defenses and rights of offset or counterclaim against Third Parties primarily related to any Purchased Asset or any Assumed Liability, except to the extent constituting an Excluded Asset; and

•	all goodwill primarily associated with the foregoing categories of Purchased Assets.
Excluded Assets
Notwithstanding anything contained in the Asset Purchase Agreement to the contrary, Cyclerion shall retain, and Buyer shall not acquire or assume, any and all assets of Cyclerion not included in Purchased Assets, including the following assets, properties and rights (collectively, the “Excluded Assets”):
•	all cash and cash equivalents of Cyclerion, together with all rights to all bank accounts of Cyclerion;
•	all accounts receivable of Cyclerion;
•	all minute books, organizational documents, stock registers and such other books and records of Cyclerion that pertain to the ownership, organization and existence of Cyclerion and its Subsidiary;
•	all personnel files for all current and former employees of Cyclerion who do not become Transferred Employees;

•	all assets and Contracts related to, or assets held with respect to, the benefit plans of Cyclerion;
•	all rights of Cyclerion under the Transaction Agreements;
•	all Contracts of Cyclerion and its Subsidiary that are not Assumed Contracts (the “Excluded Contracts”);
•	all insurance policies and related Contracts of Cyclerion and all rights thereunder (including the right to make claims thereunder and to the proceeds thereof);
•	all assets, properties and rights, including all Contracts, primarily related to Cyclerion's business other than the Purchased Assets;
•	all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar law and associated with periods prior to the Closing Date;
•
all Intellectual Property rights owned or controlled by Cyclerion that are not primarily related to the research, development, manufacture, commercialization and other exploitation of the Purchased Programs, and all the goodwill associated therewith;

•
Cyclerion’s or its Subsidiary’s claims, causes of action, defenses and rights of offset or counterclaim against third parties not primarily related to any Purchased Asset or any Assumed Liability, as well as any claims, defenses, rights of offset or counterclaims made by Cyclerion or its Subsidiary against Third Parties related to any Purchased Assets but only to the extent set forth in the Disclosure Schedules;

•
all Joint Confidentiality Agreements, all bids and expressions of interest received from third parties with respect to the Purchased Assets (but excluding any confidentiality agreement that exclusively relates to the Purchased Programs);

•	all privileged materials, documents and records of Cyclerion or Cyclerion’s Subsidiary that are not related to the Purchased Assets;
•
all Tax assets of Cyclerion or its Subsidiary, or that relate to the Purchased Assets for a Pre-Closing Tax Period, including (i) Tax losses, refunds, credits, credit carry forwards and other Tax attributes, (ii) all deposits, prepaid or advance payments with respect to Taxes, and (iii) any claims, rights, and interest in and to any Tax asset, refund, credit, deduction or reduction of Taxes; and

•	all Tax Returns, Tax information and Tax records related to Cyclerion or its Affiliates.
Assumption of Liabilities
Assumed Liabilities
Subject to the terms and conditions of the Asset Purchase Agreement, at the closing of the Asset Sale Transaction, Buyer shall assume from Cyclerion and agree to pay, perform and discharge in accordance with their respective terms, all of the Assumed Liabilities regardless of (i) except as set forth in the definition of Assumed Liabilities, when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, and (iii) which entity is named in any action associated with any Liability; provided that Buyer shall not assume (and the Assumed Liabilities shall not be deemed to include) Liabilities to the extent arising out of or relating to a breach by Cyclerion or its Subsidiary of an Assumed Contract or to the extent relating to the period prior to the Closing Date:
Excluded Liabilities
Except for the Assumed Liabilities, Buyer shall not assume pursuant to the Asset Purchase Agreement or the transactions contemplated thereby, and shall have no liability for, any Liabilities of Cyclerion or any of its Affiliates (the “Excluded Liabilities”), all of which shall be retained by and continue to be Liabilities of Cyclerion or its Affiliates, as applicable. Without limiting the generality or effect of the foregoing, Excluded Liabilities shall include the following Liabilities:
•
all Liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, Cyclerion or the Purchased Assets as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Purchased Assets (other than the PTC Grant, the Employee Expenses and R&D Expenses);

•
all Liabilities based upon, arising out of or otherwise in respect of any employment, compensation, equity-based, incentive or other benefit plans, contracts, programs or agreements of Cyclerion, other than the Employee Expenses;

•
all Liabilities based upon, arising out of or otherwise in respect of any current or former employees, independent contractors, consultants, or other service providers of Cyclerion or any other member of its Group regardless of whenever occurring, other than (i) the Employee Expenses and (ii) solely with respect to the period following the closing (or, if later, the date a Transferred Employee becomes employed by Buyer or its Affiliates, except for the Employee Expenses related to any Inactive Employees who become Transferred Employees with respect to the period following the closing), Liabilities related to the employment or termination of employment of the Transferred Employees;

•
except as otherwise provided in the Asset Purchase Agreement, all Liabilities for (i) Taxes of Cyclerion (or its Subsidiary) or (ii) Taxes relating to the Purchased Assets for any Pre-Closing Tax Period;

•	all Liabilities arising in connection with, or relating to, any real property owned, leased or otherwise used or occupied by Cyclerion or its Subsidiary;
•	all royalties or other Liabilities owed under the Excluded Contracts; and
•
all Liabilities relating to abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar law where the dormancy period elapsed on or prior to the Closing Date.

Consideration for the Asset Sale Transaction
As consideration for the Asset Sale Transaction, Buyers agreed to:
•
pay the Company (i) $8.0 million at the closing, plus (ii) the amount of any Employee Expenses or R&D Expenses for which Buyers are obligated to reimburse the Company pursuant to the Asset Purchase Agreement to the extent such amounts remain unpaid as of the closing of the Asset Sale Transaction; and

•
deliver to the Company a number of shares of common stock, par value $0.0001 per share, of Buyer Parent, such that following the issuance thereof, such shares comprise 10% of the issued and outstanding shares of Buyer Parent immediately following the closing of the Asset Sale Transaction, subject to certain protections against dilution specified in the Cyclerion Stockholder Letter.

Representations and Warranties
The Asset Purchase Agreement contains representations and warranties that the Company and Buyers have made to each other as of specific dates relating to themselves and their respective businesses. The assertions embodied in these representations and warranties were made solely for purposes of the Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Accordingly, the Company’s shareholders should not rely on the representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Asset Purchase Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Asset Purchase Agreement rather than to establish matters as facts, may be subject to contractual standards of materiality different from those generally applicable to shareholders, and may be qualified by publicly filed reports and documents filed with the SEC and matters contained in the disclosure letter that the Company delivered to Buyers in connection with the Asset Purchase Agreement, which are not reflected in the Asset Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. This description of the representations and warranties is included solely to provide shareholders with information regarding the terms of the Asset Purchase Agreement. The representations and warranties in the Asset Purchase Agreement and their description in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings that we publicly file with the SEC.

The Company’s Representations and Warranties
The Company’s representations and warranties relate to, among other things:
•	Incorporation; Authority
•	The Purchased Assets
•	Compliance with Law
•	Consents and Approvals; No Conflicts
•	Contracts
•	Assigned Intellectual Property
•	Licenses, Permits and Authorizations
•	Taxes
•	Broker Fees
•	Representations with Respect to Consideration Shares
Buyers’ Representations and Warranties
Buyers’ representations and warranties, which are made on a joint and several basis, relate to, among other things, the following:
•	Incorporation; Ownership and Authority
•	Capitalization
•	No Operations
•	Consents and Approvals; No Violations
•	Financing
•	Broker’s Fees
Upon the consummation of the Asset Sale Transaction, the representations and warranties of the Company and Buyers will terminate.
Covenants
The Asset Purchase Agreement contains certain covenants that relate to, among other things, the following:
•	Operation of the Business
•	Corporate Examinations and Investigations
•	Know-How Licenses
•	Efforts
•	Employee Matters
•	Use of Retained Names and Marks
•	Interim Period Preclinical and Clinical Trial Activities
•	Exclusivity, as described in the Section entitled “Exclusivity” beginning on page 52
•	Matters related to Cyclerion Shareholders Meeting
•	Buyer Parent Stock Purchase Agreement
•	Taxes
•	FDA Letters
•	The matters described in the Section entitled “Post-Closing Arrangements” beginning on page 54
•	Joint Confidentiality Agreements

Closing Conditions
Conditions to Each Party’s Obligation
The obligations of the parties to consummate the Asset Sale Transaction are subject to the satisfaction, on or prior to the closing, of each of the following conditions precedent (any of which may be waived in whole or in part by each of the parties in its sole discretion):
•
there will be no law of any nature issued by a Governmental Entity of competent jurisdiction that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by any Transaction Agreement from being consummated as provided in the Asset Purchase Agreement;

•	approval of the Asset Sale Transaction by the holders of a majority of the outstanding shares of the Company’s Common Stock shall have been obtained;
•
the parties having delivered letters to the FDA with respect to the transfer from Cyclerion to Buyer of (i) the INDs relating to the Purchased Programs and (ii) the orphan drug designations relating to the Purchased Programs; and

•
the Novation and Waiver Agreement is in full force and effect, has not been amended or modified in any respect (except with the express written consent of Cyclerion and Buyer), and there is no dispute, outstanding with respect thereto.

Conditions to the Obligation of Buyers
The obligations of Buyers to consummate the Asset Sale Transaction are subject to the satisfaction, on or prior to the closing, of each of the following conditions precedent (any one or more of which may be waived in whole or in part by Buyer in its sole discretion):
•	At the closing of the Asset Sale Transaction, Cyclerion shall deliver or have caused to be delivered to Buyer the following:
○	the Buyer Parent Shareholder Agreements, duly executed by Cyclerion;
○	a properly completed and executed Internal Revenue Service Form W-9 of Cyclerion dated no more than 10 Business Days prior to the Closing Date;
○	the Conveyancing and Assumption Instruments, duly executed by Cyclerion;
○	a Transition Services Agreement between Cyclerion and Buyer, duly executed by Cyclerion; and
○	a certificate of the Chief Financial Officer of Cyclerion that each of the conditions set forth in the two immediately following bullets have been satisfied.
•
The representations and warranties of Cyclerion contained in the Asset Purchase Agreement (i) that are qualified or limited by materiality or “Material Adverse Effect” shall be true and correct as of the closing with the same effect as if made as of the closing (other than such representations that are made as of a specified date, which shall be true and correct on and as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects as of the closing with the same effect as if made as of the closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date).

•
Cyclerion shall have performed and complied in all material respects with all covenants and agreements required by the Asset Purchase Agreement to be performed or complied with by it at or prior to the closing. For purposes of this condition, a covenant of Cyclerion shall only be deemed to have not been performed if Cyclerion has materially breached such covenant and failed to cure within 15 calendar days after notice (or if earlier, the Termination Date); provided that Buyer shall not be required to consummate the closing unless and until such material breach of any covenant has been cured.

•	Since the date of the Asset Purchase Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

Conditions to the Obligation of the Company
The obligations of Cyclerion under the Asset Purchase Agreement shall be subject to each of the following conditions, unless waived by Cyclerion:
•	At the closing of the Asset Sale Transaction, Buyers shall deliver or have caused to be delivered to Cyclerion the following:
○	the Closing Payment;
○	evidence of issuance of the Consideration Shares;
○	the Buyer Parent Shareholder Agreements, duly executed by all of the parties thereto, other than Cyclerion;
○	the Conveyancing and Assumption Instruments, duly executed by Buyer;
○	the Transition Services Agreement, duly executed by Buyer;
○	evidence of the consummation of the closing of the Second Tranche; and
○	a certificate of a duly authorized officer of Buyer Parent that each of the conditions set forth in the immediately following two bullets has been satisfied.
•
The representations and warranties of Buyers contained in the Asset Purchase Agreement (i) that are qualified or limited by materiality or “Material Adverse Effect” shall be true and correct as of the closing with the same effect as if made as of the closing (other than such representations that are made as of a specified date, which shall be true and correct on and as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects as of the closing with the same effect as if made as of the closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date).

•
Buyers shall have performed and complied in all material respects with all covenants and agreements required by the Asset Purchase Agreement to be performed or complied with by Buyer and Buyer Parent, as applicable, at or prior to the closing. For purposes of this condition, a covenant of Buyer or Buyer Parent shall only be deemed to have not been performed if Buyer or Buyer Parent, as applicable, has materially breached such covenant and failed to cure within 15 calendar days after notice (or if earlier, the Termination Date); provided that Cyclerion shall not be required to consummate the closing unless and until such material breach of any covenant has been cured.

Exclusivity
The Asset Purchase Agreement requires that Cyclerion, from signing until the earlier of the termination of the Asset Purchase Agreement or closing of the Asset Sale Transaction, not initiate contact with or solicit any inquiry or proposal or engage in any discussions with third parties in connection with possible proposals regarding a sale or licensing of the Purchased Assets and certain other strategic transactions involving the Company. The Company has agreed to promptly provide notice to Buyer of any solicitation or offer made by any third party in connection with such alternative transaction.
If Buyers terminate the Asset Purchase Agreement because there is a Cyclerion Adverse Recommendation Change (as defined in the Asset Purchase Agreement), the Company must pay a termination fee of $0.5 million as well as reimburse out-of-pocket expenses of Buyers in an amount equal to $1.0 million and pay Employee Expenses and R&D Expenses actually reimbursed or paid by Buyers, as described in the Section entitled “The Parties’ Obligations Upon Termination” beginning on page 53.
Termination
The Asset Purchase Agreement may be terminated prior to closing as follows:
•	by the mutual written agreement of the Company and Buyer;
•
by either party upon notice to the other if the transactions contemplated by the Asset Purchase Agreement have not been consummated by the Termination Date; provided that such right to terminate is not available to any party whose breach of any provision of the Asset Purchase Agreement has primarily caused or primarily resulted in the failure of the transactions to be consummated by such time;

•
by Buyer if neither Buyer Parent nor Buyer is then in breach of any provision of the Asset Purchase Agreement that would lead any closing condition for the benefit of the Company not to be satisfied, if any representation or warranty made by the Company shall have become untrue or the Company shall have failed to perform any covenant or agreement set forth in the Asset Purchase Agreement, such that any closing condition for the benefit of Buyers would not be satisfied and such condition is incapable of being satisfied by the Termination Date, and the Company has not cured such breach within 20 days of Buyer’s written notification of such breach;

•
by the Company if the Company is not then in breach of any provision of the Asset Purchase Agreement that would lead any closing condition for the benefit of Buyers not to be satisfied, if any representation or warranty made by Buyer or Buyer Parent shall have become untrue or either of them shall have failed to perform any covenant or agreement set forth in the Asset Purchase Agreement, such that any closing condition for the benefit of the Company would not be satisfied and such condition is incapable of being satisfied by the Termination Date, and Buyer or Buyer Parent has not cured such breach within 20 days of the Company’s written notification of such breach;

•
by either party if the special meeting to which this proxy statement relates (including any adjournment or postponement thereof in accordance with the terms of the Asset Purchase Agreement) has concluded, our shareholders have voted, and the approval for the Asset Sale Proposal was not obtained;

•
by either party if any law or government order of any nature has been promulgated or issued that enjoins or otherwise prohibits, or has the effect of enjoining or otherwise prohibiting, the Asset Sale Transaction from being consummated, unless such party’s failure to fulfill or comply with any obligation or covenant under the Asset Purchase Agreement has been the cause of, or resulted in, such law or order;

•
by the Company if, after the sixth business day following the public announcement of the execution of the Asset Purchase Agreement, certain payments pursuant to the Stock Purchase Agreement, dated as of March 31, 2023 between Cyclerion and Dr. Peter M. Hecht have not been paid (which termination right is no longer available given such payments were made);

•
by the Company if all closing conditions for the benefit of Buyers have been satisfied on the date the closing should have been consummated by Buyers pursuant to the Asset Purchase Agreement, the Company has notified Buyer in writing thereof and that it stands ready, willing and able to close, and Buyer or Buyer Parent has failed to consummate the closing within two business days after the delivery of such notification; or

•	by Buyer if a Cyclerion Adverse Recommendation Change has been made, by delivering notice of such termination to the Company within 10 business days of such Cyclerion Adverse Recommendation Change.
The Parties’ Obligations Upon Termination
We will be required to pay Buyer a termination fee in the amount of $0.5 million if (i) Buyer validly terminates the Asset Purchase Agreement pursuant to the last bullet above, or (ii) prior to our special meeting, an Acquisition Proposal is publicized and not withdrawn, Buyer validly terminates the Asset Purchase Agreement in accordance with the second, third or fifth bullet above, and within twelve months of such termination, the Company enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal.
In addition, we will be required to reimburse Buyer for certain out-of-pocket expenses in the amount of (i) $1.0 million plus any Employee Expenses and R&D Expenses that shall have been reimbursed by Buyers to the Company if (A) (x) Buyer validly terminates the Asset Purchase Agreement pursuant to the third or last bullet above or (y) either party validly terminates the Asset Purchase Agreement pursuant to the second bullet above at a time when Buyer has a right to terminate pursuant to the third bullet above, or (B) under the circumstances described in clause (ii) of the immediately foregoing paragraph, Buyer validly terminates the Asset Purchase Agreement pursuant to the second bullet above, and (ii) 50% of any Employee Expenses and R&D Expenses that shall have been reimbursed by Buyers to the Company if Buyer validly terminates the Asset Purchase Agreement pursuant to the fifth bullet above.
Buyers will be required to pay the Company a termination fee in the amount of $1.0 million if (i) the Company validly terminates the Asset Purchase Agreement pursuant to the fourth or eighth bullet above, or (ii) either party validly terminates the Asset Purchase Agreement pursuant to the second bullet above at a time when the Company has a right to terminate pursuant to clause (i) of this sentence.

Post-Closing Arrangements
The Asset Purchase Agreement contains certain covenants that will survive the closing of the transaction, including:
•
Subject to the limitations in the Asset Purchase Agreement, we have agreed to indemnify Buyer Parent and each subsidiary of Buyer Parent and other related persons for any damages incurred by any of them in connection with (i) the Excluded Liabilities, including our failure to discharge any Excluded Liability, (ii) our breach of any covenants or agreements under the Asset Purchase Agreement or any other transaction agreement which require performance following the closing, and (iii) certain matters with respect to the deferred transfer of assets to Buyer.

•
Subject to the limitations in the Asset Purchase Agreement, Buyers have agreed to indemnify us and other related persons for any damages incurred by us or any of them in connection with (i) the Assumed Liabilities, including their failure to discharge any Assumed Liability, (ii) Buyers’ breach of any covenants or agreements under the Asset Purchase Agreement or any other transaction agreement which require performance following the closing, (iii) certain matters with respect to the deferred transfer of assets to Buyer and (iv) certain licensing matters.

•
Generally, the parties will each perpetually maintain in confidence, and cause their respective representatives to maintain in confidence, any confidential information of the other party or obtained from the other party (with certain limited exceptions).

•	The parties will provide each other with certain information relevant to the transaction, subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement.
•
The Company will not and will cause its affiliates not to, (i) directly or indirectly, for the period of five years from the closing of the Asset Sale Transaction, initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit any compound or product (including any compound or product that is part of an Excluded Program) that is (A) a CNS-penetrant sGC Stimulator, (B) developed for the treatment of any neuropsychiatric, neurodegenerative and primary mitochondrial genetic disease or disorder, as well as stroke and stroke recovery, and (C) a Cyclerion Competing Product anywhere in the world, or (ii) license, convey, grant, or otherwise transfer any rights to any third party (including any rights under any Intellectual Property included in the Excluded Assets) to initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit a Cyclerion Competing Product anywhere in the world; provided, however, if there is a change of control of Cyclerion, the foregoing restrictions generally do not apply to affiliates of Cyclerion’s acquiror if Cyclerion segregates confidential information it has with respect to the Purchased Programs.

•
Each of Buyer and Cyclerion, effective as of the closing, grant to the other a perpetual, irrevocable, worldwide, non-exclusive, royalty-free license to any know-how included in the Purchased Assets and Excluded Assets, respectively, in each case, solely to develop, manufacture, commercialize, or otherwise exploit, the Excluded Programs existing as of the Closing Date and the Purchased Programs, respectively.

The Other Transaction Agreements
Voting and Support Agreements
Simultaneously with the execution of the Asset Purchase Agreement, Buyer Parent entered into Voting and Support Agreements with certain equityholders (and certain affiliates of such equityholders) of Buyer Parent or any subsidiary of Buyer Parent that are also shareholders of the Company, which shareholders collectively held approximately 28.6% of the total outstanding voting shares of the Company as of the Record Date and include Dr. Hecht, our Chief Executive Officer, as well as certain funds managed by Polaris Partners, an affiliate of Mr. McGuire.
Pursuant to the Voting and Support Agreements, each shareholder signatory thereto has agreed, with respect to all of the shares of the Company’s Common Stock that such shareholder beneficially owns as of the date thereof or thereafter (the “Covered Stock”), to, among other things, (i) vote in favor of the Asset Sale Transaction; and (ii) not transfer any such Covered Stock during the term of such Voting and Support Agreement. The Voting and Support Agreements will terminate upon the earlier of the termination of the Asset Purchase Agreement in accordance with its terms, the consummation of the closing of the Asset Sale Transaction, Buyer Parent’s receipt of notice of a

Cyclerion Adverse Recommendation Change, the mutual written consent of the parties thereto, and the entry into any amendment to the Asset Purchase Agreement without the prior written consent of the applicable shareholder that is materially adverse to such shareholder. The Company is an express third-party beneficiary of the Voting and Support Agreements.
Buyer Parent Stock Purchase Agreement
Simultaneously with the execution of the Asset Purchase Agreement, we entered into the Buyer Parent Stock Purchase Agreement pursuant to which, among other things and subject to the terms and conditions set forth therein, Buyer Parent shall issue to the investors party thereto shares of Buyer Parent’s Series A Preferred Stock at multiple closings for an aggregate consideration of up to $81.0 million and which also provides the Company with a contractual right, exercisable at the times set forth in the Buyer Parent Stock Purchase Agreement, to subscribe for up to $5.0 million of Buyer Parent’s Series A Preferred Stock (in excess of the foregoing $81.0 million of Series A Preferred Stock).
Buyer Parent Shareholder Agreements
Buyer Parent Voting Agreement
At the closing of the Asset Sale Transaction, the Company intends to enter into a Voting Agreement with Buyer Parent and certain other shareholders of Buyer Parent. The parties to the Voting Agreement will agree to vote in a certain way on certain matters, including with respect to the election of directors of Buyer Parent. The agreement also provides for certain drag-along rights in connection with a sale of Buyer Parent.
Investor Rights Agreement
At the closing of the Asset Sale Transaction, the Company intends to enter into an Investor Rights Agreement with Buyer Parent and certain other shareholders of Buyer Parent. The agreement will provide the Company and the other shareholders with registration rights with respect to certain securities of Buyer Parent.
Cyclerion Stockholder Letter
At the closing of the Asset Sale Transaction, the Company intends to enter into a letter agreement with Buyer Parent. The Agreement will provide for (i) certain top-up rights in connection with the Consideration Shares issued to Cyclerion and (ii) certain information rights to Cyclerion.
Right of First Refusal and Co-Sale Agreement
At the closing of the Asset Sale Transaction, the Company intends to enter into a Right of First Refusal and Co-Sale Agreement with Buyer Parent and certain other shareholders of Buyer Parent. The agreement will, among other things, (i) provide Cyclerion with co-sale rights in respect of certain sales of Buyer Parent capital stock, (ii) prohibit transfers of Buyer Parent capital stock to certain transferees, such as competitors of Buyer Parent, and (iii) provide for a customary lockup following an initial public offering of Buyer Parent.
Transition Services Agreement
At the closing of the Asset Sale Transaction, the Company intends to enter into a transition services agreement with Buyer, pursuant to which Buyer would make available to Cyclerion certain services required by Cyclerion to, among other things, maximize the value of the Retained Programs via out-licensing following the date of the closing of the Asset Sale Transaction for the times specified for such services therein.

Interests of Certain Persons in the Asset Sale Transaction
In considering the recommendation of the Board to vote in favor of the Asset Sale Transaction, shareholders should be aware that, aside from their interests as shareholders, Dr. Hecht, our Chief Executive Officer and a member of the Board, and Mr. McGuire, a member of the Board, have interests in the Asset Sale Transaction that are different from, or in addition to, those of the Company’s shareholders. The Board was aware of such interests during its deliberations on the merits of the Asset Sale Proposal and in deciding to approve the Asset Sale Proposal and recommend that Company shareholders vote in favor of the Asset Sale Proposal. These interests include, among other things, the following:
•
Mr. McGuire is a Founding Partner of Polaris Partners. He currently beneficially owns, including through his interests in entities affiliated with Polaris Partners 1.6% of our Common Stock. Investment funds affiliated with Polaris Partners have subscribed for shares of Series A Preferred Stock in Buyer Parent pursuant to the Buyer Parent Stock Purchase Agreement, which, following the closing of the Asset Sale Transaction, would result in investment funds affiliated with Polaris Partners holding approximately 4.0% of the fully diluted shares of Buyer Parent.

•
Dr. Hecht currently beneficially owns approximately 19.9% of our Common Stock, which includes shares he has (or will have within 60 days of June 15, 2023) the right to acquire through conversion or exercise of stock options and Cyclerion Preferred Stock. He owns 351,037 shares of our non-voting Cyclerion Preferred Stock, constituting all of the outstanding shares of that class. He has subscribed for shares of Series A Preferred Stock in Buyer Parent pursuant to the Buyer Parent Stock Purchase Agreement, which, following the closing of the Asset Sale Transaction, would result in Dr. Hecht holding approximately 7.8% of the fully diluted shares of Buyer Parent.

•
Dr. Hecht will become the Chief Executive Officer and a member of the Board of Directors of Buyer Parent upon the closing of the Asset Sale Transaction and will receive equity securities in Buyer Parent as part of his compensation. Dr. Hecht will resign as the Company’s Chief Executive Officer but will remain a member of the Board upon the closing of the Asset Sale Transaction.

Vote Required
Approval of this Proposal No. 1 requires the affirmative vote of the holders of a majority of all shares entitled to vote on the proposal, in person or by proxy.
Consequences of Failing to Approve this Proposal
If the Asset Sale Proposal is not approved, we will be unable to complete the Asset Sale Transaction. If the Asset Sale Transaction is not completed, and if the Company was unable to secure an alternative source of working capital or to enter into an alternative strategic transaction, the Company likely would be forced to curtail operations or resort to bankruptcy protection. In this event, it is extremely unlikely that the Company would be able to pay, or provide for the payment of, all of its liabilities and obligations, and, therefore, there would be no assets available for distribution to the Company’s shareholders.
Board Recommendation
The Board of Directors unanimously recommends, without the participation of Dr. Hecht and Mr. McGuire, a vote “FOR” the Asset Sale Proposal.

PROPOSAL NO. 2
THE NASDAQ PROPOSAL
Background
On May 19, 2023, we consummated the sale of $5.0 million of Cyclerion Common Stock and Cyclerion Preferred Stock to Peter M. Hecht, Ph.D., our Chief Executive Officer and a member of the Board (the “Investor”), pursuant to the Subscription Agreement.
Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change of control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding shares of common stock or voting power, and such ownership or voting power would represent the Company’s largest concentration of ownership or voting power. The potential issuance of Common Stock upon conversion of the shares of Cyclerion Preferred Stock purchased by the Investor under the Subscription Agreement, as described in more detail below, may result in the Investor holding 20% or more of our outstanding Common Stock and such ownership could represent the Company’s largest ownership position. Accordingly, we are seeking shareholder approval pursuant to Nasdaq Listing Rule 5635(b) of the issuance of Common Stock upon conversion of the Cyclerion Preferred Stock issued to the Investor under the Subscription Agreement in excess of these limits. Shareholders should note that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Massachusetts law, our organizational documents or any other agreements to which we may be a party.
Under the Subscription Agreement, the Company issued to the Investor, in exchange for the Investor’s payment of $5.0 million, the Closing Common Shares and 351,037 shares of Cyclerion Preferred Stock (the “Closing Preferred Shares”), representing a per share purchase price of $8.68, the last closing price as reported on Nasdaq immediately preceding the execution of the Subscription Agreement as adjusted for our reverse stock split, which became effective on May 15, 2023. The Closing Preferred Shares are convertible into shares of Common Stock on a one-for-one basis; however, in accordance with Nasdaq Listing Rules, Dr. Hecht has agreed that the Closing Preferred Shares issued to him will not be convertible, unless and until such conversion is approved by the holders of Common Stock as required by the Nasdaq Listing Rules, to the extent the conversion would result in his owning or having the right to acquire 20% or more of the outstanding Common Stock at the time of conversion.
The shares of Cyclerion Preferred Stock have no voting rights except as required by law. Holders of the Cyclerion Preferred Stock are entitled to receive dividends pari passu with the holders of shares of our Common Stock and are entitled to a liquidation preference of $0.01 per share of Cyclerion Preferred Stock.
The Company agreed in the Subscription Agreement to use reasonable best efforts to solicit proxies in favor of this Proposal No. 2. The Subscription Agreement further provides that upon written demand by the Investor one time, the Company shall prepare and file with the SEC within 60 days thereafter a registration statement covering the resale of the Closing Common Shares and the shares of Common Stock issuable upon conversion of the Closing Preferred Shares, and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act, as soon as practicable.
Interest of our Chief Executive Officer in the Nasdaq Proposal
Peter M. Hecht, Ph.D., the Investor, is our Chief Executive Officer and member of the Board. As of the Record Date, Dr. Hecht owned 327,384 shares of our Common Stock directly, corresponding to 13.6% of the total voting power of our Common Stock. In addition to 110,364 stock options vested or scheduled to vest within 60 days of the Record Date, he also had the right to acquire an additional 82,354 shares of our Common Stock upon conversion of the shares of Cyclerion Preferred Stock that are not subject to conversion limits under the Nasdaq Listing Rules. All of Dr. Hecht’s Common Stock, including the 225,000 shares of Common Stock purchased under the Subscription Agreement, will be voted in favor of the Asset Sale Proposal. The 225,000 shares of Common Stock Dr. Hecht purchased under the Subscription Agreement may not be voted in connection with the Nasdaq Proposal. Any shares of Common Stock that Dr. Hecht may receive on conversion of Cyclerion Preferred Stock prior to the special meeting will not be eligible to vote on either proposal at the special meeting. If the Nasdaq Proposal is approved, Dr. Hecht will own, or have the right to acquire upon conversion of the Cyclerion Preferred Stock in full, an aggregate of

678,421 shares of our Common Stock, corresponding to 24.6% of the total voting power of our Common Stock, in addition to stock options. Such ownership would significantly increase Dr. Hecht’s influence on strategic decisions of the Company and his ability to impact voting results in future shareholder meetings, including elections of nominees to our Board.
Consequences of Failing to Approve this Proposal
The Board is not seeking the approval of our shareholders to authorize our entry into the Subscription Agreement. The Subscription Agreement has already been executed and delivered, and the closing of the transactions contemplated by the Subscription Agreement has occurred.
The failure of our shareholders to approve this Proposal No. 2 will mean that the Closing Preferred Shares will not be convertible into shares of Common Stock to the extent that conversion would result in the Investor (or any other holder of the Closing Preferred Shares at the time) owning or having the right to acquire 20% or more of the outstanding Common Stock at the time of conversion. As long as the Closing Preferred Shares are not converted into Common Stock, each Closing Preferred Share will be entitled to a liquidation preference of $0.01 per share in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, but they are not entitled to voting rights except as required by law.
Vote Required
In order to satisfy Nasdaq’s shareholder approval requirement, a majority of the total votes cast on a proposal must be voted in favor of the proposal. Consequently, approval of this Proposal No. 2 requires that the number of votes cast for the Nasdaq Proposal at the special meeting exceed the number of votes cast against the Nasdaq Proposal. In accordance with relevant Nasdaq interpretations, none of the Closing Common Shares are entitled to vote on Proposal No. 2. The Investor may, however, vote other shares of Common Stock that he owns as of the Record Date. Failures to vote, abstentions and broker non-votes will have no effect on the outcome of Proposal No. 2.
Board Recommendation
The Board of Directors unanimously recommends, without the participation of Dr. Hecht and Mr. McGuire, a vote “FOR” the Nasdaq Proposal.

PROPOSAL NO. 3
THE ADJOURNMENT PROPOSAL
If the number of shares of the Company’s capital stock present at the special meeting, in person or represented by proxy, and voting in favor of the Asset Sale Proposal is insufficient to approve the Asset Sale Proposal, then the Board intends to move to adjourn and postpone the special meeting to a later date or dates, if necessary, to enable the Board to solicit additional proxies for the approval of the Asset Sale Proposal. In that event, we will ask the Company’s shareholders to vote only upon the adjournment and postponement of the special meeting, as described in this Proposal No. 3, and not any of the other proposals.
In this proposal, shareholders are being asked to grant authority to the holder of any proxy solicited by the Board of Directors so that such holder can vote in favor of the proposal to adjourn and postpone the special meeting to a later date or dates, if necessary, so that the Board can solicit additional proxies for the approval of the Asset Sale Proposal. If the shareholders approve this Adjournment Proposal, then we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted against the approval of the Asset Sale Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale Proposal to defeat the Asset Sale Proposal, we could adjourn the special meeting without a vote and seek to convince the holders of those shares to change their votes in favor of the Asset Sale Proposal.
Vote Required
Assuming a quorum is present, approval of this Proposal No. 3 requires that the number of votes cast for the Adjournment Proposal at the special meeting exceed the number of votes cast against the Adjournment Proposal.
Board Recommendation
The Board unanimously recommends, without the participation of Dr. Hecht and Mr. McGuire, that shareholders vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS
The following table sets forth information known to the Company regarding the beneficial ownership of our Common Stock as of June 15, 2023 by:
•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The calculation of percentage of beneficial ownership is based on 2,407,796 shares of Common Stock outstanding as of June 15, 2023:
Name	Number of Shares of Common Stock Owned	Percentage
Officers and Directors:
Peter Hecht, Ph.D.(1)	520,102	19.9%
Cheryl Gault(2)	17,830	*
Anjeza Gjino(3)	11,420	*
Terrance McGuire(4)	39,517	1.6%
Ole Isacson, M.D., Ph.D.(5)	2,621	*
Steven Hyman, M.D.(6)	1,553	*
Errol De Souza, Ph.D.(7)	1,500	*
All directors and executive officers as a group (7 individuals)	594,542	23.1%
Shareholders:
Slate Path Capital LP(8)	357,880	14.9%
FMR LLC (Fidelity)(9)	169,518	7.0%
MFN Partners L.P.(10)	169,461	7.0%
Artal International S.C.A. / The Invus Group, LLC (11)	138,956	5.8%
American Endowment Foundation(12)	133,027	5.5%
*	Less than 1% of outstanding shares
This table is based upon information supplied by officers, directors and shareholders known by us to be beneficial owners of more than 5% of our Common Stock, information obtained from Schedules 13G or 13D filed with the SEC and based on information publicly available reporting beneficial ownership of our Common Stock. Unless otherwise noted below, no shareholder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.
(1)
Includes (a) 110,364 shares of Common Stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following June 15, 2023 and (b) 82,354 shares of Common Stock that Dr. Hecht has the right to acquire upon conversion of shares of Cyclerion Preferred Stock that are not currently subject to conversion limits under the Nasdaq Listing Rules.

(2)	Includes 17,003 shares of Common Stock issuable to Ms. Gault upon the exercise of options that are exercisable within 60 days following June 15, 2023.
(3)	Includes 9,739 shares of Common Stock issuable to Ms. Gjino upon the exercise of options that are exercisable within 60 days following June 15, 2023.
(4)
Includes 2,500 shares of Common Stock issuable to Mr. McGuire upon the exercise of options that are exercisable within 60 days following June 15, 2023. Includes 552 shares held by Mr. McGuire, 34,865 shares of Common Stock held by Polaris Partners VIII, L.P., 1,247 shares of Common Stock held by Polaris Entrepreneurs Fund VIII, L.P., 8 shares of Common Stock held by Polaris Venture Management Co. II, L.L.C. and 345 shares of Common Stock held by Bartlett Partners, LLC. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.

(5)	Includes 2,500 shares of Common Stock issuable to Dr. Isacson upon the exercise of options that are exercisable within 60 days following June 15, 2023.
(6)	Includes 1,553 shares of Common Stock issuable to Dr. Hyman upon the exercise of options that are exercisable within 60 days following June 15, 2023.

(7)	Includes 1,500 shares of Common Stock issuable to Dr. De Souza upon the exercise of options that are exercisable within 60 days following June 15, 2023.
(8)
Based solely upon the information provided by Slate Path Capital LP (“Slate Path”), in a Schedule 13G filed on January 13, 2023, reporting as of December 31, 2022. Slate Path is the investment manager of Slate Path Master Fund LP (the “Slate Path Fund”) and, accordingly, may be deemed to beneficially own the shares held directly by the Slate Path Fund. David Greenspan (“Mr. Greenspan”) is the managing partner of Jades GP, LLC, which is the general partner of Slate Path, and, accordingly, may be deemed to beneficially own the shares held directly by the Slate Path Fund.

(9)
Based solely upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 9, 2023, reporting as of December 31, 2022. FMR has beneficial ownership of all the shares, for which it has sole voting power and sole dispositive power with respect to all of the shares. FMR reported its beneficial ownership on behalf of itself, Fidelity Management & Research Company LLC, Fidelity Management Trust Company and Strategic Advisors LLC. Ms. Abigail Johnson is also deemed to be the beneficial owner of these shares as the director and managing member of FMR.

(10)
Based solely upon the information provided by MFN Partners, LP (“MFN”), in a Schedule 13G/A filed on February 9, 2022, reporting as of December 31, 2021. The general partner of MFN is MFN Partners GP, LLC (“MFN GP”). The Investment manager of MFN is MFN Partners Management, LP (“MFN Management”). The general partner of MFN Management is MFN Partners Management, LLC (“MFN LLC”). Farhad Nanji and Michael DeMichele are members of MFN GP and MFN LLC.

(11)
Based solely upon the information provided by Artal International S.C.A. in a Schedule 13G/A filed on February 11, 2022, reporting as of December 31, 2021. Invus Public Equities, L.P. (“Invus Public Equities”) directly held 2,768,069 shares. Invus Public Equities Advisors, LLC (“Invus PE Advisors”), as the general partner of Invus Public Equities, controls Invus Public Equities and, accordingly, may be deemed to beneficially own the shares held by Invus Public Equities. Artal Treasury Limited (“Artal Treasury”), as the managing member of Invus PE Advisors, controlled Invus PE Advisors and, accordingly, may be deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own. Invus, L.P. directly held 11,053 shares. Invus Advisors, L.L.C. (“Invus Advisors”), as the general partner of Invus, L.P., controls Invus, L.P. and, accordingly, may be deemed to beneficially own the shares held by Invus, L.P. Artal International S.C.A. (“Artal International”), (i) as its Geneva branch is the sole shareholder of Artal Treasury, controls Artal Treasury and, accordingly, may be deemed to beneficially own the 2,768,069 shares that Artal Treasury may be deemed to beneficially own, and (ii) as the managing member of Invus Advisors, controls Invus Advisors and, accordingly, may be deemed to beneficially own the 11,053 shares that Invus Advisors may be deemed to beneficially own. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and, accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group, as the parent company of Artal International Management, controls Artal International Management and, accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group S.A. (“Artal Group”), controls Artal Group and, accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as the majority shareholder of Westend, controls Westend and, accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. Mr. Wittouck, as the sole member of the board of the Stichting, controls the Stichting and, accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. Effective as of February 9, 2022, in connection with an internal reorganization, Artal Treasury ceased to be the managing member of Invus PE Advisors, and the Geneva branch of Artal International, the sole shareholder of Artal Treasury, became the managing member of Invus PE Advisors and, accordingly, may be deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own. Effective as of such date, Artal Treasury is no longer deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own.

(12)	Based solely upon the information provided by American Endowment Foundation in a Schedule 13G/A filed on February 5, 2021, reporting as of December 31, 2020.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 22, 2023;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 12, 2023;
•	Proxy Statement for the annual meeting of our shareholders held on May 15, 2023, filed with the SEC on Schedule 14A on April 3, 2023; and
•	Current Reports on Form 8-K filed with the SEC on April 3, May 12, May 15, May 25 and June 1, 2023.
Notwithstanding the foregoing, information furnished under Items 2.02, 7.01 and 8.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement. In addition, statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are only summaries of the material terms and as such we encourage you to carefully read in its entirety that contract or other document filed as an exhibit with the SEC.

OTHER INFORMATION
Shareholder Proposals and Nominations
Our bylaws provide that, for shareholder nominations to the Board of Directors at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Corporate Secretary at Cyclerion Therapeutics, Inc., 245 First Street, 18th Floor, Cambridge, MA 02142. To be timely for the 2024 annual meeting of shareholders, the shareholder’s notice must be delivered to us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting of shareholders, except that if the 2024 annual meeting of shareholders is set for a date that is more than 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the 60th day prior to the date of the annual meeting (provided that, if fewer than 65 days’ notice or prior public disclosure of the date of the 2024 annual meeting of shareholders is given or made to the shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 15th day following the day of such notice or public disclosure). Assuming the date of our 2024 annual meeting of shareholders is not so advanced or delayed, shareholders who wish to make a proposal or a director nomination for the 2024 annual meeting of shareholders must notify us no earlier than January 16, 2024 and no later than February 15, 2024. Such notice must provide certain information about the Board nominees, as provided in our bylaws.
For other shareholder proposals to be considered at an annual meeting of shareholders, our bylaws provide that the shareholder must, in addition to any other applicable requirements, comply with the requirements of Rule 14a-8 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received no later than the close of business on December 5, 2023.
In addition to satisfying the foregoing requirements of our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the Investor Relations section of our corporate website at https:// https://ir.cyclerion.com/. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other files that we make with the SEC.
You may request a copy of our reports and other documents filed with the SEC at no cost upon written request to Cyclerion Therapeutics, 245 First Street, 18th Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.
Shareholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in this proxy statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this proxy statement. This proxy statement is dated June 20, 2023. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.
We have not authorized anyone to give you any information or to make any representation about the proposed Asset Sale Transaction or the Company that is different from or adds to the information contained in this proxy statement. Therefore, if anyone does give you any different or additional information, you should not rely on it.

MISCELLANEOUS AND OTHER MATTERS
We know of no other matters to be submitted to the special meeting. If any other matters properly come before the special meeting, it is the intention of the person named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: June 20, 2023

Annex A
ASSET PURCHASE AGREEMENT

by and among

JW CELTICS INVESTMENT CORP.,

JW CYCLE, INC.

and

CYCLERION THERAPEUTICS, INC.

Dated as of May 11, 2023

ASSET PURCHASE AGREEMENT

A-i

A-ii

List of Exhibits and Schedules
DISCLOSURE SCHEDULES
Exhibit A	—	Form of Voting Agreement
Exhibit B	—	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	—	Stockholder Agreements
Exhibit D	—	Domain Name Assignment Agreement
Exhibit E	—	Employee Expenses Allocation Schedule
Exhibit F		Patent Assignment Agreement
Exhibit G	—	Cyclerion Stockholder Letter
Exhibit H	—	Buyer Parent Purchase Agreement
Exhibit I-1	—	Cyclerion IND 147088 FDA Letter
Exhibit I-2	—	Cyclerion IND 138999 FDA Letter
Exhibit I-3	—	Cyclerion IND 155952 FDA Letter
Exhibit J	—	Cyclerion Orphan Designation Letter
Exhibit K	—	Transition Services Agreement
Exhibit L-1	—	Buyer IND 147088 FDA Letter
Exhibit L-2	—	Buyer IND 138999 FDA Letter
Exhibit L-3	—	Buyer IND 155952 FDA Letter
Exhibit M	—	Buyer Orphan Designation Letter
A-iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2023, is entered into by and among JW Celtics Investment Corp. (“Buyer Parent”), a Delaware corporation, JW Cycle Inc. (“Buyer” and collectively with Buyer Parent, the “Buyers”), a Delaware corporation, and Cyclerion Therapeutics, Inc. (“Cyclerion”), a Massachusetts corporation. “Party” or “Parties” means Buyer Parent, Buyer or Cyclerion, individually or collectively, as the case may be. Each capitalized term used and not elsewhere defined herein has the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, Cyclerion owns certain assets comprising the Purchased Assets;
WHEREAS, Cyclerion desires to sell, transfer and assign the Purchased Assets and the Assumed Liabilities to Buyer and Buyer wishes to purchase, acquire and assume the Purchased Assets and the Assumed Liabilities on the terms and conditions set forth in this Agreement;
WHEREAS, concurrently herewith, each equityholder (and certain affiliates of any such equityholder) of a Buyer Group entity that is also an equityholder of Cyclerion has executed and delivered to Cyclerion, a duly signed voting agreement in the form attached hereto as Exhibit A with respect to voting at the Stockholders Meeting all shares of Cyclerion Common Stock that such person owns or otherwise has the right to vote in favor of the approval and authorization of this Agreement and the transactions relating hereto (each, a “Voting Agreement”); and
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:
(1)	“Acquisition Agreement” shall have the meaning set forth in Section 6.8(e).
(2)
“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal, indication of interest or offer (whether written or oral) with respect to any direct or indirect: (i) purchase or sale, in a single transaction or a series of related transactions, of Cyclerion’s Common Stock representing more than twenty-five percent (25%) of the voting power in Cyclerion, other than pursuant to that certain Stock Purchase Agreement, dated March 31, 2023, by and between Cyclerion and Mr. Peter M. Hecht; (ii) merger, consolidation, other business combination, reorganization, recapitalization, share exchange, dissolution, liquidation or similar transaction involving Cyclerion or its Subsidiary; (iii) purchase or sale of assets, businesses, securities or ownership interests (including the securities of Cyclerion’s Subsidiary) representing more than twenty-five percent (25%) of the net assets of Cyclerion, taken as a whole, or of Cyclerion and its Subsidiary, taken as a whole, other than pursuant to this Agreement; (iv) spin-off, sale or license of any assets of Cyclerion or its Subsidiary related to either of the Purchased Programs, whether specific to those assets or as part of a sale of a larger set of assets, which spin-off, sale or license would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby; or (v) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty-five percent (25%) or more of the outstanding shares of Common Stock.

(3)
“Action” means any demand, action, audit, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(4)
“Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or a member of such other Party’s Group solely by reason of having common stockholders or one or more directors or officers in common.
(5)	“Agreement” shall have the meaning set forth in the Preamble.
(6)
“Ancillary Agreements” means the Stockholders Agreements, the Buyer Parent Purchase Agreement, the Cyclerion Stockholder Letter, each Voting Agreement, the FDA Letters, the Orphan Designation Letters, the Transition Services Agreement, all Conveyancing and Assumption Instruments, the Novation and Waiver Agreement and any and all other agreements entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with this Agreement or the other transactions contemplated by this Agreement.

(7)
“Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

(8)	“Assume,” “Assumed” and “Assumption” shall have the respective meanings set forth in Section 2.3.
(9)	“Assumed Contracts” shall have the meaning set forth in Section 2.1(b).
(10)
“Assumed Liabilities” means: (i) the Employee Expenses; (ii) the R&D Expenses; (iii) Liabilities under the Assumed Contracts to the extent relating to the period after the Closing Date; (iv) any and all Liabilities relating to the PTC Grant, whether incurred prior to or after the Closing; (v) 50% of any Transfer Taxes (in accordance with Section 6.11(b)); and (vi) any Liabilities relating to the Purchased Assets, Assumed Liabilities or the Purchased Programs to the extent relating to the period after the Closing Date.

(11)	“Assumed Names and Marks” shall have the meaning set forth in Section 6.6.
(12)	“Backup Compound” means any CNS-penetrant sGC Stimulator that has been declared a development candidate by Cyclerion.
(13)
“Bill of Sale and Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement by and between Cyclerion and Buyer in substantially the form attached hereto as Exhibit B.

(14)	“Board” means the Board of Directors of Cyclerion.
(15)
“Board Recommendation” means the Board’s recommendation that the Cyclerion stockholders authorize and approve this Agreement and the transactions contemplated hereby, including the consideration to be received by Cyclerion.

(16)
“Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in the Commonwealth of Massachusetts are required, or authorized by Law, to remain closed.

(17)	“Buyer” shall have the meaning set forth in the Preamble.
(18)	“Buyers” shall have the meaning set forth in the Preamble.
(19)	“Buyer Claim” shall have the meaning set forth in Section 9.1.
(20)	“Buyer Expense Reimbursement” shall have the meaning set forth in Section 8.3(a)(i).
(21)	“Buyer FDA Letters” shall have the meaning set forth in Section 7.3(a)(iv).
(22)	“Buyer Group” means Buyer Parent and each Subsidiary of Buyer Parent.
(23)	“Buyer Hydroxy-Compound Notice” shall have the meaning set forth in Section 6.13(c).

(24)
“Buyer Indemnitees” means the members of the Buyer Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(25)	“Buyer Orphan Designation Letter” shall have the meaning set forth in Section 7.3(a)(iv).
(26)
“Buyer Parent Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated on or about the date hereof, by and among Buyer Parent and the investors set forth on the signature pages thereto.

(27)	“Buyer Parties” shall have the meaning set forth in Section 8.3(a)(ii).
(28)
“Change of Control” means (i) a purchase or sale, in a single transaction or a series of related transactions, of Cyclerion’s Common Stock representing more than fifty percent (50%) of the voting power in Cyclerion by a Third Party; (ii) a merger, consolidation, other business combination, share exchange, or similar transaction involving Cyclerion or its Subsidiary in which more than fifty percent (50%) of the voting power in Cyclerion is acquired by a Third Party; or (iii) the purchase or sale of assets, businesses, securities or ownership interests (including the securities of Cyclerion’s Subsidiary) representing more than fifty percent (50%) of the net assets of Cyclerion, taken as a whole, or of Cyclerion and its Subsidiary, taken as a whole, other than pursuant to this Agreement, by a Third Party.

(29)	“Claiming Party” shall have the meaning set forth in Section 9.3(b).
(30)	“Closing” shall have the meaning set forth in Section 2.5.
(31)	“Closing Date” shall have the meaning set forth in Section 2.5.
(32)
“Closing Payment” means $8,000,000 plus the amount of any Employee Expenses or R&D Expenses that Buyers are obligated to reimburse Cyclerion for pursuant to this Agreement to the extent such amounts remain unpaid as of the Closing Date.

(33)
“CNS-penetrant sGC Stimulator” means an sGC stimulator with cerebral spinal fluid brain to free plasma ratio of > 0.5 when dosed 1mg/kg at steady state in rat. For clarity, the definition of CNS-penetrant sGC Stimulator specifically excludes the following compounds: praliciguat, olinciguat, and the preclinical candidate MM-500822.

(34)	“Code” means the United States Internal Revenue Code of 1986, as amended.
(35)	“Common Stock” shall have the meaning set forth in Section 3.1.
(36)
“Confidential Information” means, with respect to a Party, all confidential or proprietary information to the extent concerning: (i) such Party or any of its Subsidiaries and (ii) the Purchased Assets, Assumed Liabilities, any Excluded Assets or any Excluded Liabilities, in each case (clauses (i)-(ii)) including any such information furnished pursuant to Article X or otherwise pursuant to this Agreement or any Ancillary Agreement; provided, however, that “Confidential Information” shall not include any information that is (A) in the public domain or known to the public through no fault of the receiving Party or any of its Subsidiaries, (B) lawfully acquired after the Closing Date by the receiving Party or any of its Subsidiaries from Third Parties not known to be subject to confidentiality obligations with respect to such information or (C) independently developed by the receiving Party or any of its Subsidiaries after the Closing Date without reference to any Confidential Information of the disclosing Party or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, subject to the foregoing proviso, from and after the Closing, all information included in the Purchased Assets and owned or Controlled by Buyer as of the Closing will be the Confidential Information of Buyer, and Buyer will be considered the disclosing Party and Cyclerion the receiving Party with respect thereto. Furthermore, for the avoidance of doubt, subject to the foregoing proviso, any information that Buyer receives from any Third Party pursuant to a Contract that is retained by Cyclerion regarding Buyer’s technology, products, business or objectives shall be deemed to be Confidential Information of Cyclerion. Likewise, from and after the Closing, for the avoidance of doubt, subject to the foregoing proviso, any information that Cyclerion received from any Third Party pursuant to an Assumed Contract regarding Cyclerion’s technology, products, business or objectives shall be deemed to be Confidential Information of Buyer.

(37)
“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.

(38)	“Consideration Shares” shall have the meaning set forth in Section 3.1.
(39)
“Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(40)
“Control” means, with respect to any Intellectual Property, the possession by a Party or its Affiliates (whether by ownership or license, other than a license granted pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patents and intangible Know-How, or other Intellectual Property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patents, intangible Know-How, or other Intellectual Property on the terms set forth herein, in each case ((i) and (ii)), without breaching or otherwise violating the terms of any Contract with a Third Party in existence as of the Closing Date.

(41)
“Conveyancing and Assumption Instruments” means, collectively, the various Contracts by and between or among Cyclerion, on the one hand, and any member(s) of the Buyer Group, on the other hand, including the Bill of Sale, Assignment and Assumption Agreement, Domain Name Assignment Agreement, Patent Assignment Agreement, and other documents entered into prior to the Closing Date and to be entered into, in each case to effect the transfer of Assets and the Assumption of Liabilities in the manner contemplated by the Transaction Agreements, in such form or forms as the applicable parties thereto agree.

(42)	“Copyrights” shall have the meaning set forth in Section 1.1(80).
(43)	“Cyclerion” shall have the meaning set forth in the Preamble.
(44)	“Cyclerion Adverse Recommendation Change” shall have the meaning set forth in Section 6.8(e).
(45)	“Cyclerion Claim” shall have the meaning set forth in Section 9.2.
(46)	“Cyclerion Common Stock” means the common stock of Cyclerion, no par value.
(47)	“Cyclerion Competing Product” shall have the meaning set forth in Section 6.13(a).
(48)	“Cyclerion FDA Letters” shall have the meaning set forth in Section 7.2(a)(iii).
(49)	“Cyclerion Hydroxy-Compound Notice” shall have the meaning set forth in Section 6.13(c).
(50)
“Cyclerion Indemnitees” means Cyclerion, its Subsidiary, and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(51)	“Cyclerion Orphan Designation Letter” shall have the meaning set forth in Section 7.2(a)(iii).
(52)	“Cyclerion Parties” shall have the meaning set forth in Section 8.3(a)(ii).
(53)	“Cyclerion Stockholder Letter” means the letter agreement by and between Cyclerion and Buyer Parent in the form attached hereto as Exhibit G.
(54)	“Direct Claim” shall have the meaning set forth in Section 9.3(a)(ii).
(55)
“Disclosure Schedules” means the final disclosure schedules to this Agreement that are being executed and delivered by Buyer, Buyer Parent and Cyclerion, as applicable, in connection with the execution and delivery of this Agreement.

(56)	“Domain Name Assignment Agreement” means that certain Domain Name Assignment Agreement by and between Cyclerion and Buyer in substantially the form attached hereto as Exhibit D.

(57)
“Employee Expenses” means any and all direct and indirect costs and expenses relating to the employment of the Employees, including, salary or other base pay and the employer portion of payroll taxes in connection with the foregoing, costs incurred in connection with providing and administering retirement benefits and health and welfare benefits, and overhead expenses (including without limitation IT, HR and payroll expenses) that are allocated to such Employees pursuant to an Allocation Schedule as set forth in Exhibit E, in each case that are incurred from and after the date of this Agreement through and including the applicable Employee Expenses End Date; provided, however, that Employee Expenses shall exclude (i) any severance or termination costs attributable to any Employees or any other employees or other service providers of Cyclerion who do not become Transferred Employees regardless of when such severance or termination costs are incurred, (ii) any direct or indirect costs or expenses incurred or accrued with respect to any Employees with respect to any time period prior to the date of this Agreement and (iii) with respect to the period after the Closing Date through and including the applicable Employee Expenses End Date, any amounts paid from any of Cyclerion’s third party disability insurance providers to any Inactive Employees.

(58)	“Employee Expenses End Date” shall have the meaning set forth in Section 6.5(a).
(59)	“Employees” means the individuals listed on Section 1.1(59) of the Disclosure Schedules.
(60)
“Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or any restriction on use, voting, transfer, receipt of income, right of set-off, title retention, or exercise of any other attribute of ownership.

(61)
“Equity Financing” means the purchase and sale of the First Tranche Shares (as defined in the Buyer Parent Purchase Agreement) and the consummation of the Second Tranche, each pursuant to the terms of the Buyer Parent Purchase Agreement.

(62)	“Exchange Act” means the Securities Exchange Act of 1934.
(63)	“Excluded Assets” shall have the meaning set forth in Section 2.2.
(64)	“Excluded Contracts” shall have the meaning set forth in Section 2.2(f).
(65)	“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
(66)
“Excluded Programs” means any and all current or future programs operated by Cyclerion, other than the Purchased Programs, including Cyclerion’s Onlinciguat program, Cyclerion’s Praliciguat program, and Cyclerion’s preclinical programs.

(67)	“FDA” means the United States Food and Drug Administration.
(68)	“FDA Letters” means the Buyer FDA Letters and the Cyclerion FDA Letters.
(69)
“Fully-Diluted Basis” shall mean, as of a specified date, the number of shares of common stock of Buyer Parent then-outstanding plus the number of shares of common stock of Buyer Parent issuable upon exercise or conversion of then-outstanding shares of preferred stock of Buyer Parent.

(70)
“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(71)	“Group” means (i) with respect to Buyer, the Buyer Group and (ii) with respect to Cyclerion, Cyclerion and its Subsidiary, as the context requires.
(72)	“Hydroxy-Compounds” shall have the meaning set forth in Section 6.13(c).
(73)	“Inactive Employee” shall have the meaning set forth in Section 6.5(a).
(74)
“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

(75)
“Indemnifiable Losses” means any and all Liabilities, including damages, losses, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses (but excluding consequential, punitive, incidental and similar damages except to the extent paid to a third party) of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable fees and expenses of attorneys, accountants, consultants and other professionals incurred in the investigation or defense thereof or the enforcement of rights hereunder.

(76)	“Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article IX to provide indemnification pursuant to such claim.
(77)
“Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the Buyer Indemnitee or Cyclerion Indemnitee, as the case may be, that may be entitled to indemnification hereunder with respect to such claim.

(78)	“Indemnity Payment” shall have the meaning set forth in Section 9.4(a).
(79)
“Insurance Proceeds” means those monies (i) received by an insured from a Third Party insurance carrier or (ii) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(80)
“Intellectual Property” means all intellectual property, whether registered or unregistered and whether granted, pending or expired, of every kind and description throughout the world, including all U.S. and non-U.S.: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto and utility models, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates) (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) rights in software and computer systems; (v) all applications and registrations for the foregoing; (vi) trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in vitro data, inventions, ideas, processes, formulae and methodologies, excluding Patents (collectively, “Know-How”); and (vii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(81)
“Intervening Event” means any event, fact, circumstance, development or occurrence that affects the business, assets or operations of Cyclerion or its Subsidiary in any material respect that is unknown to, and not reasonably foreseeable by, the Board as of the date of this Agreement and becomes known to the Board prior to obtaining the Stockholder Approval, except that in no event shall an Acquisition Proposal or any event, fact, circumstance, development or occurrence relating to the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event.

(82)
“Joint Confidentiality Agreement” means any confidentiality agreement between Cyclerion and a prospective purchaser, in each case that relates both to (i) all or any portion of the Purchased Assets and (ii) all or any portion of the Excluded Assets.

(83)	“Know-How” shall have the meaning set forth in Section 1.1(80).
(84)	“Knowledge of Cyclerion” means the actual knowledge of Cheryl Gault and Anjeza Gjino, in each case, following due inquiry.
(85)
“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(86)
“Liabilities” means any and all indebtedness, liabilities, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or in connection with any dispute, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
(87)
“Material Adverse Effect” means, with respect to Cyclerion, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (x) is materially adverse to the assets, liabilities, business, results of operations or the financial condition of such Person or (y) would materially and adversely affect the ability of Cyclerion to perform its obligations under this Agreement and the other Transaction Agreements; provided, however, that none of the following or the results thereof, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there would be a “Material Adverse Effect”: (i) any failure by Cyclerion to meet any internal or published projections, forecasts, budgets or estimates relating to any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any termination or disruption in supplier, distributor, partner or similar relationships, or any loss of employees), (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (A) the industries in which Cyclerion participates (including industries from which Cyclerion obtains or purchases supplies for use in their products or services) or (B) national, regional, local, international or global economies (including, in each case, legal and regulatory changes), (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action pursuant to, in accordance with, or required, by or the inability to take any action prohibited by, this Agreement or any of the other Transaction Agreements, (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any actual, threatened or proposed change in applicable Laws, rules or regulations or the interpretation or enforcement of any of the foregoing, (vi) political conditions or events or conditions, including the results of primary or general elections, (vii) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature (including any earthquakes, floods, hurricanes, tropical storms or fires), any national, international or regional calamity, hostilities, civil unrest, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, civil unrest, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (viii) the effect of any action taken by Buyer Parent or any of its Subsidiaries with respect to the transactions contemplated hereby, (ix) the effect of the coronavirus (COVID-19) pandemic (or any mutation or variation of the SARS-CoV-2 virus), taking into account any “shelter-in-place” or similar order, directive, or recommendation issued by a Governmental Entity or Cyclerion with respect thereto, (x) any labor strike, stoppage, slowdown, lockout, labor dispute, or the loss, absence, illness, disability, death, quarantine, diminished productivity or work schedule, termination, layoff or furlough of employees, independent contractors or service providers of Cyclerion or its Subsidiary (including in connection with the coronavirus (COVID-19) pandemic (or any mutation or variation of the SARS-CoV-2 virus), taking into account any “shelter-in-place” or similar Order, directive, or recommendation issued by a Governmental Entity), (xi) actions or omissions of Cyclerion that are consented to, following disclosure of all relevant facts and circumstances, or requested by Buyer Parent or any of its Subsidiaries pursuant to the terms of this Agreement, (xii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), or changes in interest, currency or exchange rates or the price of any commodity, security or market index, (xiii) any acts of terrorism, sabotage or war (including the military conflict between Russia and Ukraine and any military conflicts arising therefrom or related thereto), the outbreak or escalation of hostilities, weather conditions, change in geopolitical, political or social conditions, cyberattacks, disruptions in supply chains or other force majeure events, in each case, including any worsening thereof, or (xiv) any items set forth in the Disclosure Schedules hereto); provided that the exceptions in clauses (iii), (v), (vi) and (vii), (xii) (xiii) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a materially disproportionate impact on Cyclerion relative to other Persons operating in the industries in which Cyclerion operates.
(88)	“Negotiation Period” shall have the meaning set forth in Section 6.13(c).
(89)	“Non-Separable Information” shall have the meaning set forth in Section 2.5(f).
(90)	“Novation and Waiver Agreement” means that certain Novation and Waiver Agreement, dated May 2, 2023 among Cyclerion, Buyer and the Alzheimer’s Association.
(91)	“Orphan Designation Letters” means the Buyer Orphan Designation Letter and the Cyclerion Orphan Designation Letter.
(92)	“Patents” shall have the meaning set forth in Section 1.1(80).
(93)	“Patent Assignment Agreement” means that certain Patent Assignment Agreement by and between Cyclerion and Buyer in substantially the form attached hereto as Exhibit F.
(94)	“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, or issued by any Governmental Entity.
(95)
“Permitted Encumbrance” means (i) Encumbrances for Taxes, assessments or other governmental charges or levies which are not yet due and payable (and for which adequate reserves have been made on Cyclerion’s books and records in accordance with GAAP), (ii) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) mechanics’, carriers’, workers’, repairers’ and other similar Encumbrances arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Cyclerion or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or which, individually or in the aggregate, do not or would not materially impair the use or occupancy of the real property or materially detract from the value of Cyclerion, (v) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office which, individually or in the aggregate, do not materially interfere with the present use or materially detract from the value of the properties or assets of Cyclerion, (vi) minor encroachments, including to foundations and retaining walls, variations, if any, between tax lot lines and property lines, and deviations, if any, of fences or shrubs from designated property lines, all of which are insurable or which would be shown by a current accurate survey that do not impair in any material respect the continue use and operation of the real property as is currently used and operated, (vii) any Encumbrances reflected or identified in the most recent financial statements of Cyclerion, and (viii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business (A) granted to service providers (such as contract research organizations, contract manufacturers, and consultants) for the purpose of enabling them to perform services to Cyclerion (B) granted under material transfer agreements, confidentiality agreements, or evaluation agreements to enable a Third Party to evaluate Cyclerion’s Intellectual Property solely for the purposes of allowing the Third Party to determine whether to pursue a potential transaction, in each case ((A) and (B)), entered into in the ordinary course of business.

(96)
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

(97)	“Pre-Closing Period” shall have the meaning set forth in Section 6.1.
(98)
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(99)	“Preclinical and Clinical Trial Activities” shall have the meaning set forth in Section 6.7(a).
(100)	“Program Indication” means any neuropsychiatric, neurodegenerative and primary mitochondrial genetic disease or disorder, as well as stroke and stroke recovery.
(101)	“Proxy Statement” shall have the meaning set forth in Section 6.9(a).
(102)	“PTC Grant” means the Part the Cloud Grant dated August 15, 2021 between Cyclerion and the Alzheimer’s Association, as modified by the Novation and Waiver Agreement.
(103)
“Purchased Assets” means all of the properties, rights, interests and other tangible and intangible assets of Cyclerion primarily related to the Purchased Programs, as more fully described in Section 2.1, but excluding any of the Excluded Assets.

(104)	“Purchased Intellectual Property” shall have the meaning set forth in Section 2.1(a).
(105)	“Purchase Price” means the Closing Payment plus the Consideration Shares.
(106)	“Purchased Programs” means Cyclerion’s zagociguat program (also known as the CY6463 program) and Cyclerion’s CY3018 program.
(107)	“R&D Expenses” shall have the meaning set forth in Section 6.7(b).
(108)	“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
(109)	“Retained Names and Marks” shall have the meaning set forth in Section 6.6.
(110)	“Reverse Termination Fee” shall have the meaning set forth in Section 8.3(b)(i).
(111)	“Right of First Negotiation” means the right, but not an obligation, of Buyer to negotiate, before any other Person, a license of the applicable Hydroxy-Compound from Cyclerion.
(112)	“Second Tranche” means the purchase and sale of the Second Tranche Shares (as defined in the Buyer Parent Purchase Agreement) pursuant to the terms of the Buyer Parent Purchase Agreement.
(113)	“Securities Act” means the Securities Act of 1933.
(114)	“Specified Employees” shall have the meaning set forth in Section 6.5(a).
(115)
“Stockholder Agreements” means the Voting Rights Agreement, Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement of Buyer Parent, in each case in substantially the form set forth on Exhibit C as well as the Cyclerion Stockholder Letter.

(116)	“Stockholder Approval” shall have the meaning set forth in Section 6.9(a).
(117)	“Stockholders Meeting” shall have the meaning set forth in Section 6.9(a).
(118)	“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
(119)
“Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such Person.

(120)
“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “twenty-five percent (25%)” in the definition thereof deemed to be “fifty percent (50%)” for the purposes of this definition) made after the date hereof by any Person that (a) is not received as a result of a material breach of Section 6.8 by Cyclerion and (b) is on terms that the Board determines in good faith, after consultation with Cyclerion’s outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of the proposal the Board determines is appropriate (including any termination or break-up fees, the conditionality, the likelihood and timing of required governmental approvals, time likely to be required to consummate such Acquisition Proposal, ability of the Person making the proposal to finance and pay the contemplated consideration and the likelihood of success of such Acquisition Proposal), such Acquisition Proposal is more favorable to Cyclerion’s stockholders from a financial perspective than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by Buyer in response to such Acquisition Proposal).
(121)
“Tax” means any United States federal, state or local, or non-United States, net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax of any kind or any charge in the nature of (or similar to) taxes, together with any interest or penalty or addition to tax imposed by any Governmental Entity, in each case whether disputed or not.

(122)
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof or any related or supporting information of any of the foregoing.

(123)	“Termination Date” shall have the meaning set forth in Section 8.1(a)(ii).
(124)	“Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).
(125)	“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.
(126)	“Third Party Claim” shall have the meaning set forth in Section 9.3(b).
(127)	“Third Party Proceeds” shall have the meaning set forth in Section 9.4(a).
(128)	“Trademarks” shall have the meaning set forth in Section 1.1(80).
(129)	“Transaction Agreements” means any of this Agreement and the Ancillary Agreements.
(130)
“Transfer Taxes” means any sales, use, transfer, value-added, real property transfer or gains, documentary, recordation, filing, conveyance, stamp or similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement (together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto), excluding, for the avoidance of doubt, any income Taxes.

(131)	“Transferred Employees” shall have the meaning set forth in Section 6.5(a).
(132)	“Transferred Records” shall have the meaning set forth in Section 2.1(f).
(133)	“Transition Period” shall have the meaning set forth in Section 2.5(c)(ii).
(134)	“Transition Services Agreement” shall have the meaning set forth in Section 7.2(a)(v).
(135)	“Voting Agreement” shall have the meaning set forth in the Recitals
Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein. The word “or” shall not be exclusive. References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section. References to any Governmental Entity include any successor to such Governmental Entity, and references to any Affiliate include any successor to such Affiliate. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

ARTICLE II

THE ASSETS AND LIABILITIES
Section 2.1. Purchase and Sale of the Purchased Assets. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase at the Closing (as defined below) and Cyclerion agrees to and shall sell and cause to be sold, assigned, transferred, and conveyed to Buyer at the Closing, all of Cyclerion’s rights, title, and interests, in and to the Purchased Assets, including without limitation, the following assets:
(a) Intellectual Property rights owned by Cyclerion that are primarily related to the research, development, manufacture, commercialization, or other exploitation of the Purchased Programs, including the Intellectual Property set forth in Section 2.1(a) of the Disclosure Schedules, and, except to the extent constituting an Excluded Asset identified on Section 2.2(l) of the Disclosure Schedules, all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the Closing Date, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation or violation thereof (the “Purchased Intellectual Property”);
(b) Contracts to which Cyclerion is a party to the extent primarily related to the research, development, manufacture or commercialization of the Purchased Programs, including those contracts listed in Section 2.1(b) of the Disclosure Schedules (the “Assumed Contracts”);
(c) all physical assets, wherever located, that are used or held for use primarily in connection with the Purchased Programs;
(d) inventories used, held for use, or intended to be used primarily in operating or developing the Purchased Programs, wherever located, including inventories of raw materials, finished goods, drug substance, intermediates, operating supplies, work-in-process, products, supplies, packaging, packaging materials, parts and other inventories used, held for use, or intended to be used in operating or developing the Purchased Programs, including all: (i) of the foregoing listed on Section 2.1(d) of the Disclosure Schedules, and (ii) of the foregoing being held on consignment, bailment, or other arrangement;
(e) books and records relating to the Purchased Assets, including all technical literature used primarily for the Purchased Programs and all rights to receive mail (including e-mail) and other communications related to the Purchased Programs (including mail (including e-mail) and communications from customers, suppliers, distributors, agents and others with respect to the Purchased Programs);
(f) all INDs, Permits and regulatory documentation with respect to the Purchased Programs (including any drug designations), including those set forth on Section 2.1(f) of the Disclosure Schedules, all correspondence with the FDA or other Governmental Entity regarding the Purchased Programs, all preclinical and clinical study data supporting the Purchased Programs and all related historical safety and pharmacovigilance data, provided that Cyclerion will have the right to make copies of all such records and will retain the right to access and use any such records following the Closing (the “Transferred Records”);
(g) all personnel files for the Transferred Employees;
(h) all claims, causes of action, defenses and rights of offset or counterclaim against Third Parties primarily related to any Purchased Asset or any Assumed Liability, except to the extent constituting an Excluded Asset identified on Section 2.2(l) of the Disclosure Schedules;
(i) all assets listed in Section 2.1(i) of the Disclosure Schedules; and
(j) all goodwill primarily associated with the categories of Purchased Assets set forth in Section 2.1(a)–(i).
Section 2.2. Excluded Assets. Notwithstanding anything contained herein to the contrary, Cyclerion shall retain, and Buyer shall not acquire or assume, any and all assets of Cyclerion not included in Purchased Assets, including the following assets, properties and rights (collectively, the “Excluded Assets”):
(a) all cash and cash equivalents of Cyclerion, together with all rights to all bank accounts of Cyclerion;
(b) all accounts receivable of Cyclerion;

(c) all minute books, organizational documents, stock registers and such other books and records of Cyclerion that pertain to the ownership, organization and existence of Cyclerion and its Subsidiary;
(d) all personnel files for all current and former employees of Cyclerion who do not become Transferred Employees;
(e) all assets and Contracts related to, or assets held with respect to, the benefit plans of Cyclerion;
(f) all rights of Cyclerion under the Transaction Agreements;
(g) all Contracts of Cyclerion and its Subsidiary that are not Assumed Contracts, including those Contracts set forth in Section 2.2(g) of the Disclosure Schedules (the “Excluded Contracts”);
(h) all insurance policies and related Contracts of Cyclerion and all rights thereunder (including the right to make claims thereunder and to the proceeds thereof);
(i) all assets, properties and rights, including all Contracts, primarily related to Cyclerion’s business other than the Purchased Assets;
(j) all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law and associated with periods prior to the Closing Date;
(k) all Intellectual Property rights owned or controlled by Cyclerion that are not primarily related to the research, development, manufacture, commercialization and other exploitation of the Purchased Programs, including the Intellectual Property rights set forth in Section 2.2(k) of the Disclosure Schedules, and all the goodwill associated therewith;
(l) Cyclerion’s or its Subsidiary’s claims, causes of action, defenses and rights of offset or counterclaim against third parties not primarily related to any Purchased Asset or any Assumed Liability, as well as any claims, defenses, rights of offset or counterclaims made by Cyclerion or its Subsidiary against Third Parties related to any Purchased Assets but only to the extent in respect of the claims, causes of action, defenses and rights of offset or counterclaim against Third Parties set forth in Section 2.2(l) of the Disclosure Schedules;
(m) all Joint Confidentiality Agreements, all bids and expressions of interest received from third parties with respect to the Purchased Assets (but excluding any confidentiality agreement that exclusively relates to the Purchased Programs);
(n) all privileged materials, documents and records of Cyclerion or Cyclerion’s Subsidiary that are not related to the Purchased Assets;
(o) all Tax assets of Cyclerion or its Subsidiary, or that relate to the Purchased Assets for a Pre-Closing Tax Period, including (i) Tax losses, refunds, credits, credit carry forwards and other Tax attributes, (ii) all deposits, prepaid or advance payments with respect to Taxes, and (iii) any claims, rights, and interest in and to any Tax asset, refund, credit, deduction or reduction of Taxes; and
(p) all Tax Returns, Tax information and Tax records related to Cyclerion or its Affiliates.
Section 2.3. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume from Cyclerion and agree to pay, perform and discharge in accordance with their respective terms (“Assume”; “Assumed” and “Assumption” shall have the correlative meaning), all of the Assumed Liabilities regardless of (A) except as set forth in the definition of Assumed Liabilities, when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, and (C) which entity is named in any action associated with any Liability; provided that Buyer shall not assume (and the Assumed Liabilities shall not be deemed to include) Liabilities: (a) to the extent arising out of or relating to a breach by Cyclerion or its Subsidiary of an Assumed Contract or (b) to the extent relating to the period prior to the Closing Date.

Section 2.4. Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Cyclerion or any of its Affiliates (the “Excluded Liabilities”), all of which shall be retained by and continue to be Liabilities of Cyclerion or its Affiliates, as applicable. Without limiting the generality or effect of the foregoing, Excluded Liabilities shall include the following Liabilities:
(a) all Liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, Cyclerion or the Purchased Assets as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Purchased Assets (other than the PTC Grant, the Employee Expenses and R&D Expenses,);
(b) all Liabilities based upon, arising out of or otherwise in respect of any employment, compensation, equity-based, incentive or other benefit plans, contracts, programs or agreements of Cyclerion, other than the Employee Expenses;
(c) all Liabilities based upon, arising out of or otherwise in respect of any current or former employees, independent contractors, consultants, or other service providers of Cyclerion or any other member of its Group regardless of whenever occurring, other than (i) the Employee Expenses and (ii) solely with respect to the period following the Closing (or, if later, the date a Transferred Employee becomes employed by Buyer or its Affiliates as provided by Section 6.5(a), except for the Employee Expenses related to any Inactive Employees who become Transferred Employees with respect to the period following the Closing), Liabilities related to the employment or termination of employment of the Transferred Employees;
(d) except as otherwise provided in Section 6.11(b), all Liabilities for (i) Taxes of Cyclerion (or its Subsidiary) or (ii) Taxes relating to the Purchased Assets for any Pre-Closing Tax Period;
(e) all Liabilities arising in connection with, or relating to, any real property owned, leased or otherwise used or occupied by Cyclerion or its Subsidiary;
(f) all royalties or other Liabilities owed under the Excluded Contracts; and
(g) all Liabilities relating to abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed on or prior to the Closing Date.
Section 2.5. Transfers not Effected at or Prior to the Closing Date; Transfers Deemed Effective as of the Closing Date.
(a) If and to the extent that the transfer to the Buyer Group of any Purchased Asset or Assumption by the Buyer Group of any Assumed Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent that has not been obtained or made by the Closing Date then, unless the Parties mutually shall otherwise agree, the transfer to the Buyer Group of such Purchased Assets or the Assumption by the Buyer Group of such Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Purchased Asset or Assumed Liability shall continue to constitute a Purchased Asset or Assumed Liability, as applicable, for all other purposes of this Agreement.
(b) With respect to Assets and Liabilities described in Section 2.5(a), taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the transactions contemplated hereby, each of Cyclerion and Buyer shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been transferred to and owned by the Person entitled to such Assets not later than the Closing Date and (B) the deferred Liabilities as having been assumed by the Person intended to be subject to such Liabilities not later than the Closing Date and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment, except as required by applicable Law.
(c) In the event that any transfer of Assets or Assumption of Liabilities intended to be effected hereunder has not been consummated at or prior to the Closing Date, whether as a result of the provisions of Section 2.5(a) or for any other reason:
(i) unless the Parties shall otherwise agree, the Parties and their respective Group members shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the transfer of all Purchased Assets and the Assumption of all Assumed Liabilities contemplated to be transferred or Assumed, as applicable, pursuant to this Article II to the fullest extent permitted by applicable Law; provided, however, that, except as otherwise agreed between Cyclerion and Buyer in writing, neither Cyclerion nor Buyer shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party to obtain or make such Consent; and
(ii) for the period beginning on the Closing Date and ending on the six (6)-month anniversary of the Closing Date (the “Transition Period”), (A) the Party (or the applicable member of its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, during the Transition Period, Cyclerion (or the applicable member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Purchased Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Purchased Asset had been transferred as contemplated hereby, and so that all the benefits and burdens relating to such Purchased Asset, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Purchased Asset, are to inure from and after the Closing Date to the applicable member or members of the Buyer Group entitled to the receipt of such Purchased Asset. In furtherance of the foregoing, the Parties agree that, as of the Closing Date, Buyer shall be deemed to have acquired complete and sole beneficial ownership over all Purchased Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all Assumed Liabilities, and all duties, obligations and responsibilities incident thereto, which Buyer is entitled to acquire or required to Assume pursuant to the terms of the Transaction Agreements.
(d) If and when the Consents or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a) are obtained or satisfied, the transfer or Assumption of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2 and Section 2.3) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Closing Date.
(e) The Party (or the applicable member of its Group) retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified, pursuant to the provisions of Article IX, for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken (or not taken) at the written direction of the other Party (or the applicable member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.
(f) To the extent that any Transferred Records, in the form that Cyclerion is able to deliver to Buyer, is inseparable from any data or information constituting Excluded Assets (the “Non-Separable Information”), notwithstanding the fact that such Non-Separable Information may have been delivered to Buyer along with the Transferred Records, no right, title or interest shall be transferred to any member of the Buyer Group with respect to such Non-Separable Information. No member of the Buyer Group shall use or exploit in any manner such Non-Separable Information except to the extent expressly permitted pursuant to Section 6.3.

Section 2.6. Further Assurances.
(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and shall use (and shall cause its respective Subsidiaries to use) commercially reasonable efforts, from and after the date of this Agreement, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.
(b) Without limiting the foregoing, from and after the date of this Agreement:
(i) each Party shall cooperate with the other Party to execute and deliver, and use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of transfer or title, and to make all filings with, and to obtain all Consents, and to take or cause to be taken all such other actions as such Party may reasonably be requested to take by any other Party from time to time, as promptly as reasonably practicable, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby;
(ii) Cyclerion will take (and cause its Subsidiary and their respective employees, agents, and contractors to take) such further actions reasonably requested by Buyer to evidence the assignment of the Purchased Intellectual Property and to assist Buyer in obtaining Patent rights and other Intellectual Property protection for inventions within the Purchased Intellectual Property, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by Buyer to establish, perfect, defend, or enforce its rights in any Purchased Intellectual Property through prosecution of governmental filings, regulatory proceedings, litigation, and other means; and
(iii) in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise assigned to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly transfer, or cause to be transferred, without further consideration such Asset or Liability to the other Party so entitled thereto (or to a member of such other Party’s Group as designated by such other Party) and, prior to any such transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.5; provided, that the provisions of this Section 2.6(b)(iii) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
(c) From and after the date of this Agreement, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been assigned pursuant to this Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.
Section 2.7. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this agreement (the “Closing”) shall take place: (a) at 10:00 a.m. Eastern time, on the fifth Business Day after the conditions to the Closing set forth in Section 7.1, Section 7.2, and Section 7.3 (other than those conditions that by their terms require the delivery of any such documents or the taking of other action at the Closing) are satisfied or waived; or (b) at such other time or on such other date as may be agreed upon by Buyer Parent and Cyclerion. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY or at such other place as may be agreed upon in writing by Buyer Parent and Cyclerion.

ARTICLE III

THE PURCHASE PRICE
Section 3.1. Purchase Price. As payment for the Purchased Assets, Buyers shall at Closing pay and deliver:
(a) to Cyclerion, an amount in cash equal to the Closing Payment by wire transfer of immediately available funds to Cyclerion to such bank account designated in writing by Cyclerion (such designations to be made prior to the Closing Date); and
(b) a number of shares of common stock, par value 0.0001 (“Common Stock” and such shares of Common Stock, the “Consideration Shares”) of Buyer Parent, such that following the issuance of the Consideration Shares, the Consideration Shares comprise ten percent (10%) of all of Buyer Parent’s outstanding equity securities on a Fully-Diluted Basis immediately following the Closing.
(c) The Parties intend that the cash and Consideration Shares received by Cyclerion with respect to the transactions contemplated by this Agreement shall be treated as consideration received in a taxable sale in exchange for the Purchased Assets pursuant to Section 1001 of the Code. This Agreement and the transactions contemplated hereby do not constitute a “plan of reorganization” within the meaning of Section 368 of the Code. Neither Party (nor any of their respective Representatives or Affiliates) shall take a position inconsistent with the tax-treatment described in this Section 3.1(c) absent a “determination” within the meaning of Section 1313 of the Code to the contrary.
Section 3.2. Withholding Taxes. Buyers shall not deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding of Taxes is required under any applicable Law to be so deducted or withheld. If any applicable Law requires such deduction or withholding of any Tax from any such payments, then Buyers shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with the applicable Law. Any amount so deducted and withheld that is timely paid to the relevant Governmental Entity in accordance with applicable Law shall be treated by the parties hereto for all purposes as having been delivered and paid to such Person in respect of which such deduction and withholding was made; provided, however, that Buyers shall use commercially reasonable efforts to provide such Person with written notice of the intent to deduct and withhold such amount at least five (5) Business Days prior to making the relevant payment (except in the case of any failure to deliver an Internal Revenue Service Form W-9 pursuant to Section 7.2(a)(ii)); and provided further that so long as Cyclerion delivers a properly completed and executed Internal Revenue Service Form W-9 to Buyer pursuant to Section 7.2(a)(ii), Buyers shall not deduct or withhold any Taxes under U.S. federal, U.S. state or U.S. local Law, from any payment to Cyclerion except to the extent resulting from a change in applicable Law (or guidance) on or after the date of this Agreement. Buyers and Cyclerion shall cooperate in good faith and take reasonable steps to minimize any such deduction and withholding.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CYCLERION
Except as otherwise set forth in the Disclosure Schedules or as disclosed in any reports, forms, statements or other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Cyclerion with the SEC under the Exchange Act after December 31, 2022 (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature), Cyclerion hereby represents and warrants to Buyers as follows:
Section 4.1. Incorporation; Authority. Cyclerion has been duly incorporated, is validly existing as a corporation, and is in good standing under the laws of the State of Massachusetts and, except as would not individually or in the aggregate have a Material Adverse Effect, any other jurisdiction in which it is qualified to carry on its business, and, except as would not individually or in the aggregate have a Material Adverse Effect, has the requisite power to carry on its business as now conducted. Cyclerion has the requisite corporate power and authority to sign and deliver this Agreement and the other Transaction Agreements, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Cyclerion and, assuming the due authorization, execution and delivery hereof by Buyers, constitutes a legal, valid and binding obligation of Cyclerion enforceable against Cyclerion in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
Section 4.2. The Purchased Assets. Cyclerion is the legal and beneficial owner of all rights, title, and interests in and to all of the Purchased Assets and has good, valid, and marketable title to the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances other than Permitted Encumbrances. Cyclerion’s Subsidiary does not own any right, title or interest in or to any of the Purchased Assets. The Purchased Assets, together with the Know-How licensed to Buyer pursuant to Section 6.3, constitutes all of the assets, tangible and intangible, owned or controlled by Cyclerion or its Subsidiary that are reasonably necessary for the operation of the Purchased Programs following the Closing. There are no Backup Compounds relating to the Purchased Programs. Other than the Patents included in the Purchased Intellectual Property, Cyclerion and its Subsidiary do not own or Control any Patent that, absent a license, would be infringed by the development, manufacture, commercialization, or other exploitation of the Purchased Programs.
Section 4.3. Compliance with Law. Except as would not individually or in the aggregate be material to Cyclerion, Cyclerion is not in violation of any Law, and to the Knowledge of Cyclerion, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by Cyclerion or its Subsidiary of, or failure on the part of Cyclerion or its Subsidiary to comply with, any Law that is or was applicable to the Purchased Programs (including research, development, manufacturing, and regulatory interactions). Except as would not individually or in the aggregate be material to Cyclerion, there is no (i) action or investigation pending or, to the Knowledge of Cyclerion, threatened, by any Governmental Entity or (ii) any legal or administrative proceeding pending or, to the Knowledge of Cyclerion, threatened, in each case ((i) and (ii)), against Cyclerion or its Subsidiary related to the Purchased Assets.
Section 4.4. Consents and Approvals; No Conflicts. Except for the Cyclerion FDA Letters and the Cyclerion Orphan Designation Letter, and as set forth on Section 4.4 of the Disclosure Schedules, no filing with, and no permit, authorization, consent or approval of, any third party, public body or governmental authority is necessary for the consummation by Cyclerion of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Cyclerion nor the consummation by Cyclerion of the transactions contemplated hereby, nor compliance by Cyclerion with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws or equivalent governing documents of Cyclerion, as may be amended, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Cyclerion is a party or by which Cyclerion or any of the Purchased Assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cyclerion, or any of the Purchased Assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a Material Adverse Effect.
Section 4.5. Contracts. Neither Cyclerion nor its Subsidiary is a party to any material Contract pursuant to which (i) Cyclerion or its Subsidiary has granted to any Third Party a license, covenant not to sue, option, or other right with respect to any Purchased Intellectual Property; and (ii) any Third Party has granted to Cyclerion or any of its Affiliates a license, covenant not to sue, option or other right with respect to any Purchased Intellectual Property. Cyclerion has made available to Buyer true and complete copies of each of Assumed Contract (including all amendments and modifications, extensions, and renewals thereof and waivers thereunder). Cyclerion has not provided to or received from any other party to any Assumed Contract written notice of any material breach or default under any Assumed Contract. Cyclerion has not given any written notice of termination of any Assumed Contract to a Third Party that is a party thereto and has not received any written notice of termination of any Assumed Contract from any such Third Party that is a party thereto.
Section 4.6. Assigned Intellectual Property. Section 2.1(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all of the Patents owned by Cyclerion or its Subsidiary that are necessary for the research, development, manufacture, commercialization, or other exploitation of any Purchased Program. In addition, Section 2.1(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all registered Trademarks or applications therefor, registered copyrights or applications therefor, and domain names owned by Cyclerion or its Subsidiary that, in each case, are primarily used in connection with any Purchased Program.

Section 4.7. Licenses, Permits and Authorizations. Cyclerion has obtained, and is in material compliance with, all of the Permits that are material to the development, manufacture, testing, and distribution of the Purchased Programs under applicable Laws.
Section 4.8. Taxes.
(a) All material amounts of Taxes of Cyclerion and its Subsidiary relating to the Purchased Assets (whether or not shown on any Tax Return) have been timely paid in full. Each of Cyclerion and its Subsidiary have timely filed all material Tax Returns related to the Purchased Assets which are required to be filed by it and all such Tax Returns are true, correct and complete in all material respects.
(b) No Action concerning any Taxes relating to the Purchased Assets has been raised or threatened by a Governmental Entity in writing, other than any such Action that has been fully resolved or fully withdrawn.
(c) No written claim has ever been made by a Governmental Entity in a jurisdiction where Cyclerion does not pay a specific Tax or file a specific Tax Return that it is or may be subject to pay such Tax or file such Tax Return, in each case, relating to the Purchased Assets, by that jurisdiction.
(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.8 is or shall be construed as a representation or warranty with respect to the proper treatment of any item by Buyer or its Affiliates after the Closing.
Section 4.9. Broker Fees. Except as set forth in Section 4.9 of the Disclosure Schedules, neither Cyclerion nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.
Section 4.10. Representations with Respect to Consideration Shares.
(a) The Consideration Shares will be issued by Buyer Parent to Cyclerion in reliance upon Cyclerion’s representation to Buyer Parent, which by Cyclerion’s execution of this Agreement, Cyclerion hereby confirms, that the Consideration Shares to be issued to Cyclerion will be acquired for investment for Cyclerion’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Cyclerion has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Cyclerion further represents that Cyclerion does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Consideration Shares. Cyclerion has not been formed for the specific purpose of acquiring the Consideration Shares.
(b) Cyclerion has had an opportunity to discuss Buyer Parent’s business, management, financial affairs and the terms and conditions of the issuance of the Consideration Shares with Buyer Parent’s management and has had an opportunity to review Buyer Parent’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Buyer and Buyer Parent in Article V of this Agreement or the right of Cyclerion to rely thereon.
(c) Cyclerion understands that the Consideration Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Cyclerion’s representations as expressed herein. Cyclerion understands that the Consideration Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Cyclerion must hold the Consideration Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Cyclerion acknowledges that Buyer Parent has no obligation to register or qualify the Consideration Shares for resale. Cyclerion further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to Buyer Parent which are outside of Cyclerion’s control, and which Buyer Parent is under no obligation and may not be able to satisfy.
(d) Cyclerion understands that no public market now exists for the Consideration Shares, and that Buyer Parent has made no assurances that a public market will ever exist for the Consideration Shares.

(e) Cyclerion understands that the Consideration Shares and any securities issued in respect of or exchange for the Consideration Shares, may be notated with one or all of the following legends:
(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(ii) Any legend set forth in, or required by, the Stockholder Agreements.
(iii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Consideration Shares represented by the certificate, instrument, or book entry so legended.
(f) Cyclerion is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 4.11. Acknowledgement by Buyers.
(a) Each of Buyer and Buyer Parent, on behalf of itself and its Affiliates, acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchased Programs, and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Transaction Agreements, each of Buyer and Buyer Parent: (i) has relied solely on the results of its own independent investigation and verification and the representations and warranties of Cyclerion, and Cyclerion expressly and specifically sets forth in Article IV (each as qualified by the Disclosure Schedules), and (ii) has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) Buyer or Buyer Parent or any of their respective Affiliates. The representations and warranties of Cyclerion expressly and specifically set forth in this Article IV (each as qualified by the Disclosure Schedules) and any certificate delivered in connection with this Agreement are the sole and exclusive representations, warranties and statements (including omissions) of any kind made to Buyer or Buyer Parent in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, and each of Buyer and Buyer Parent, on behalf of itself and each of its Affiliates, understands, acknowledges and agrees that all other representations, warranties or statements (including omissions) of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Purchased Programs) are specifically disclaimed by Cyclerion. In particular, Cyclerion disclaims any representation, warranty or statement (including any omission), and each of Buyer and Buyer Parent, on behalf of itself and each of its Affiliates, agrees that there shall be no liability, with respect to any information concerning Cyclerion not expressly represented and warranted to in this Agreement, including, without limitation (to the extent no representation or warranty is made herein with respect thereto), any information provided by Cyclerion to Buyer, Buyer Parent or any of their respective Affiliates, including, for the avoidance of doubt, with respect to the accuracy or completeness of any other information provided to (or otherwise acquired by) Buyer, Buyer Parent or any of their respective Affiliates. None of Buyer, Buyer Parent or any of their respective Affiliates shall have any claim against Cyclerion or its Subsidiary with respect to any such disclaimed information. To the fullest extent permitted by applicable Law, none of Cyclerion, its Subsidiary or their respective Affiliates or any of its or their respective equityholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to either of Buyer or Buyer Parent, or their respective Affiliates, equityholders, controlling Persons or Representatives on any basis (including in contract or tort, at law or in equity, under any Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Buyer, Buyer Parent, or their respective Affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in this Agreement or an certificate delivered in connection herewith. Cyclerion does not make or provide, and each of Buyer and Buyer Parent hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the assets or any part thereof of any Purchased Assets. BUYER AND BUYER PARENT SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF CYCLERION EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND ANY

CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT, (X) BUYER IS ACQUIRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS, AND (Y) NEITHER CYCLERION NOR ANY OTHER PERSON, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY, IS MAKING, AND, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, BUYER PARENT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY CYCLERION OR ITS SUBSIDIARY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON, NEITHER BUYER NOR BUYER PARENT IS RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, FUTURE REVENUE, PROFITABILITY OR SUCCESS, OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER, BUYER PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING BY WAY OF ANY DOCUMENTS OR OTHERWISE), OR STATEMENT MADE, BY CYCLERION, ITS SUBSIDIARY OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR PURSUANT TO THE OTHER TRANSACTION AGREEMENTS.
(b) CYCLERION HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE PURCHASED PROGRAMS OR THE QUALITY, QUANTITY OR CONDITION OF THE PURCHASED ASSETS) TO BUYER, BUYER PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES OF CYCLERION EXPRESSLY AND SPECIFICALLY IN ARTICLE IV (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT.
(c) Neither Cyclerion nor its Subsidiary, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to Buyer, Buyer Parent or any of their respective Affiliates resulting from (nor shall Buyer, Buyer Parent or any of their respective Affiliates have any claim with respect to) the distribution to Buyer, Buyer Parent or any of their respective Affiliates, or Buyer’s, Buyer Parent’s or any of their respective Affiliates’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer, Buyer Parent or any of their respective Affiliates in presentations (including, for the avoidance of doubt, in any Confidential Information presentation or other “management presentations”) in expectation of, or in connection with, the transactions contemplated by this Agreement, the other Transaction Agreements or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
(d) In connection with the investigation by Buyers of the Purchased Assets, Buyers may have received certain projections, forward-looking statements and other forecasts and certain business plan information. Without in any way limiting the generality of the foregoing, each of Buyer and Buyer Parent, on its own behalf and on behalf of its Affiliates, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer, Buyer Parent and their respective Affiliates are familiar with such uncertainties, that Buyer, Buyer Parent and their respective Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer, Buyer Parent and their respective Affiliates shall have no claim against anyone with respect thereto. Accordingly, each of Buyer and Buyer Parent, on its own behalf and on behalf of its Affiliates, acknowledges that neither Cyclerion nor its Subsidiary is making any representation or warranty with respect to, and none of Buyer, Buyer Parent or any of its Affiliates is relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER
Buyer Parent and Buyer hereby jointly and severally represent and warrant to Cyclerion as follows:
Section 5.1. Incorporation; Ownership and Authority. Each of Buyer Parent and Buyer has been duly incorporated, is validly existing as a corporation, and is in good standing under the laws of the State of Delaware, and, except as would not materially and adversely affect the ability of Buyer Parent or Buyer to perform its respective obligations under this Agreement and the other Transaction Agreements, is in good standing under the laws of any other jurisdiction in which it is qualified to carry on its business, and, except as would not materially and adversely affect the ability of Buyer or Buyer Parent to perform its obligations under this Agreement and the other Transaction Agreements, has the requisite power to carry on its business as now conducted. Each of Buyer Parent and Buyer has the requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer Parent and Buyer and, assuming the due authorization, execution and delivery hereof by Cyclerion, constitutes a legal, valid and binding obligation of Buyer Parent and Buyer enforceable against each of Buyer Parent and Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.
Section 5.2. Capitalization.
(a) Buyer Parent’s authorized capital stock as of the date of this Agreement consists of (i) 25,000,000 shares of common stock, of which one (1) share is issued and outstanding and held of record by the person identified in Section 5.2(a) of the Disclosure Schedules, and (ii) 17,799,974 shares of preferred stock, 2,199,996 of which are issued and outstanding and held of record by the persons identified in Section 5.2(a) of the Disclosure Schedules. Buyer’s authorized capital stock consists of 100 shares of common stock, all of which are issued and outstanding and held by Buyer Parent.
(b) Buyer Parent’s authorized capital stock as of immediately after Closing (and after the Consideration Shares and all stock issuable in connection with the Buyer Parent Purchase Agreement has been issued) will consist of (i) 25,000,000 shares of common stock, of which 1,022,222 will be issued and outstanding and held of record by the persons identified in Section 5.2(b) of the Disclosure Schedules, and (ii) 17,799,974 shares of preferred stock, 9,199,985 of which will be issued and outstanding and held of record by the persons identified in Section 5.2(b) of the Disclosure Schedules.
(c) When issued, the Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 5.2(c) of the Disclosure Schedules or pursuant to the terms and conditions of the Stockholder Agreements, there are no outstanding or authorized securities providing for the issuance by Buyer Parent or transfer by Buyer Parent of additional shares of Buyer Parent’s capital stock and Buyer Parent has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Buyer Parent. Other than the Stockholder Agreements, there are no voting trusts, shareholder agreements or other agreements or understandings with respect to the voting of Buyer Parent’s capital stock.
Section 5.3. No Operations. Since the inception of each of Buyer Parent and Buyer, each of Buyer Parent and Buyer has not engaged in any activity, other than actions in connection with (i) its organization, (ii) the preparation, negotiation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (iii) the preparation, negotiation and execution of the Buyer Parent Purchase Agreement, the Stockholder Agreements and the transactions contemplated thereby. Neither Buyer nor Buyer Parent have not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in associated with the transactions set forth in this Agreement.
Section 5.4. Consents and Approvals; No Violations. Except for the consents to be obtained by the Buyers’ shareholders, the Buyer FDA Letter, the Buyer Orphan Designation Letter and the consent of certain counterparties to the Assumed Contracts, no filing with, and no permit, authorization, consent or approval of, any third party, public body or governmental authority is necessary for the consummation by Buyers of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyers nor the consummation by Buyers of the transactions contemplated hereby, nor compliance by Buyers with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws or equivalent governing documents of Buyers, as may be amended, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Buyer of Buyer Parent is a party or by which Buyer, Buyer Parent or any their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Buyer Parent, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not materially and adversely affect the ability of Buyer Parent and Buyer to perform their respective obligations under this Agreement and the other Transaction Agreements.
Section 5.5. Financing.
(a) Attached hereto as Exhibit H is a true and complete copy of the Buyer Parent Purchase Agreement. The Buyer Parent Purchase Agreement is a legal, valid and binding obligation of Buyer Parent and, to Buyer’s knowledge, each of the other parties thereto, and is in full force and effect and enforceable against Buyer Parent, and to Buyer’s knowledge, each other party thereto (except in each case as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and general equitable principles). As of the date hereof, Buyer Parent is not, and to the knowledge of Buyer, none of the parties to the Buyer Parent Purchase Agreement are, in default or breach of the terms of the Buyer Parent Purchase Agreement. There are no conditions precedent or contingencies related to the funding of the full amount of any Equity Financing other than as described in the Buyer Parent Purchase Agreement. Buyer Parent shall have at the Closing, sufficient cash to enable it to make the Closing Payment and any other amounts to be paid by Buyer Parent and/or Buyer hereunder and in connection with the Equity Financing.
(b) Buyers acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither the availability of financing nor the consummation of any financing transaction shall be a condition to the obligation of Buyers to consummate the transactions contemplated by this Agreement or the other Transaction Agreements.
Section 5.6. Broker’s Fees. None of Buyer Parent, Buyer nor anyone on their behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.
ARTICLE VI

COVENANTS AND AGREEMENTS OF THE PARTIES
Section 6.1. Operation of the Business. Except as otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), as required by applicable Law or as required or contemplated by this Agreement, during the period commencing on the date of this Agreement and ending at the Closing or the date on which this Agreement is earlier validly terminated pursuant to Article VIII (the “Pre-Closing Period”), Cyclerion shall not:
(a) sell, lease, abandon or otherwise dispose of or permit any Encumbrance (other than Permitted Encumbrances) on any Purchased Asset except in the ordinary course of business consistent with past practice;
(b) (A) enter into, extend, modify, amend, terminate or renew under any Assumed Contract (or any Contract that would be an Assumed Contract if entered into prior to the date hereof) or (B) knowingly take, or fail to take, any action that would constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Assumed Contract;
(c) sell, license or otherwise dispose of any Purchased Intellectual Property, and shall maintain in full force and effect issuances and registrations included in the Purchased Intellectual Property and enforce its rights in and to such Purchased Intellectual Property;
(d) except as otherwise expressly permitted or required under this Agreement, terminate or materially modify the Purchased Programs;
(e) terminate any Employee without cause, increase or promise to increase the compensation or benefits of any Employee or grant any new compensation or benefits to, or enter into any employment, severance, change in control, bonus, retention or other similar agreement or arrangement with, any Employee excluding the entrance into any consulting agreements with the Specified Employees for consulting services following the Closing as contemplated by Section 6.5(a);
(f) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Cyclerion; or
(g) enter into any agreement, or otherwise become obligated, to do any action prohibited by Section 6.1(a)-(f).
Section 6.2. Corporate Examinations and Investigations.
(a) During the Pre-Closing Period, Buyer shall be entitled, through its officers, employees, representatives and agents, to make such investigations and examinations of the books and records of Cyclerion, solely in connection with the Purchased Programs and the transactions contemplated by the Transaction Agreements. Cyclerion shall furnish to Buyer Parent, Buyer and their respective officers, employees, representatives or agents during such period with all such information concerning the affairs of Cyclerion as Buyer Parent, Buyer or their respective officers, employees, representatives or agents may reasonably request in connection with the Purchased Programs and the transactions contemplated by the Transaction Agreements and cause Cyclerion and its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each Party's representatives in connection with such review and examination and to make disclosure of the information and documents so requested by each other Party or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at Cyclerion’s premises where such original documents are located, with copies thereof to be provided to Buyer or its representatives upon request.
(b) During the Pre-Closing Period, Cyclerion shall be entitled, through its officers, employees, representatives and agents, to make such investigations and examinations of the books, records and financial condition of Buyer Parent and Buyer. Buyer and Buyer Parent shall furnish to Cyclerion and its officers, employees, representatives or agents during such period with all such information concerning the affairs of Buyer Parent and Buyer as Cyclerion or its officers, employees, representatives or agents may reasonably request in connection with the transactions contemplated by the Transaction Agreements and the ability to fund such transactions, and cause Buyer Parent, Buyer and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each Party’s representatives in connection with such review and examination and to make disclosure of the information and documents so requested by each other Party or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at Buyer’s or Buyer Parent’s premises where such original documents are located, with copies thereof to be provided to Cyclerion or its representatives upon request.
Section 6.3. Know-How Licenses.
(a) Buyer hereby, effective as of the Closing, grants to Cyclerion a perpetual, irrevocable, worldwide, non-exclusive, royalty-free license (which, for the avoidance of doubt, shall include the right to grant sublicenses through multiple tiers), to any Know-How included in the Purchased Assets and owned or Controlled by any member of the Buyer Group that also relates to an Excluded Program (including any Know-How contained in books and records included in the Purchased Assets to which Cyclerion has the right to keep copies of, maintain access to or use pursuant to Section 2.1(e)), in each case solely to develop, manufacture, commercialize, or otherwise exploit, such Excluded Program existing as of the Closing Date, but subject to any Assumed Contract that relates to such Know-How. All such Know-How will be kept confidential by Cyclerion and treated as Buyer’s trade secret information.
(b) Cyclerion (on behalf of itself and its Subsidiary) hereby, effective as of the Closing Date, grants to Buyer a perpetual, irrevocable, worldwide, non-exclusive, royalty-free license (which, for the avoidance of doubt, shall include the right to grant sublicenses through multiple tiers), to any Know-How owned or Controlled by Cyclerion or its Subsidiary relating to an Excluded Asset that also relates to a Purchased Program, in each case solely to develop, manufacture, commercialize or otherwise exploit, the Purchased Programs, but subject to any existing Contract of Cyclerion with respect to such Excluded Assets. All such Know-How will be kept confidential by Buyer and treated as Cyclerion’s trade secret information.

(c) Except as expressly provided in this Section 6.3 (Know-How Licenses), nothing in this Agreement will be construed as conferring by implication, estoppel, or otherwise any license, right, or immunity under any Patent or other Intellectual Property that a Party (or its successors, Affiliates or assigns) now owns or holds a license to, or acquires or obtains a license to in the future.
Section 6.4. Efforts. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to satisfy the conditions to Closing set forth herein and consummate the transactions contemplated hereby as soon as practicable after the date of this Agreement and in any event no later than the Termination Date.
Section 6.5. Employee Matters.
(a) Promptly after the date of this Agreement (and in any case within ten (10) Business Days thereafter), Buyer Parent shall (or shall cause one of its Subsidiaries to) make a written offer of employment to each Employee, subject to Buyer Parent’s or its Subsidiaries’ standard hiring procedures, which offers of employment shall be effective as of and contingent on the occurrence of the Closing on terms and conditions set forth in this Section 6.5(a); provided, however, that with respect to any Employee who is on an approved leave of absence as of the Closing (each such Employee, an “Inactive Employee”), such offer will be effective as of the date, not to exceed six (6) months following the Closing or such longer period to the extent required by applicable Law (such six month period or such longer period to the extent required by applicable Law), when such Employee returns to active employment in accordance with the terms of his or her leave. Each Employee who accepts an offer of employment with Buyer Parent or its Subsidiaries and becomes an employee of Buyer Parent or its Subsidiaries on the Closing or upon return to active employment (if later) as provided for herein shall be referred to herein as a “Transferred Employee” and collectively as the “Transferred Employees”, and the date as of which such an Employee becomes a Transferred Employee, shall be referred to herein as the “Employee Expenses End Date”); provided that, if an Inactive Employee does not become a Transferred Employee, Buyer shall provide Cyclerion a written invoice in respect of any Employee Expenses borne by Buyers with respect to such Inactive Employee solely with respect to the period following the Closing and Cyclerion shall promptly, and in any event within thirty (30) calendar days of receiving an invoice therefor, reimburse Buyers for such invoiced amount. Notwithstanding anything to the contrary contained in this Section 6.5(a), Cyclerion shall, in its sole discretion, be permitted to engage the Employees listed on Section 6.5(a) of Disclosure Schedule (the “Specified Employees”) as consultants to Cyclerion or any member of its Group following the Closing until the earlier to occur of the eighteen (18)-month anniversary of the Closing Date and such Specified Employee’s termination of employment with Buyer or any of its Affiliates and enter into consulting agreements with such Specified Employees to provide consulting services to Cyclerion or any member of its Group for up to twenty (20) hours per month per Specified Employee, and Buyers agree that such Specified Employees shall be permitted to provide such consulting services to Cyclerion or any member of its Group, subject to Buyers’ review and approval of the applicable consulting agreement (such approval not to be unreasonably withheld, conditioned or delayed), and Buyers will not (and will cause their Subsidiaries not to) prohibit, prevent or otherwise discourage any Specified Employee from providing (or agreeing to provide) such services; provided that the foregoing shall not effect Buyers’ ability to enforce any then-existing confidentiality and non-use Contracts to which such Specified Employee is bound.
(b) Buyers shall be responsible for all Employee Expenses and shall reimburse Cyclerion for any and all such Employee Expenses promptly upon (but in no event later than five (5) Business Days following) the presentation of invoices detailing such Employee Expenses to Buyer following at the end of each two-week period beginning on the date of this Agreement.
(c) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.5 shall: (i) confer any rights, remedies or claims upon any director, officer, employee or independent contractor of Cyclerion or Buyer or any of their respective Affiliates in their capacity as such, (ii) be considered or deemed an amendment of any benefit plan of Cyclerion or Buyer, (iii) guarantee employment for any period of time or preclude the ability of Buyer or any of its Subsidiaries to terminate any employee or independent contractor for any reason at any time, or (iv) require Buyer or any of its Subsidiaries to continue or amend any employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the consummation of the Closing.

Section 6.6. Use of Retained Names and Marks. Buyers hereby acknowledge that Cyclerion or its Affiliates or its or their licensors own all right, title and interest in and to Trademarks and all other identifiers of source or goodwill containing, incorporating or associated with Trademarks, excluding Trademarks included in the Purchased Assets (collectively, the “Retained Names and Marks”), and that any and all right of Buyers to use the Retained Names and Marks shall terminate as of the Closing Date and shall immediately revert to Cyclerion or its Affiliates, along with any and all goodwill associated therewith. For clarity, Buyer may nonetheless make fair use of the mark “Cyclerion” after the Closing Date, such as, for example, to accurately describe the origins and history of the Purchased Programs. Buyers further acknowledge that they have no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein. Cyclerion hereby acknowledges that, on and after the Closing Date, Buyer or its Affiliates or its or their licensors own all right, title and interest in and to the Trademarks associated with the Purchased Assets (the “Assumed Names and Marks”), and that any and all right of Cyclerion to use the Assumed Names and Marks shall terminate as of the Closing Date. For clarity, Cyclerion may nonetheless make fair use of the Assumed Names and Marks after the Closing Date. Cyclerion further acknowledges that, on and after the Closing Date, it will have no rights in any of the Assumed Names and Marks.
Section 6.7. Interim Period Preclinical and Clinical Trial Activities.
(a) Following the date of this Agreement and at the times set forth in Section 6.7 of the Disclosure Schedules, Cyclerion shall commence certain preclinical and clinical trial activities as set forth in Section 6.7 of the Disclosure Schedules (such activities, the “Preclinical and Clinical Trial Activities”).
(b) The estimated out-of-pocket costs of Cyclerion and its Affiliates for the conduct in connection with the Preclinical and Clinical Trial Activities is set forth on Section 6.7 of the Disclosure Schedules. At the end of each two-week period during the Pre-Closing Period (and in any event no later than the fifth day following month end), Cyclerion or its Affiliates or Representatives shall provide Buyer with an invoice listing in reasonable detail all out-of-pocket costs and expenses related to the Preclinical and Clinical Trial Activities, including costs and expenses for prosecution and maintenance of Intellectual Property as well as an allocation of the costs of Cyclerion that relate to both the Purchased Programs and the Excluded Programs, as set forth on Section 6.7 of the Disclosure Schedules (the “R&D Expenses”). Buyers shall as promptly as practicable (but in no event later than five (5) Business Days following receipt of such invoice) pay to Cyclerion by wire transfer of immediately available funds any such R&D Expenses set forth in such invoice.
Section 6.8. Exclusivity.
(a) Acquisition Proposal. Cyclerion shall, and shall cause its Subsidiary and Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons (other than Buyer) conducted heretofore or that may be on-going with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal. From and after the date of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with Article VIII, Cyclerion shall not, shall cause its Subsidiary not to, and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) initiate, knowingly facilitate, solicit or knowingly encourage (including by way of furnishing non-public information), directly or indirectly, inquiries or the making of any proposals that constitute, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate, engage or participate with any third party in any discussions or negotiations regarding, or furnish or disclose any non-public information (including by providing access to its properties, assets, books and records or personnel) to any third party in connection with, or take any other action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (except solely to notify such third party of the existence of the provisions of this Section 6.8) or (iii) enter into any Acquisition Agreement or, except as expressly permitted pursuant to Section 6.8(e) below, approve or resolve to approve any Acquisition Proposal, or enter into any agreement, arrangement or understanding that would require Cyclerion to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative, acting on behalf of Cyclerion or its Subsidiary, will be deemed to be a breach of this Section 6.8 by Cyclerion, and Cyclerion will cause its Representatives to comply with the terms of this Section 6.8.

(b) Notwithstanding the restrictions set forth in Section 6.8(a), at any time prior to obtaining Stockholder Approval, in response to an unsolicited bona fide written Acquisition Proposal that the Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, Cyclerion may, subject to compliance with Section 6.8(e), (i) contact the Person making such Acquisition Proposal (and its Representatives) solely to clarify the terms and conditions thereof, (ii) furnish non-public information with respect to Cyclerion and its Subsidiary to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than that certain Confidentiality Agreement, dated as of September 4, 2022, by and between J. Wood Capital Advisors LLC and Cyclerion; provided, however, that all such information has previously been provided to Buyer or is promptly made available to Buyer, and (iii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.
(c) Notice of Acquisition Proposal. From and after the date of this Agreement until the earlier of Closing or the termination of this Agreement, Cyclerion shall promptly (and in any event within twenty-four (24) hours) notify Buyer in the event that Cyclerion receives, directly or indirectly: (i) any Acquisition Proposal; (ii) any request for nonpublic information relating to Cyclerion or its Subsidiary by any Person that informs Cyclerion, its Subsidiary or its Representatives that such Person is considering making, or has made, an Acquisition Proposal; or (iii) any request for discussions or negotiations relating to a possible Acquisition Proposal. Such notice shall be made in writing and shall include (x) the identity of the Person or group making such Acquisition Proposal or request, and (y) the material terms and conditions of any Acquisition Proposal or request and, if written, a copy thereof. Cyclerion will (A) keep Buyer reasonably apprised of any material developments, discussions and negotiations with respect to such Acquisition Proposal or inquiry, as well as any material modification of or amendment thereto and if written, provide to Buyer a copy thereof and (B) promptly make available to Buyer any non-public information of Cyclerion and its Subsidiary furnished to any third party in connection therewith that has not previously been provided to Buyer.
(d) Nothing contained in this Section 6.8 prohibits or will be construed as prohibiting Cyclerion or the Board from (i) complying with its disclosure obligations under federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to Cyclerion stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Cyclerion’s stockholders if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, or otherwise required under applicable Law; provided, however, a Cyclerion Adverse Recommendation Change (as defined below) shall only be made in accordance with Section 6.8(e).
(e) Actions by Cyclerion. Neither the Board nor any committee thereof shall (x) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or cause or permit Cyclerion or its Subsidiary to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.8(b)) or requiring Cyclerion or its Subsidiary to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (an “Acquisition Agreement”), or (y)(A) withdraw, amend or modify in a manner adverse to Buyer, or publicly propose to withdraw, amend or modify in a manner adverse to Buyer, the Board Recommendation or (B) recommend, authorize or approve, or propose publicly to recommend authorize or approve, or fail to reject, any Acquisition Proposal or (C) fail to include the Board Recommendation in the Proxy Statement (any action described in this clause (y) being referred to as a “Cyclerion Adverse Recommendation Change”).
(i) Notwithstanding anything to the contrary contained herein (including the terms of Section 6.8(e)(ii)(C)), at any time prior to obtaining Stockholder Approval, the Board may, in response to a Superior Proposal or an Intervening Event, make a Cyclerion Adverse Recommendation Change if the Board determines, in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(ii) Notwithstanding anything to the contrary contained in this Agreement, the Board shall not be entitled to make a Cyclerion Adverse Recommendation Change pursuant to Section 6.8(e)(i), unless (x) Cyclerion shall have provided to Buyer four (4) Business Days’ prior written notice advising Buyer that the Board intends to take such action, and if relating to an Intervening Event, such notice shall contain the material facts and circumstances of such Intervening Event and (y) (A) during such four (4)-Business Day period, if requested by Buyer, Cyclerion shall have, and shall have used reasonable best efforts to cause its Representatives to have, engaged in negotiations with Buyer to enable Buyer to propose revisions to the terms of this Agreement or other agreements contemplated hereby, (B) the Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be proposed in writing by Buyer, (C)(1) with respect to a Superior Proposal, the Board shall have determined in good faith, after consultation with Cyclerion’s outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of the proposal the Board determines is appropriate (including any termination or break-up fees, the conditionality, the likelihood and timing of required governmental approvals, time likely to be required to consummate such Acquisition Proposal, ability of the Person making the proposal to finance and pay the contemplated consideration and the likelihood of success of such Acquisition Proposal), that the Acquisition Proposal still constitutes a Superior Proposal after taking into account the adjustments to this Agreement that were offered by Buyer and that the failure to make a Cyclerion Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (2) with respect to an Intervening Event, the Board shall have determined in good faith that failure to make a Cyclerion Adverse Recommendation Change would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (D) in the event of any change to (1) any of the terms (including the form, amount and timing of payment of consideration) of an Acquisition Proposal, or (2) the facts or circumstances relating to an Intervening Event, Cyclerion shall, in each case, have delivered to Buyer an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) of this proviso shall commence (except that four (4) Business Day notice period referred to above shall instead be equal to two (2) Business Day) during which time Cyclerion shall be required to comply with the requirements of this Section 6.8(e)(ii) anew with respect to such additional notice.
(f) Cyclerion shall not release nor permit the release of any Person from, or waive or permit the waiver of any provision of, and Cyclerion shall use its reasonable efforts to enforce or cause to be enforced, any confidentiality, “standstill” or similar agreement to which any of Cyclerion or its Subsidiary is a party, unless the Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties under applicable Law.
(g) Immediately following the execution of this Agreement, Cyclerion shall request each Person which has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring Cyclerion to return or destroy all confidential information heretofore furnished to such Person by or on Cyclerion’s behalf.
Section 6.9. Matters related to Cyclerion Stockholders Meeting.
(a) Except as otherwise provided in Section 6.9(a) of the Disclosure Schedules, as promptly as reasonably practicable following the date of this Agreement (and in any event no later than thirty (30) calendar days after the date hereof), Cyclerion shall at its own expense prepare (with Buyer’s reasonable cooperation) and use its reasonable best efforts to file with the SEC in preliminary form a proxy statement (the “Proxy Statement”) with respect to a special meeting of the stockholders of Cyclerion (the “Stockholders Meeting”) for the purpose of obtaining the approval of the sale of the Purchased Assets to the Buyer contemplated by this Agreement by the holders of a majority of the outstanding shares of Cyclerion Common Stock (the “Stockholder Approval”). Cyclerion shall use reasonable best efforts to file with the SEC the definitive Proxy Statement and to cause the mailing of the definitive Proxy Statement to the stockholders of Cyclerion to occur as promptly as practicable following the earlier of (i) the notification of no further comments from the SEC and (ii) if the staff of the SEC has not informed Cyclerion that they intend to review the Proxy Statement, the tenth (10th) day after the date the preliminary Proxy Statement is filed. Cyclerion shall use reasonable best efforts to respond as promptly as practicable, to any comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. Buyer Parent and Buyer shall furnish all information concerning Buyer to Cyclerion as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, including furnishing and using reasonable best efforts to cause its accountants and other agents and service providers to furnish to Cyclerion all information concerning itself, its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. Cyclerion shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Cyclerion shall provide Buyer a reasonable opportunity to review and comment on such document or response which comments Cyclerion will consider in good faith. If at any time prior to the Stockholders Meeting, any information relating to Cyclerion, Buyer or any of their respective affiliates, officers or directors, should be discovered by Cyclerion or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of Cyclerion.
(b) Cyclerion agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and that none of the information included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of Cyclerion or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Cyclerion with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Buyer or Buyer Parent for inclusion or incorporation for reference therein. Buyers shall cause the information relating to Buyer or Buyer Parent supplied by Buyers for inclusion in the Proxy Statement or any amendments or supplement thereto not to, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of Cyclerion or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof (except to the extent revised or superseded by amendments or supplements contemplated hereby), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c) Cyclerion shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the Stockholders Meeting for purposes of seeking the Stockholder Approval, which meeting Cyclerion shall cause to occur as soon as practicable (and in any event within twenty-five (25) Business Days) following the mailing of the Proxy Statement. Cyclerion may not postpone, recess or adjourn the Stockholders Meeting without the prior written consent of Buyer. Notwithstanding the foregoing, Cyclerion shall be permitted to postpone, recess or adjourn the Stockholders Meeting without the prior consent of Buyer (and shall do so if requested by Buyer): (i) if Cyclerion is unable to obtain a quorum of its stockholders at the Stockholders Meeting, (ii) such postponement, recess or adjournment is required by applicable Law or a request from the SEC or its staff, or (iii) in the good faith judgement of the Board, following consultation with outside legal counsel and Buyer Parent (or, in the case of a request by Buyer, in Buyer Parent’s good faith judgement) the failure to postpone, recess or adjourn the Stockholders Meeting would be reasonably likely to not allow reasonably sufficient time for the distribution and review of any required or appropriate supplement or amendment to the Proxy Statement by Cyclerion’s stockholders prior to the Stockholders Meeting as then-scheduled; provided that Cyclerion shall not be required to adjourn the Stockholders Meeting more than once at such request of Buyer, no such adjournment shall be required to be for a period exceeding five (5) Business Days and in no event will Cyclerion be required by this Agreement to change such record date. Cyclerion agrees that no matters shall be brought before the Stockholders’ Meeting other than the approval of the transactions contemplated by this Agreement and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes). In no event will the record date of the Company Stockholders’ Meeting be changed without Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by applicable Law.
(d) Subject to Section 6.8(e), Cyclerion shall (A) through the Board, recommend to the Cyclerion stockholders, the approval and authorization of this Agreement and the transactions contemplated hereby (including the consideration to be received by the Company), and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit from the Cyclerion stockholders proxies in favor of the approval and authorization of this Agreement, and (C) use reasonable best efforts to take all actions reasonably necessary to secure the Stockholder Approval.
(e) Cyclerion acknowledges that its obligations pursuant to Section 6.9(a), (b) and (c), will not be affected by any Cyclerion Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Cyclerion or the Cyclerion stockholders of any Acquisition Proposal.
(f) The Buyers shall, and shall cause the equityholders party thereto, not amend the applicable Voting Agreement in any respect without Cyclerion’s prior written consent, which may not be unreasonably withheld, conditioned or delayed.
Section 6.10. Buyer Parent Purchase Agreement. Buyer and Buyer Parent shall use reasonable best efforts to consummate the closing of the Second Tranche on or prior to the Closing Date as contemplated in the Buyer Parent Purchase Agreement. Buyers shall not agree to any amendments or modifications to, or grant any waivers of, any condition (including any of the financing conditions) or other provision or remedy under the Buyer Parent Purchase Agreement without the prior written consent of Cyclerion (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent such amendments, modifications or waivers would (x) reduce the aggregate amount of aggregate cash proceeds available to Buyer Parent under the Buyer Parent Purchase Agreement, or (y) impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions or other terms therein in a manner adverse to Buyer Parent, Buyer or Cyclerion, including any expansion, waiver, amendment or modification that would be reasonably likely to (A) prevent, impair or materially delay the ability of Buyer Parent or Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Agreements, (B) adversely impact the ability of Buyer or Buyer Parent to enforce its rights or remedies against the counterparties to the Buyer Parent Purchase Agreement or (C) make the timely funding of the Equity Financing or satisfaction of the financing conditions set forth in the Buyer Parent Purchase Agreement materially less likely to occur. Buyer Parent shall promptly (and in any event within three (3) Business Days) notify Cyclerion of (1) any amendment, waiver or modification, or agreement to do any of the foregoing of any term of the Buyer Parent Purchase Agreement, (2) the expiration or termination (or attempted or purported termination, whether or not valid) of the Buyer Parent Purchase Agreement, or (3) any refusal by any counterparty to Buyer Parent Purchase Agreement to consummate, or any notice in writing by any such counterparty to refuse to consummate, the closing contemplated under the Buyer Parent Purchase Agreement.
Section 6.11. Taxes.
(a) Cyclerion and Buyers shall reasonably cooperate with each other and make available or cause to be made available to each other in a timely fashion such data (including Tax Returns) regarding the Purchased Assets which relates to Taxes, Tax Returns or filings with respect thereto and other information reasonably requested and required for the preparation by Buyers or Cyclerion of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyers or Cyclerion and any audit or other examination by any Governmental Entity or administrative Action relating to liability for Taxes.
(b) The Buyer and Buyer Parent (on the one hand) and Cyclerion (on the other hand) shall each bear fifty percent (50%) of any Transfer Taxes. The party required by applicable Law to file a Tax Return relating to Transfer Taxes shall prepare and timely file, or shall cause to be prepared and timely filed such Tax Return and shall promptly after filing such Tax Return, provide evidence to the non-filing party that such Tax Return has been duly and timely filed and the relevant Transfer Taxes have been duly and timely paid. The non-filing party shall, promptly following receipt of the evidence of payment of such Transfer Taxes, reimburse the filing party in an amount equal to fifty percent (50%) of any Transfer Taxes due on such Tax Return. Cyclerion and Buyers agree to timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish any exemption from (or otherwise reduce) such Transfer Taxes for which each party is eligible. For the avoidance of doubt, the Purchase Price set forth in this Agreement is exclusive of Transfer Taxes.
(c) For purposes of apportioning Liabilities for ad valorem and similar Taxes relating to the Purchased Assets, such Liabilities for Taxes payable with respect to a Straddle Period shall be apportioned as follows: (i) Cyclerion shall be apportioned an amount equal to the total amount of such Taxes for the entire Straddle

Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) Buyers shall be apportioned an amount equal to the excess of the total amount of such Taxes over the amount determined in clause (i) hereof.
(d) Buyer shall prepare an allocation of the Purchase Price and any applicable Assumed Liabilities among the Purchased Assets in accordance with applicable Law, including Section 1060 of the Code and the Treasury Regulations thereunder, which allocation and any adjustments thereto shall be subject to the comments and approval of Cyclerion. The Buyer shall deliver a proposed allocation to Cyclerion within 120 days after the Closing Date. Such allocation shall become final and binding twenty (20) days after Buyer provides it to Cyclerion, unless Cyclerion notifies Buyer in writing that Cyclerion objects in good faith to such allocation. In that case, the Parties will resolve any disagreement in good faith and, if they are unable to do so within fifteen (15) days of the objection from Cyclerion, the matter shall be submitted to a mutually agreed upon independent accounting firm to resolve such dispute, which resolution will be final and binding on the parties. Buyer and Buyer Parent (on the one hand) and Cyclerion (on the other hand) will each pay 50% of any costs or fees to retain the applicable accounting firm. The Parties (and their respective Representatives and Affiliates) shall report, act and file their respective Tax Returns in accordance with such allocation, as finally determined pursuant to this Section 6.11(d), and any adjustments thereto and shall not take any position or action inconsistent with such allocation and any adjustments thereto, absent a “determination” within the meaning of Section 1313 of the Code to the contrary.
Section 6.12. FDA Letters. Promptly after Closing (but in no event later than five (5) Business Days following the Closing):
(a) Cyclerion shall file, or cause to be filed, with the FDA the Cyclerion FDA Letters and the Cyclerion Orphan Designation Letter, and shall provide an as-filed copy of each such letter to Buyer.
(b) Buyers shall file, or cause to be filed, with the FDA the Buyer FDA Letters and the Buyer Orphan Designation Letter and shall provide an as-filed copy of each such letter to Cyclerion.
Section 6.13. Post-Closing Matters.
(a) From the Closing Date until the five (5) year anniversary of the Closing Date, subject to Section 6.13(b), Cyclerion will not (and will cause its Affiliates not to), (i) either alone or directly or indirectly with or through any Affiliate or Third Party, initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit any compound or product (including any compound or product that is part of an Excluded Program) that is (A) a CNS-penetrant sGC Stimulator, (B) developed for the treatment of a Program Indication, and (C) reasonably expected to compete with any compound or product in a Purchased Program for the treatment of a Program Indication (any such compound or product, a “Cyclerion Competing Product”) anywhere in the world, or (ii) license, convey, grant, or otherwise transfer any rights to any Third Party (including any rights under any Intellectual Property included in the Excluded Assets) to initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit a Cyclerion Competing Product anywhere in the world.
(b) If there is a Change of Control of Cyclerion, then the obligations of Section 6.13(a) will not apply to any program or product of an acquirer or its Affiliates (other than any successor entity to Cyclerion or any Affiliate of Cyclerion that existed prior to the closing of such Change of Control) (an “Acquirer Program”) that becomes an Affiliate of Cyclerion as a result of such Change of Control; provided, that Cyclerion and such Affiliates establish and enforce internal processes, policies, procedures, and systems to reasonably segregate any Confidential Information of Buyer that Cyclerion or its Affiliates may have with respect to the Purchased Programs (including any Know-How licensed to Cyclerion pursuant to Section 6.3 of this Agreement) from any Acquirer Program for a product that would be a Cyclerion Competing Product if developed by Cyclerion or a pre-Change of Control Affiliate of Cyclerion, including ensuring that such Affiliates do not use or practice, directly or indirectly, any Purchased Intellectual Property or Buyer’s Confidential Information in such program.
(c) From the Closing Date until the five (5) year anniversary of the Closing Date, if from time to time Cyclerion determines that it will abandon the prosecution or maintenance of any Patent covering any or all of the hydroxy-compounds set forth on Section 6.13(c) of the Disclosure Schedules (the “Hydroxy-Compounds”) Cyclerion shall promptly thereafter deliver a written notice (the “Cyclerion Hydroxy-Compound Notice”) to

Buyer specifying such determination. To exercise its Right of First Negotiation, Buyer shall deliver an irrevocable written notice (the “Buyer Hydroxy-Compound Notice”) to Cyclerion notifying Cyclerion that Buyer intends to exercise its Right of First Negotiation with respect to the applicable Hydroxy-Compounds within fifteen (15) days of receipt of the Cyclerion Hydroxy-Compound Notice. During the thirty (30) day period following Cyclerion’s receipt of the Buyer Hydroxy-Compound Notice (such period, the “Negotiation Period”), Cyclerion shall not negotiate the terms of a license agreement with respect to the applicable Hydroxy-Compounds with any Person, other than the Buyer, and, subject to Buyer complying with its obligations included in the immediately following sentence, shall not abandon the maintenance or prosecution of the applicable Patents). During the Negotiation Period, Buyer shall be responsible for all maintenance and prosecution costs with respect to the applicable Patents. Following the expiration of the Negotiation Period, Cyclerion may negotiate the licensing of the applicable Hydroxy-Compounds with any Person or may abandon the prosecution or maintenance of the applicable Patents, in each case as determined in its sole discretion.
Section 6.14. Joint Confidentiality Agreements. Following the Closing, in the event that Cyclerion becomes aware of a breach or potential breach of any of the confidentiality or non-use covenants of any Joint Confidentiality Agreement exclusively related to any Purchased Assets, Cyclerion shall promptly, and in any case within five (5) Business Days, notify Buyer of any such breach or potential breach. Cyclerion shall, promptly following receipt of a written notice from Buyer directing Cyclerion to take the actions contemplated by this Section 6.14 with respect to any such breach (whether or not Cyclerion delivered notice thereof to Buyer), specifically enforce the confidentiality and non-use covenants included in the applicable Joint Confidentiality Agreement against the counterparty thereto. Buyers shall be responsible for any and all Liabilities, costs and expenses of Cyclerion or any of its Affiliates or any of their respective representatives to the extent arising out of or relating to any such enforcement action and shall promptly, and in any event within thirty (30) calendar days of receiving an invoice therefor, reimburse Cyclerion for any such Liabilities, costs or expenses. Cyclerion shall promptly, and in any event within thirty (30) calendar days, pay Buyer any amounts recovered or received in respect of any such enforcement actions, net of any costs or expenses not reimbursed by Buyers in accordance with the immediately preceding sentence.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1. Conditions to the Obligations of All Parties. The obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any of which may be waived in whole or in part by each of the parties in its sole discretion):
(a) Applicable Law and Approvals. Prior to the Closing, the following conditions precedent have been satisfied:
(i) there will be no Law of any nature issued by a Governmental Entity of competent jurisdiction that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by any Transaction Agreement from being consummated as herein provided; and
(ii) the Stockholder Approval shall have been obtained.
(b) Novation and Waiver Agreement. The Novation and Waiver Agreement is in full force and effect, has not been amended or modified in any respect (except with the express written consent of Cyclerion and Buyer), and there is no dispute, outstanding with respect thereto.
Section 7.2. Conditions to Buyer Parent’s and Buyer’s Obligations at Closing. The obligations of Buyer Parent and Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any one or more of which may be waived in whole or in part by Buyer in its sole discretion):
(a) Closing Deliveries. At the Closing, Cyclerion shall deliver or have caused to be delivered to Buyer the following:
(i) the Stockholder Agreements, duly executed by Cyclerion;

(ii) a properly completed and executed Internal Revenue Service Form W-9 of Cyclerion dated no more than ten (10) Business Days prior to the Closing Date;
(iii) letters from Cyclerion to the FDA transferring to Buyer or any of its designees ownership of (i) the INDs relating to the Purchased Programs in substantially the form attached hereto as Exhibit I-1 (the “Cyclerion IND 147088 FDA Letter”), Exhibit I-2 (the “Cyclerion IND 138999 FDA Letter”) and Exhibit I-3 (the “Cyclerion IND 155952 FDA Letter”, together with the Cyclerion IND 147088 FDA Letter and Cyclerion IND 138999 FDA Letter, the “Cyclerion FDA Letters”) and (ii) the orphan drug designations relating to the Purchased Programs in substantially the form attached hereto as Exhibit J (the “Cyclerion Orphan Designation Letter”), each duly executed by Cyclerion.
(iv) the Conveyancing and Assumption Instruments, duly executed by Cyclerion;
(v) a Transition Services Agreement between Cyclerion and Buyer in substantially the form attached hereto as Exhibit K (the “Transition Services Agreement”), duly executed by Cyclerion; and
(vi) a certificate of the Chief Financial Officer of Cyclerion that each of the conditions set forth in Section 7.2(b) and Section 7.2(c) have been satisfied.
(b) Representations and Warranties to be True. The representations and warranties of Cyclerion herein contained (i) that are qualified or limited by materiality or “Material Adverse Effect” shall be true and correct as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct on and as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date).
(c) Covenants. Cyclerion shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such respective Party at or prior to the Closing. For purposes of this Section 7.2(c), a covenant of Cyclerion shall only be deemed to have not been performed if Cyclerion has materially breached such covenant and failed to cure within fifteen (15) calendar days after notice (or if earlier, the Termination Date); provided that Buyer shall not be required to consummate the Closing unless and until such material breach of any covenant has been cured.
(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.
Section 7.3. Conditions to Cyclerion’s Obligations at Closing. The obligations of Cyclerion under this Agreement shall be subject to each of the following conditions, unless waived by Cyclerion:
(a) Closing Deliveries. On Closing, Buyers shall deliver or have caused to be delivered to Cyclerion the following:
(i) the Closing Payment in accordance with this Agreement;
(ii) evidence of issuance of the Consideration Shares;
(iii) the Stockholder Agreements, duly executed by all of the parties thereto, other than Cyclerion;
(iv) letters from Buyer to the FDA accepting ownership of (i) the INDs relating to the Purchased Assets in substantially the form attached hereto as Exhibit L-1 (the “Buyer IND 147088 FDA Letter”), Exhibit L-2 (the “Buyer IND 138999 FDA Letter”) and Exhibit L-3 (the “Buyer IND 155952 FDA Letter”, together with the Buyer IND 147088 Letter and Buyer IND 138999 FDA Letter, the “Buyer FDA Letters”) and (ii) the orphan drug designations relating to the Purchased Assets in substantially the form attached hereto as Exhibit M, each duly executed by Buyer;
(v) the Conveyancing and Assumption Instruments, duly executed by Buyer;
(vi) the Transition Services Agreement, duly executed by Buyer;
(vii) evidence of the consummation of the closing of the Second Tranche as contemplated by the Buyer Parent Purchase Agreement; and

(viii) a certificate of a duly authorized officer of Buyer Parent that each of the conditions set forth in Section 7.3(b) and Section 7.3(c) has been satisfied.
(b) Representations and Warranties to be True. The representations and warranties of Buyer Parent and Buyer herein contained (i) that are qualified or limited by materiality or “Material Adverse Effect” shall be true and correct as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct on and as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date);.
(c) Covenants. Buyer and Buyer Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer and Buyer Parent, as applicable, at or prior to the Closing. For purposes of this Section 7.3(c), a covenant of Buyer or Buyer Parent shall only be deemed to have not been performed if Buyer or Buyer Parent, as applicable, has materially breached such covenant and failed to cure within fifteen (15) calendar days after notice (or if earlier, the Termination Date); provided that Cyclerion shall not be required to consummate the Closing unless and until such material breach of any covenant has been cured.
ARTICLE VIII

TERMINATION
Section 8.1. Events of Termination.
(a) This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:
(i) at any time by mutual written agreement of Buyer and Cyclerion;
(ii) by either Party if the Closing will not have been consummated on or before September 11, 2023, unless such date is extended by the mutual written agreement of Buyer and Cyclerion (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not be available to any Party whose breach of any provision of this Agreement has primarily caused or primarily resulted in the failure of the Closing to be consummated by such time;
(iii) by Buyer, if any representation or warranty of Cyclerion set forth in this Agreement shall have become untrue or if a failure to perform any covenant or agreement on the part of Cyclerion set forth in this Agreement shall have occurred, in each case, such that if the breach or untruth was occurring on the Closing Date any of the conditions set forth in Section 7.1 or Section 7.2 (as applicable) would not be satisfied, and such condition is incapable of being satisfied by the Termination Date; provided that Buyer may not terminate this Agreement under this Section 8.1(a)(iii) unless (i) such breach has not been cured by the date which is twenty (20) days after Buyer notifies Cyclerion of such breach in writing and (ii) neither of the Buyers is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;
(iv) by Cyclerion, if any representation or warranty of Buyer or Buyer Parent set forth in this Agreement shall have become untrue or if a failure to perform any covenant or agreement on the part of Buyer or Buyer Parent set forth in this Agreement shall have occurred, in each case, such that if the breach or untruth was occurring on the Closing Date any of the conditions set forth in Section 7.1 or Section 7.3 (as applicable) would not be satisfied, and such condition is incapable of being satisfied by the Termination Date; provided that Cyclerion may not terminate this Agreement under this Section 8.1(a)(iv) unless (i) such breach has not been cured by the date which is twenty (20) days after Cyclerion notifies Buyer or Buyer Parent, as applicable, of such breach in writing and (ii) Cyclerion is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;
(v) by either Party if the Stockholders’ Meeting (including any adjournment or postponement thereof in accordance with the terms of this Agreement) has concluded, the Cyclerion stockholders have voted, and the Stockholder Approval was not obtained;

(vi) by either Party, if any Governmental Entity has issued any Law enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law will have become final and nonappealable, except that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Law;
(vii) by Cyclerion if, after the sixth Business Day following the public announcement of the execution of this Agreement, the $5,000,000 aggregate purchase price payable pursuant to the Stock Purchase Agreement, dated as of March 31, 2023 between Cyclerion and Mr. Peter M. Hecht has not been paid;
(viii) by Cyclerion if: (A) the conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms require the delivery of any documents or the taking of other action at the Closing, provided such conditions precedent would reasonably be expected to be satisfied at the Closing) on the date the Closing should have been consummated by Buyer and Buyer Parent pursuant to Section 2.7, (B) Cyclerion notified Buyer in writing that: (1) all such conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied or waived, and (2) Cyclerion stands ready, willing and able to consummate the Closing, and (C) Buyer or Buyer Parent fails to consummate the Closing within two (2) Business Days after the delivery of the notification referred to in clause (B) herein; or
(ix) by Buyer if a Cyclerion Adverse Recommendation Change shall have been made, provided that Buyer may only terminate this Agreement pursuant to this Section 8.1(a)(ix) if it delivers notice to Cyclerion pursuant to Section 8.1(b) within ten (10) Business Days of such Cyclerion Adverse Recommendation Change.
(b) If Buyer or Cyclerion terminates this Agreement pursuant to the foregoing provisions of this Section 8.1, such termination shall be effected by written notice to the other Party specifying the provision pursuant to which such termination is made.
Section 8.2. Effect of Termination. If this Agreement is validly terminated as permitted by Section 8.1, all rights and obligations of the Parties hereto under this Agreement shall terminate, there shall be no Liability of any Party hereto (or any of its Representatives or Affiliates) in connection with this Agreement or the transactions contemplated hereby, whether arising from or relating to any breaches by such party of this Agreement or otherwise; provided, however, that: (a) nothing herein is intended or shall be construed to limit the liability of the either Party for actual fraud or willful breach of any provision of this Agreement; and (b) the rights and obligations of the parties under Article I, Section 6.5(b) (solely with respect to the obligation of Buyers to reimburse accrued but unpaid Employee Expenses to Cyclerion in the event such expenses are not otherwise repayable to Buyer in connection with a termination of this Agreement), Section 6.7(b) (solely with respect to the obligation of Buyers to reimburse accrued but unpaid R&D Expenses to Cyclerion in the event such expenses are not otherwise repayable to Buyer in connection with a termination of this Agreement), Section 8.2, Section 8.3, Section 10.4, and Article XII will survive any termination hereof pursuant to Section 8.1.
Section 8.3. Termination Fee.
(a) Termination Fee; Expense Reimbursement.
(i) If this Agreement is validly terminated by Buyer pursuant to Section 8.1(a)(ix) (for the avoidance of doubt, within ten (10) Business Days of such Cyclerion Adverse Recommendation Change), then Cyclerion shall (A) pay to Buyer $500,000 in cash (the “Termination Fee”) and (B) reimburse Buyer for (1) Buyers’ expenses in connection with this Agreement and the transactions contemplated hereby (excluding the Employee Expenses and R&D Expenses) in an amount equal to $1,000,000, (2) the Employee Expenses actually reimbursed or paid by Buyer or Buyer Parent, and (3) the R&D Expenses actually reimbursed or paid by Buyer or Buyer Parent (collectively, the expenses in items (1), (2) and (3), the “Buyer Expense Reimbursement”), in each case, in immediately available funds within three (3) Business Days after such termination. If this Agreement is validly terminated by Buyer pursuant to Section 8.1(a)(iii), or by Cyclerion or Buyer pursuant to Section 8.1(a)(ii) at a time when Buyer had a right to terminate pursuant to Section 8.1(a)(iii) (without giving effect to any notice requirement, cure period or waiting period set forth therein), then Cyclerion shall pay to Buyer the Buyer Expense Reimbursement in immediately available funds within five (5) Business Days after such termination.

If this Agreement is validly terminated by either Party pursuant to Section 8.1(a)(v), Cyclerion shall reimburse Buyer for 50% of the Employee Expenses and R&D Expenses actually paid or reimbursed to Cyclerion by Buyer or Buyer Parent, in immediately available funds within five (5) Business Days after such termination. Any payment of the Termination Fee or Buyer Expense Reimbursement shall be deemed to be liquidated damages and not a penalty, and in no event shall Cyclerion be required to pay the Termination Fee or Buyer Expense Reimbursement on more than one occasion.
(ii) If (A) prior to the date of the Stockholders’ Meeting, an Acquisition Proposal shall have been publicly made or otherwise publicly communicated to Cyclerion and not publicly withdrawn, (B) this Agreement is validly terminated by Buyer pursuant to Section 8.1(a)(iii) or by either Party pursuant to Section 8.1(a)(ii) or Section 8.1(a)(v), and (C) within twelve (12) months of such termination, Cyclerion enters into a definitive agreement with respect to, or consummates the transactions contemplated by such Acquisition Proposal; provided, that references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”, then, (x) in respect of termination pursuant to Section 8.1(a)(iii) and Section 8.1(a)(v), Cyclerion shall pay to Buyer the Termination Fee within three (3) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal and (y) in respect of termination pursuant to Section 8.1(a)(ii), Cyclerion shall pay to Buyer the Termination Fee and the Buyer Expense Reimbursement within three (3) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal.
(iii) Notwithstanding anything to the contrary herein or in any other Transaction Agreement, (i) in the event that a Termination Fee or Buyer Expense Reimbursement is payable under Section 8.3(a), Buyer’s receipt of such Termination Fee in full and/or, the aggregate amount of the Buyer Expense Reimbursement actually due to Buyer, as applicable, shall be the sole and exclusive remedy of the Buyer Group and their respective Affiliates and Representatives (collectively, the “Buyer Parties”) against Cyclerion, its Subsidiary and their respective Affiliates and Representatives (collectively, the “Cyclerion Parties”) for any damages suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and no Cyclerion Party shall have any further Liability (including with respect to any other Termination Fee or Buyer Expense Reimbursement) to any Person relating to or arising out of this Agreement or the transactions contemplated hereby, and the Buyer Parties shall be deemed to have waived all other remedies (including equitable remedies) with respect to any and all damages or Liabilities suffered or incurred in connection with this Agreement or the transactions contemplated hereby and (ii) the maximum aggregate Liability of the Cyclerion Parties, taken as a whole, under or in connection with this Agreement and the transactions contemplated hereby shall be limited to an amount equal to the amount of such Termination Fee plus the aggregate potential amount of the Buyer Expense Reimbursement, and in no event shall any of the Buyer Parties seek to recover, or be entitled to recover, any damages, Liabilities or other losses of any kind, character or description in excess of such amount (including to any other Termination Fee or Buyer Expense Reimbursement); provided that the foregoing shall not limit the ability of Buyer to recover reimbursement costs and expenses or indemnification pursuant to Article IX, and any such reimbursement, indemnification or interest shall not reduce the amount of such Termination Fee; and provided, further, that nothing in this Section 8.3(a)(iii) shall restrict Buyer’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 12.17.
(iv) Cyclerion acknowledges that the agreements contained in this Section 8.3(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Cyclerion fails promptly to pay the Termination Fee or Buyer Expense Reimbursement when due pursuant to this Section 8.3(a), it shall pay any reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with enforcing this Agreement to obtain payment of such unpaid fee (including by legal action), together with interest on the amount of such unpaid fee at a rate per annum equal to 2% from the date such fee was required to be paid to (but excluding) the payment date.
(b) Reverse Termination Fee.
(i) If this Agreement is validly terminated (i) by Cyclerion pursuant to Section 8.1(a)(iv) or Section 8.1(a)(viii) or (ii) by Cyclerion or the Buyer pursuant to Section 8.1(a)(ii) at a time when Cyclerion had a right to terminate pursuant to Section 8.1(a)(iv) or Section 8.1(a)(viii) (without giving effect to any notice requirement, cure period or waiting period set forth therein) then Buyers shall pay to Cyclerion an amount in cash equal to $1,000,000 in immediately available funds (the “Reverse Termination Fee”) within three (3) Business Days after such termination. Any payment of the Reverse Termination Fee shall be deemed to be liquidated damages and not a penalty, and in no event shall Buyers be required to pay the Reverse Termination Fee on more than one occasion.
(ii) Notwithstanding anything to the contrary herein or in any other Transaction Agreement, (i) in the event that the Reverse Termination Fee is payable under Section 8.3(a), Cyclerion’s receipt of the Reverse Termination Fee in full shall be the sole and exclusive remedy of the Cyclerion Parties against the Buyer Parties for any damages suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and no Buyer Parties shall have any further Liability to any Person relating to or arising out of this Agreement or the transactions contemplated hereby, and the Cyclerion Parties shall be deemed to have waived all other remedies (including equitable remedies) with respect to any and all damages or Liabilities suffered or incurred in connection with this Agreement or the transactions contemplated hereby and (ii) the maximum aggregate Liability of the Buyer Parties, taken as a whole, under or in connection with this Agreement and the transactions contemplated hereby shall be limited to an amount equal to the amount of the Reverse Termination Fee, and in no event shall any of the Cyclerion Parties seek to recover, or be entitled to recover, any damages or other losses of any kind, character or description in excess of such amount; provided that the foregoing shall not limit the ability of Cyclerion to recover reimbursement for costs and expenses or indemnification under Section 8.3(b)(iii) and Article IX, and any such reimbursement, indemnification or interest shall not reduce the amount of the Termination Fee; and provided, further, that nothing in this Section 8.3(b)(ii) shall restrict Cyclerion’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 12.17.
(iii) Each of Buyer and Buyer Parent acknowledges that the agreements contained in this Section 8.3(b)(iii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Cyclerion would not enter into this Agreement. Accordingly, if Buyers fail promptly to pay the Reverse Termination Fee when due pursuant to this Section 8.3(b), they shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by Cyclerion in connection with enforcing this Agreement to obtain payment of such unpaid fee (including by legal action), together with interest on the amount of such unpaid fee at a rate per annum equal to 2% from the date such fee was required to be paid to (but excluding) the payment dates.
ARTICLE IX

INDEMNIFICATION
Section 9.1. Indemnification by Cyclerion. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Closing, Cyclerion shall indemnify, hold harmless and defend the Buyer Indemnitees from and against any and all Indemnifiable Losses of the Buyer Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with: (i) the Excluded Liabilities, including the failure of Cyclerion or any other Person to pay, perform or otherwise discharge any Excluded Liability in accordance with its respective terms, whether arising prior to, on or after the Closing, (ii) Cyclerion’s breach of the covenants and agreements applicable to it and contained in this Agreement or any Ancillary Agreement which require performance following the consummation of the Closing, or (iii) the terms of Section 2.5(e)(ii) (a “Buyer Claim”).
Section 9.2. Indemnification by Buyers. Except as otherwise specifically set forth in any provision of this Agreement, including as set forth in Section 2.5(e) of this Agreement, or of any Ancillary Agreement, following the Closing, Buyer and Buyer Parent shall jointly indemnify, and shall cause the other members of the Buyer Group to indemnify, hold harmless and defend the Cyclerion Indemnitees from and against any and all Indemnifiable Losses of the Cyclerion Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with: (i) the Assumed Liabilities, including the failure of any member of the Buyer Group or any other Person to pay, perform or otherwise discharge any Buyer Claim in accordance with its respective terms, whether prior to, on or after the Closing, (ii) Buyer’s or Buyer Parent’s breach of the covenants and agreements applicable to it and contained in this Agreement or any Ancillary Agreement which require performance following the consummation of the Closing or (iii) the terms of Section 2.5(e)(ii), or (iv) the matter set forth in Section 9.2 of the Disclosure Schedules solely in respect of Third Party Claims (a “Cyclerion Claim”).

Section 9.3. Procedures for Indemnification.
(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 9.3(b):
(i) if a Buyer Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Buyer Claim, the Buyer Indemnitee shall so notify Cyclerion as promptly as reasonably possible after becoming aware of the existence of such Buyer Claim; and
(ii) if a Cyclerion Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Cyclerion Claim, the Cyclerion Indemnitee shall so notify Buyer as promptly as reasonably possible after becoming aware of the existence of such Cyclerion Claim (any such claim made pursuant to Section 9.3(a)(i) or this Section 9.3(a)(ii), a “Direct Claim”).
Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim (including, to the extent practicable, the method of computation thereof); provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of any such notice under this Section 9.3(a) to respond to the claimant thereto. If the Indemnifying Party fails to respond within such period, the claim specified in such notice from the Indemnitee shall be conclusively determined to be an indemnifiable claim for which the Indemnifying Party shall be liable to the applicable Indemnitee(s) hereunder.
(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Third Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, Cyclerion (on behalf of the Cyclerion Indemnitees) or Buyer (on behalf of the Buyer Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder, referring to the provisions of this Agreement or any Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises and including copies of all Third Party written notices and documents received by the Claiming Party (and any or all of its Indemnitees) relating to the Third Party Claim promptly (and in any event within twenty (20) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional Third Party written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) relating to the Third Party Claim.
(c) Subject to the provisions of this Section 9.3(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 9.3(b), to assume and conduct the defense (including, subject to the conditions of this Section 9.3(c), settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Indemnitees. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 9.3(c), the Indemnitee may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.3(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (w) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (x) the party making such Third Party Claim is a Governmental Entity with regulatory or other authority over the Indemnitee or any of its material assets, (y) the Third Party Claim seeks injunctive or other nonmonetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (z) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim. The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.
(d) The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant records available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. If a Party asserts its right to participate in the defense and investigation of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection any filings made with any Governmental Entity or proposals to the Third Party claimant in connection therewith). With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 9.3(d) shall derogate from a Party’s right to control the defense of any Action in accordance with Section 9.3.
(e) Each of the Parties agrees that at all times from and after the Closing, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s Group) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been assigned under this Agreement, any Ancillary Agreement or any Assumed Contract, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
Section 9.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a) Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article IX shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss, and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party policies. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IX to any Indemnitee pursuant to this Article IX shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance

Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds, or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article IX. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
Section 9.5. Contribution. If the indemnification provided for in this Article IX is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 9.3(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 9.5, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Buyer, Buyer Parent and each other member of the Buyer Group, on the one hand, and Cyclerion, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.
Section 9.6. Additional Matters; Survival of Indemnities.
(a) The agreements contained in this Article IX shall survive the Closing.
(b) The rights and obligations of each Party and their respective Indemnitees under this Article IX shall survive (i) the sale or other transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.
(c) The provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement (other than the Stockholders Agreements, the Buyer Parent Purchase Agreement, the Voting Agreements and the Transition Services Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.
(d) Notwithstanding the foregoing, to the extent the Stockholders Agreements, Voting Agreements or the Transition Services Agreement provide procedures for indemnification or contribution that differ from the provisions set forth in this Article IX, the terms of the Stockholders Agreements, the Buyer Parent Purchase Agreement. Voting Agreements or the Transition Services Agreement, as applicable, will govern.
(e) Any amounts payable pursuant to this Article IX shall be paid without duplication, and in no event shall any Party receive any payment in respect of an Indemnifiable Loss or receive contribution under different provisions of any Ancillary Agreement in respect of the same Liabilities.
(f) Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article IX shall be paid in accordance with the procedures set forth in Section 12.9.

(g) All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.7. Nonsurvival of Representations and Warranties and Pre-Closing Covenants. The Parties hereby agree that: (a) the respective representations and warranties of Cyclerion and Buyers and (b) the covenants and agreements which require performance prior to the consummation of the Closing, in each case contained in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the consummation of the Closing.
ARTICLE X

ACCESS TO INFORMATION; CONFIDENTIALITY
Section 10.1. Provision of Information. Other than in circumstances in which indemnification is sought pursuant to Article IX (in which event the provisions of such Article IX shall govern) and subject to appropriate restrictions for Confidential Information:
(a) Cyclerion Provision of Information and Systems Access. During the Transition Period, and subject to compliance with the terms of this Agreement or the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Buyers for the following specific and identified items, Cyclerion shall provide, as soon as reasonably practicable following the receipt of such request, reasonable access to: (i) information that relates to Buyer or the Purchased Assets, as the case may be; (ii) information that is necessary or reasonably useful for Buyer to comply with the terms of, or otherwise perform under, this Agreement or any Ancillary Agreement to which Cyclerion and/or Buyers are parties; (iii) copies of Cyclerion templates and form documents used in the operation of the Purchased Programs; (iv) information that is otherwise required by Buyer or reasonably useful with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Buyer (including under applicable securities laws) by a Governmental Entity having jurisdiction over Buyer; or (v) information that is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, in each case to the extent such information is reasonably practicable to identify and extract, copies of such information, templates or forms in the possession or control of Cyclerion or its Subsidiary, but only to the extent such items so relate and are not already in the possession or control of Buyer Parent or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Cyclerion. Nothing herein shall require Cyclerion or its Subsidiary to: (A) permit any inspection, or to disclose any information, that in the reasonable judgment of Cyclerion or the applicable Affiliate would violate any of its obligations with respect to confidentiality (but solely to the extent the applicable Party did not have access to such information prior to the consummation of the Closing), (B) permit any environmental sampling or testing, including, but not limited to sampling of soil, groundwater, surface water, air or building materials or other intrusive investigations of the real property, including, for the avoidance of doubt, any “Phase II” or other testing, (C) take any action that would cause material disruption to the business of such Party or any of its Affiliates or cause competitive harm to such Party or its Affiliates, (D) disclose any information, templates or forms that Cyclerion in its sole and absolute discretion, determines would violate any Law or Contract between Cyclerion and a Third Party (as such Contract may be amended or modified from time to time) or waive any attorney-client privilege, rights under the work product doctrine or other applicable privilege contravene any applicable Law, fiduciary duty or binding agreement or (E) disclose any information that Cyclerion reasonably determines upon the advice of counsel should not be disclosed due to its competitively sensitive nature (but solely to the extent such Party did not have access to such information prior to the consummation of the Closing), provided, that in the event that the foregoing restrictions apply, Cyclerion shall notify Buyer of any such restrictions and the request to which they apply and thereafter, Cyclerion shall use commercially reasonable efforts to provide or cause to be provided to Buyer such access or information in a manner that would not be reasonably likely, in the reasonable determination of Cyclerion’s counsel, to result in any such disruption, harm, violation or waiver. Notwithstanding anything to the contrary contained herein, the access provided under this Section 10.1(a) may be limited to the extent Cyclerion reasonably determines, in light of the coronavirus (COVID-19) pandemic or any mutation or variation of the SARS-CoV-2 virus (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of its or its Subsidiary’s and their respective Affiliates’ employees; provided, however, that Cyclerion, its Subsidiary and their respective Affiliates shall use their best reasonable efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees.
(b) Buyer Provision of Information. From and after the Closing, and subject to compliance with the terms of this Agreement or the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Cyclerion for the following specific and identified items, Buyers shall provide, as soon as reasonably practicable following the receipt of such request, reasonable access to: (i) information that relates to Cyclerion or the Excluded Assets, as the case may be; (ii) information that is necessary or reasonably useful for Cyclerion to comply with the terms of, or otherwise perform under, this Agreement or any Ancillary Agreement to which Cyclerion and/or Buyers are parties; (iii) information that is otherwise required by Cyclerion or reasonably useful with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Cyclerion (including under applicable securities laws) by a Governmental Entity having jurisdiction over Cyclerion; or (iv) information that is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, in each case to the extent such information is reasonably practicable to identify and extract, copies of such information in the possession or control of Buyer Parent or any of its Subsidiaries. Nothing herein shall require Buyer or any of its Subsidiaries to: (A) permit any inspection, or to disclose any information, that in the reasonable judgment of such Buyer Group company or the applicable Affiliate would violate any of its obligations with respect to confidentiality (but solely to the extent the applicable Party did not have access to such information prior to the consummation of the Closing), (B) permit any environmental sampling or testing, including, but not limited to sampling of soil, groundwater, surface water, air or building materials or other intrusive investigations of the real property, including, for the avoidance of doubt, any “Phase II” or other testing, (C) take any action that would cause material disruption to the business of such Party or any of its Affiliates or cause competitive harm to such Party or its Affiliates, (D) disclose any information, templates or forms that Buyer in its sole and absolute discretion, determines would violate any Law or Contract with a Third Party (as such Contract may be amended or modified from time to time) or waive any attorney-client privilege, rights under the work product doctrine or other applicable privilege contravene any applicable Law, fiduciary duty or binding agreement or (E) disclose any information that Buyer reasonably determines upon the advice of counsel should not be disclosed due to its competitively sensitive nature (but solely to the extent such Party did not have access to such information prior to the consummation of Closing, provided, that in the event that the foregoing restrictions apply, Buyer shall notify Cyclerion of any such restrictions and the request to which they apply and thereafter, Buyers shall use commercially reasonable efforts to provide or cause to be provided to Cyclerion such access or information in a manner that would not be reasonably likely, in the reasonable determination of Buyer’s counsel, to result in any such disruption, harm, violation or waiver. Notwithstanding anything to the contrary contained herein, the access provided under this Section 10.1(b) may be limited to the extent Buyer reasonably determines, in light of the coronavirus (COVID-19) pandemic or any mutation or variation of the SARS-CoV-2 virus (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of its or any Buyer Group companies’ and their respective Affiliates’ employees; provided, however, that Buyer, such Buyer Group company and their respective Affiliates shall use their best reasonable efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees.
(c) In connection with the provision of information under this Section 10.1, the providing Party shall be entitled to redact any portion of the information to the extent related to any matter other than those set forth in Section 10.1(a) and (b), respectively. Each of Cyclerion and Buyers agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Section 10.1.
Section 10.2. Witness Services; Cooperation. At all times from and after the Closing, each of Cyclerion, Buyer Parent and Buyer shall use its commercially reasonable efforts to make available to the other Parties, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. Notwithstanding any provisions of Article X to the contrary, after the Closing, each Party shall use commercially reasonable efforts to assist (or cause the other members of its Group to assist) the other with respect to any Action or potential Action upon the request of such other Party, provided that any such expenses incurred in connection therewith shall be at such other Party’s sole expense.
Section 10.3. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information, access to information or services to the other Party pursuant to this Article X shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred and properly paid under applicable Law in providing such information, access to such information or services.
Section 10.4. Confidentiality.
(a) Except as otherwise provided herein, in any Ancillary Agreement, or in any Contract (as such Contract may be amended or modified from time to time) between a Party or its Subsidiaries, on the one hand, and their respective employees, on the other hand, each of Cyclerion, Buyer and Buyer Parent shall hold, and shall cause the other members of their respective Groups and their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Cyclerion’s Confidential Information pursuant to policies and procedures in effect as of the Closing, and not disclose or release, or permit to be disclosed or released, all Confidential Information of the other Party that is either in the first Party’s possession (including Confidential Information in its possession prior to the Closing) or furnished by the other Party or any member of its Group or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or under any Ancillary Agreement. If any Confidential Information is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used by the applicable member of such other Party’s Group only as required to provide such services.
(b) Notwithstanding anything the contrary in this Section 10.4, each Party may disclose, or may permit disclosure of, the other Party’s Confidential Information: (i) to its Representatives who have a need to know such information for non-commercial purposes and are informed of the obligation to hold such information confidential and in respect of whose failure to comply with such obligations, the first Party will be responsible or (ii) if any Party or any other member of its Group is required or requested to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with an Action brought by a Governmental Entity that it is advisable to do so. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such requirement or request and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
(c) Each of Cyclerion, Buyer and Buyer Parent shall inform their respective Representatives who have or had access to the other Party’s Confidential Information of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
(d) Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to such other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to such other Party that the first Party has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such first Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.
(e) Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Closing, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party (or another member of its Group), on the other hand, prior to the Closing; or (ii) that, as between the two Parties, was originally collected by the other Party (or another member of its Group) and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Closing or affirmative commitments or representations that were made before the Closing by, between or among the other Party (or other member(s) of its Group), on the one hand, and such Third Parties, on the other hand.
(f) Upon the consummation of the Closing, that certain Confidentiality Agreement, dated as of September 4, 2022, by and between J. Wood Capital Advisors LLC and Cyclerion shall be terminated and be of no further force and effect.
Section 10.5. Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article X shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such information, whether by implication, estoppel or otherwise.
ARTICLE XI

DISPUTE RESOLUTION
Section 11.1. Governing Law. This Agreement and (except to the extent, if any, expressly set forth therein) the other Transaction Agreements, and any disputes arising hereunder or (except to the extent, if any, expressly set forth therein) thereunder or controversies related hereto, or (except to the extent, if any, expressly set forth therein) thereto, shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the Commonwealth of Massachusetts that apply to contracts made and performed entirely within such state.
Section 11.2. Proceedings. Any proceeding with respect to this Agreement or (except to the extent, if any, expressly set forth therein) any other Transaction Agreements, any matter arising out of or in connection with this Agreement or (except to the extent, if any, expressly set forth therein) any other Transaction Agreement shall be brought exclusively in the state or federal courts located in the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each Party hereby accepts for herself, himself or itself and in respect of such Person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Each Party irrevocably consents to service of process in any proceeding in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such Party at such Party’s address referred to in Section 12.5. Each Party hereto hereby irrevocably and unconditionally waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or (except to the extent, if any, expressly set forth therein) any other Transaction Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing herein shall affect the right of any Party hereto to serve process in any other manner permitted by Law.
Section 11.3. Immunity. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such

Party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement or (except to the extent expressly set forth therein) any other Transaction Agreement.
Section 11.4. Waiver of Jury Trial. EACH PARTY HERETO, FOR HIMSELF, HERSELF OR ITSELF AND HIS, HER OR ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR (EXCEPT TO THE EXTENT EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT.
ARTICLE XII

MISCELLANEOUS
Section 12.1. Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Disclosure Schedule hereto, the Disclosure Schedule shall prevail. Except as otherwise provided in this Agreement, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall control.
Section 12.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. The Agreement and any documents relating to it may be executed and transmitted to any other party by email of a PDF, which email or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.
Section 12.3. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Closing and remain in full force and effect in accordance with their applicable terms, provided that the covenants and agreements which require performance prior to the consummation of the Closing shall expire with, and be terminated and extinguished upon, the consummation of the Closing.
Section 12.4. Fees, Costs and Expenses. Except as otherwise agreed to in writing by the Parties or as set forth in Section 12.4 of the Disclosure Schedules, regardless of whether the transactions provided for in this Agreement are consummated, each Party will pay its own costs and expenses incident to this Agreement and the transactions contemplated herein.
Section 12.5. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.5):
To Buyer:

JW Celtics Investment Corp.
c/o Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn:	Suni Sreepada
Phone:	(212) 596-9960
Email:	suni.sreepada@ropesgray.com

To Cyclerion:

Cyclerion Therapeutics, Inc.
245 First St, Riverview II, 18th Floor
Cambridge, MA 02142
United States
Attn:	Anjeza Gjino
Phone:	857-327-8778
Email:	agjino@cyclerion.com
Fax:	617-890-6595

With a copy, which shall not constitute notice to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:	Gary Simon; Scott Naturman
Email:	Gary.Simon@hugheshubbard.com; Scott.Naturman@hugheshubbard.com
Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, requests, claims, demands and other communications shall be sent.
Section 12.6. Waivers. The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.
Section 12.7. Assignment. No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Cyclerion, to a Subsidiary of Cyclerion (so long as such Subsidiary remains a Subsidiary of Cyclerion), (ii) with respect to Buyer Parent or Buyer, to a Subsidiary of Buyer Parent (so long as such Subsidiary remains a Subsidiary of Buyer Parent) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all of the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 12.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 12.8. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.
Section 12.9. Payment Terms. All payments to be made by either Cyclerion, Buyer Parent or Buyer under this Agreement shall be made in U.S. dollars. Any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. In the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.

Section 12.10. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the date hereof, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 12.11. Third Party Beneficiaries. Except (i) as provided in Article IX relating to Indemnitees and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.
Section 12.12. Bulk Sales. Each of the Parties hereby waive compliance by itself and each and every member of such Party’s respective Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Purchased Assets to Buyer or any member of the Buyer Group.
Section 12.13. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 12.14. Exhibits and Disclosure Schedules.
(a) The Exhibits and Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
(b) The disclosure of any matter, or reference to any Contract, in any Section of the Disclosure Schedules to this Agreement shall not be deemed to constitute an admission by Cyclerion, Buyer Parent or Buyer, or any member of such Party’s respective Group, or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Disclosure Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards, and (c) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Section of the Disclosure Schedules be deemed or interpreted to expand the scope of any of Cyclerion’s, Buyer Parent’s or Buyer’s representations and warranties contained in this Agreement. Each Section of the Disclosure Schedules is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Cyclerion, Buyer Parent or Buyer, or any member of such Party’s respective Group, or their respective Affiliates, except as and to the extent provided in this Agreement. Matters reflected in any Section of the Disclosure Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Disclosure Schedules. Regardless of the existence or absence of cross-references, any information disclosed in any Section of the Disclosure Schedules shall be deemed fully disclosed for the purposes of all Sections of the Disclosure Schedules and shall be deemed to qualify all representations and warranties of Cyclerion, Buyer Parent or Buyer to which it is reasonably apparent on the face of such disclosure that such disclosure is or can reasonably be expected to be pertinent. The section headings in the Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Disclosure Schedules are incorporated by reference into the Section of the Disclosure Schedules in which they are directly or indirectly referenced. The information contained in the Disclosure Schedules is in all events subject to Section 10.4 and Section 12.16.
Section 12.15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 12.16. Public Announcements. From and after the date hereof, Cyclerion, Buyer and Buyer Parent shall consult with each other before issuing, and each shall give the other the opportunity to review and comment upon, that portion of any press release or other public statement, including a public statement made to its investors, that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) for disclosures made that are substantially identical to disclosure contained in any prior written public statement not made in violation of this Section 12.16.
Section 12.17. Specific Performance. The Parties hereby expressly recognize and acknowledge that irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party hereto, a party under this Agreement will be entitled to specific performance of the terms hereof and injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
Section 12.18. No Recourse. Other than with respect to claims involving actual fraud, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto. Except to the extent they are a named party to this Agreement and other than with respect to claims involving actual fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Cyclerion, Buyer Parent or Buyer under this Agreement (whether for indemnification or otherwise) or of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 12.19. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 12.20. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Disclosure Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Cyclerion and Buyers and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
JW CELTICS INVESTMENT CORP.

By:	/s/ Jason Wood
	Name:	Jason Wood
	Title:	Director

JW CYCLE, INC.

By:	/s/ Jason Wood
	Name:	Jason Wood
	Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
CYCLERION THERAPEUTICS, INC.

By:	/s/ Cheryl Gault
	Name:	Cheryl Gault
	Title:	Chief Operating Officer

Annex B
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT, dated as of [   ], 2023 (the “Agreement”), among JW Celtics Investment Corp., a Delaware corporation (“Buyer Parent”), and [ ], a stockholder (the “Holder”).
WITNESSETH:
WHEREAS, Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), Buyer Parent and JW Cycle Inc., a Delaware corporation (“Buyer”), are entering into an Asset Purchase Agreement dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Asset Purchase Agreement”) providing for, among other things, Buyer’s purchase of the Purchased Assets (as defined in the Asset Purchase Agreement) and assumption of the Assumed Liabilities (as defined in the Asset Purchase Agreement);
WHEREAS, the Holder is the Beneficial Owner (as defined below) of the number of outstanding shares of the common stock of the Company (the “Company Common Stock”) listed on Exhibit A (such shares of Company Common Stock, the Holder’s “Existing Shares” and, such Existing Shares, together with any additional outstanding shares of capital stock of the Company Beneficially Owned or acquired by the Holder on or after the date hereof, the “Shares”);
WHEREAS, as a condition and an inducement to the Company and Buyer Parent entering into the Asset Purchase Agreement, the Holder is entering into this Agreement with respect to all Company Common Stock that the Holder Beneficially Owns and/or owns of record; and
WHEREAS, the Company and Buyer Parent desire that the Holder agree, and the Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to deliver a written consent with respect to its Shares or vote its Shares, if applicable, in a manner so as to facilitate consummation of the Asset Purchase Agreement and the other transactions contemplated by the Asset Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
GENERAL
1.1. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement.
“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.
“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (including by gift, tender or exchange offer, merger, by operation of law or otherwise), or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (including by gift, tender or exchange offer, merger, operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any hedge, swap, derivative instrument or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III immediately prior to the consummation of any such agreement, transaction or series of transactions. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II
AGREEMENT TO RETAIN SHARES
2.1. Transfer and Encumbrance of Shares. From the date hereof until the Termination Date (as defined below), the Holder shall not, with respect to the Shares, (a) Transfer any such Shares or (b) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto. Notwithstanding the foregoing, this Section 2.1 shall not prohibit a Transfer of any Shares by the Holder to an affiliate of the Holder (in which case such transferee shall be considered the “Holder” hereunder); provided, that a Transfer described in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing to be bound by the terms of this Agreement.
2.2. Additional Purchases; Adjustments.
(a) The Holder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date hereof and the Holder shall promptly notify the Company of the existence and number of any such after-acquired Shares. In the event of any stock split, reverse stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.
(b) The Holder shall cause any of its controlled affiliates that purchases or otherwise acquires or otherwise acquires voting power over shares of Company Common Stock or any other shares of capital stock or other equity of the Company after execution of this Agreement and prior to the Termination Date to execute a voting and support agreement with Buyer Parent in the form of, and on terms substantially similar to, this Agreement.
2.3. Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or other actions taken or attempted to be taken in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. In furtherance of the foregoing, the Holder hereby authorizes and instructs the Company to instruct his, her or its transfer agent to enter a stop transfer order with respect to all of the Shares. If any involuntary Transfer of any of the Holder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
ARTICLE III
AGREEMENT TO CONSENT AND VOTE
3.1. Agreement to Vote. Prior to the Termination Date, the Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares entitled to vote to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted (in person or by proxy) at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shares entitled to vote:
(a) in favor of (i) the adoption of the Asset Purchase Agreement and the approval of the transactions contemplated thereby, including the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, (ii) the adjournment of the Stockholders Meeting if necessary to solicit proxies in favor of the adoption of the Asset Purchase Agreement and the consummation of the transactions contemplated thereby or to establish a quorum, and (iii) any other matter or action necessary to the consummation of the closing of the Asset Purchase Agreement. In furtherance of the foregoing obligations of the Holder, the Holder hereby agrees to deliver or deposit a proxy or voting instruction form, as the case may be, duly completed and executed in respect of all of the Shares, as directed in the Proxy Statement, as soon as practicable following the mailing of the Proxy Statement to the Company stockholders, and in any event at least 5 days prior to the Stockholders Meeting, voting all such Shares in accordance with the foregoing sentence. The Holder hereby agrees that neither he, her or it nor any person on his, her or its behalf will take any action to withdraw, amend or invalidate any proxy or voting instruction form deposited by the Holder pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Holder might have, unless and until this Agreement is terminated in accordance with Section 6.3; and

(b) against (i) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Asset Purchase Agreement or in competition or inconsistent with the transactions or matters contemplated by thereby; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Asset Purchase Agreement or of the Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (A) any condition to the consummation of the Asset Purchase Agreement set forth in Article VII of the Asset Purchase Agreement not being fulfilled or (B) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s organizational documents); and (iv) any other action that would reasonably be expected to impede, interfere with, or frustrate the purposes of any of the transactions contemplated by the Asset Purchase Agreement. Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Shares, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.
ARTICLE IV
ADDITIONAL AGREEMENTS
4.1. Litigation. The Holder agrees not to commence, participate in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its affiliates and successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Asset Purchase Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Board in connection with this Agreement, the Asset Purchase Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.
4.2. Further Assurances. The Holder agrees that from and after the date hereof and until the Termination Date, the Holder shall and shall cause his, her or its Subsidiaries to take no action that (a) would reasonably be likely to adversely affect or delay the ability to obtain the Stockholder Approval or the approval of any other Governmental Entity required for the transactions contemplated by the Asset Purchase Agreement or to perform his, her or its respective covenants and agreements under this Agreement, (b) would make any representation or warranty of the Holder herein untrue or incorrect, or (c) would have the effect of committing or agreeing to take any of the foregoing actions or any other action that would reasonably be expected to make any of the representations or warranties contained herein untrue or incorrect or would have the effect of preventing or otherwise materially delaying, impeding or impairing the Holder from performing any of his, her or its obligations hereunder. The Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
4.3. Fiduciary Duties. The Holder is entering into this Agreement solely in his, her or its capacity as the record or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of the Holder’s designees serving solely in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.1. Holder Representations and Warranties. The Holder hereby represents and warrants as follows:
(a) Ownership. The Holder has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to deliver written consent, vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Authority. The Holder has all requisite authority (and in the case of an individual, the capacity) to make, enter into and carry out the terms of this Agreement and to perform his, her or its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Buyer Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.
(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Law applicable to the Holder; (ii) violate any order, judgment or decree applicable to the Holder; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder is a party or, if the Holder is an entity, any term or condition of its organizational documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy his, her or its obligations hereunder.
(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder, require the Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.
(e) Absence of Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against the Holder or, to the knowledge of the Holder, any other person, or, to the knowledge of the Holder, threatened against the Holder or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by the Holder of his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Asset Purchase Agreement on a timely basis.
(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Shares is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Holder’s Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.
(g) Finder’s Fee. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer Parent in respect of this Agreement or the Asset Purchase Agreement based upon any arrangement or agreement made by or on behalf of the Holder.
5.2. Buyer Parent Representations and Warranties.
(a) Organization; Authority. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer Parent is not in violation of any of the provisions of its organizational documents. Buyer Parent has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer Parent and (assuming due authorization, execution and delivery by the Holder) constitutes a valid and binding agreement of Buyer Parent, enforceable against Buyer Parent in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and no other action is necessary to authorize the execution and delivery by Buyer Parent or the performance of Buyer Parent’s obligations hereunder.
(b) No Violation. The execution, delivery and performance by Buyer Parent of this Agreement will not (i) violate any provision of any Law applicable to Buyer Parent; (ii) violate any order, judgment or decree applicable to Buyer Parent; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Buyer Parent is a party or any term or condition of its organizational documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Buyer Parent’s ability to satisfy its obligations hereunder.

(c) Consents and Approvals. The execution and delivery by Buyer Parent of this Agreement, and the performance of Buyer Parent’s obligations hereunder, does not require Buyer Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.
(d) Absence of Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Buyer Parent or, to the knowledge of Buyer Parent, any other person, or, to the knowledge of Buyer Parent, threatened against the Company or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by Buyer Parent of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Asset Purchase Agreement on a timely basis.
ARTICLE VI
MISCELLANEOUS
6.1. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Holder, and Buyer Parent shall not have the authority to direct the Holder in the voting or disposition of any Shares, except as otherwise expressly provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(l) of the Exchange Act or for any other similar provision of applicable Law.
6.2. Disclosure. The Holder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.
6.3. Termination. This Agreement shall terminate automatically and without any further action by the Holders, Buyer Parent or the Company at the earlier of (a) the date the Asset Purchase Agreement is validly terminated in accordance with its terms, (b) consummation of the Closing of the Asset Purchase Agreement, (c) Buyer Parent’s receipt of notice of an Cyclerion Adverse Recommendation Change, (d) the mutual written consent of the parties hereto, or (e) the entry into any amendment to the Asset Purchase Agreement without the prior written consent of the Holder (which consent may be in the form of an e-mail) that is materially adverse to the Holder (such date, the “Termination Date”). In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Buyer Parent or the Holder, other than liability for any willful and material breach of this Agreement prior to such termination.
6.4. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto and the Company at the time of the amendment.
6.5. Extension; Waiver. At any time prior to the Closing, the Holder and Buyer Parent may, to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or acts of the other party hereunder;
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions of the other party contained herein.
Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
6.6. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, each party will pay its own costs and expenses incident to this Agreement and the transactions contemplated herein.

6.7. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested), to the Holder at the addresses specified on Exhibit A and for Buyer Parent at the following address (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.7):
if to Buyer Parent, to:

JW Celtics Investment Corp.

Address: 1820 Calistoga Road Santa Rosa, CA 95404
Attn: Jason Wood
Phone:
Email:

With a copy, which shall not constitute notice to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Suni Sreepada
Phone: (212) 596-9960
Email: Suni.sreepada@ropesgray.com
6.8. Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed references to Articles and Sections of this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein. The word “or” shall not be exclusive. References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section. References to any Governmental Entity include any successor to such Governmental Entity, and references to any affiliate include any successor to such affiliate. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.
6.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the parties. The Agreement and any documents relating to it may be executed and transmitted to any other party by email of a PDF, which email or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.
6.10. Complete Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

6.11. Governing Law; Venue; Waiver of Jury Trial.
(a) Governing Law. This Agreement and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the Commonwealth of Massachusetts that apply to contracts made and performed entirely within such state.
(b) Proceedings. Any proceeding with respect to this Agreement, any matter arising out of or in connection with this Agreement shall be brought exclusively in the state or federal courts located in the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each party hereby accepts for herself, himself or itself and in respect of such Person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Each party irrevocably consents to service of process in any proceeding in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 6.7. Each party hereto hereby irrevocably and unconditionally waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law.
(c) Immunity. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.
(d) Waiver of Jury Trial. EACH PARTY HERETO, FOR HIMSELF, HERSELF OR ITSELF AND HIS, HER OR ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
6.12. Assignment. No party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void.
6.13. Specific Performance. The parties hereby expressly recognize and acknowledge that irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party hereto, a party under this Agreement will be entitled to specific performance of the terms hereof and injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
6.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
6.15. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Company is an express third-party beneficiary of this Agreement, and as such the rights hereunder will inure to the benefit of and be enforceable by the Company, including but not limited to the right to fully enforce the Holder’s obligations hereunder. Except for the Company, this Agreement is solely for the benefit of Buyer Parent and each Holder and shall not be deemed to confer upon any Person other than the parties hereto any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.
6.16. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Holder and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate (other than the Holder) of any of the foregoing, including the Company (each, unless a permitted transferee contemplated by Section 2.1, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 6.16 shall be deemed to limit, restrict or otherwise affect in any way any rights or remedies available under the Asset Purchase Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

BUYER PARENT:

JW CELTICS INVESTMENT CORP.

By:
Name:	Jason Wood
Title:	Director
[Signature page to Voting and Support Agreement]

HOLDERS:

[If Holder is an entity]

[Entity Name]

By:
Name:
Title:

[If Holder is an Individual]

Name:
[Signature page to Voting and Support Agreement]

Exhibit A
Holder	Existing Shares	Notice Address

B-A-1

Annex C

May 10, 2023
Independent and Disinterested Members of the Board of Directors
Cyclerion Therapeutics, Inc.
245 First Street, 18th Floor
Cambridge, Massachusetts 02142
Independent and disinterested members of the Board:
Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Cyclerion Therapeutics, Inc. (the “Company”) is considering entering into an Asset Purchase Agreement (the “APA”) with JW Celtics Investment Corp. (“Buyer Parent”) and JW Cycle, Inc. Buyer, pursuant to which, among other things, the Company will sell and transfer to Buyer, and Buyer will acquire from the Company, all of the assets of the Company primarily related to the Company’s zagociguat and CY3018 programs, other than the Excluded Assets (as defined in the APA) (the “Purchased Assets”), Buyer will assume the Assumed Liabilities (as defined in the APA), and Buyer will pay or deliver to the Company (1) $8,000,000 in cash and (2) such number of shares of the common stock, par value $0.0001, of Buyer Parent as, following the issuance of such shares, comprises ten percent (10%) of all of Buyer Parent’s outstanding common and preferred stock (on a Fully-Diluted Basis (as defined in the APA)) immediately following the closing of the Transaction (collectively, the “Consideration”), subject to adjustment and on terms and conditions more fully set forth in the APA (the “Transaction”).
The independent and disinterested members of the Board of Directors of the Company, solely in their capacities as such members (the “Board”), has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, as of the date of this opinion, to the Company of the Consideration to be received by the Company from Buyer in the Transaction pursuant to the APA (the “Opinion”).
In rendering our Opinion, we have, among other things:
(i)	reviewed the financial terms of the Transaction contained in a draft dated May 5, 2023 of the APA and a draft dated May 8, 2023 of the Cyclerion Stockholder Letter (as defined in the APA);
(ii)
reviewed certain publicly available financial and other information for the Company and certain other relevant financial and operating data regarding the Purchased Assets furnished to Stifel by the management of the Company;

(iii)	reviewed and analyzed certain relevant historical financial and operating data concerning the Company furnished to us by the management of the Company;
(iv)
reviewed and analyzed certain internal financial analyses, financial projections, reports and other information concerning the Purchased Assets prepared by the management of the Company, including projections for the Purchased Assets provided by the management of the Company and reflecting the probabilities of success determined by the management of the Company and utilized per instruction of the Company;

(v)
discussed with certain members of the management of the Company the historical and current business operations, financial condition and prospects of the Company with respect to the Purchased Assets and such other matters as Stifel deemed relevant;

(vi)	participated in certain discussions and negotiations between representatives of the Company and Buyer and Buyer Parent;
(vii)	reviewed the reported prices and trading activity of the equity securities of the Company;

(viii)
reviewed and analyzed, based on the projections provided to us by the management of the Company, the cash flows generated by the Purchased Assets to determine the present values of those discounted cash flows;

(ix)
considered the results of the Company’s efforts and our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a transaction involving the Company;

(x)
reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as we deemed relevant for purposes of our opinion. In addition, we took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our general knowledge of the industry in which the Company operates.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or Buyer or Buyer Parent, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company with respect to the Purchased Assets and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expresses no opinion as to any such forecasted or projected information or any other estimates or the assumptions on which they were made. We also have assumed, at the direction of the Company, that the Company cannot raise the financing necessary for it to develop either the Company’s zagociguat or CY3018 programs and that there is substantial doubt about the Company’s ability to continue as a going concern.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Purchased Assets or the Company since the date of the last information made available to us. We have assumed, at the direction of the Company, that each of Buyer and Buyer Parent is a newly formed corporation with no assets or liabilities material to our analysis and will operate in accordance with, and will have no assets (other than the Purchased Assets) or liabilities material to our analysis other than as provided in, the financial projections prepared by Company management regarding the Purchased Assets, that Buyer will remain a wholly-owned subsidiary of Buyer Parent, that Buyer Parent will be funded at least $46 million at or by the closing of the Transaction and an additional $35 million at or by June 30, 2025, and that the ownership of Buyer Parent by the Company received by the Company as part of the Consideration will not be diluted below 9% of Buyer Parent’s outstanding common stock on a Valuation Fully-Diluted Basis (as defined in the Cyclerion Stockholder Letter) through completion of such funding. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s, Buyer’s or Buyer Parent’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Transaction will be satisfied and not waived. In addition, we have assumed that the definitive APA will not differ materially from the draft we reviewed. We have also assumed that the Transaction will be consummated substantially on the terms and conditions described in the APA and as further described to us by Company management, without any waiver of any material terms or conditions by the Company or any other party and without adjustment to the Transaction Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on the Company, Buyer, Buyer Parent or the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, Buyer, Buyer Parent, the Transaction and the APA.
Our Opinion is limited to whether the Consideration to be received by the Company from Buyer in the Transaction is fair to the Company, from a financial point of view, and does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction, any consequences of the Transaction on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise, including, without limitation, the Transition Services Agreement and the Stockholder Agreements (each as defined in the APA) and the Stock Purchase Agreement dated as of March 31, 2023, between the Company and Peter M. Hecht. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the effect of the Transaction on the Company, including any aspect of the operation of the Company following the Transaction; (iii) the legal, tax or accounting consequences of the Transaction on the Company or the holders of Company Common Stock; (iv) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the Company or otherwise; or (v) the effect of the Transaction on, or the fairness of any consideration to be received by, holders of any class of securities of the Company, or any class of securities of any other party to any transaction contemplated by the APA. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company s securities will trade following public announcement or consummation of the Transaction or at which Buyer’s or Buyer Parent’s securities will trade at any time.
Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Further, as the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Purchased Assets, the Company, Buyer, Buyer Parent or the Transaction. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Transaction. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on or otherwise act with respect to the Transaction or any other matter or to any shareholder of the Company or Buyer or Buyer Parent as to how any such shareholder should act with respect to the Transaction or any other matter, including without limitation how to vote at any shareholders’ meeting at which the Transaction is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.
We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or any other party.
Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, substantially all of which is contingent upon the completion of the Transaction (the “Advisory Fee”). We have also acted as financial advisor to the Board. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Transaction. Stifel may seek to provide investment banking services to the Company, Buyer, Buyer Parent or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of the Company and may at any time hold a long or short position in such securities.
Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company from Buyer in the Transaction pursuant to the APA is fair to the Company, from a financial point of view.
Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX D
PART 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT

SUBDIVISION A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
Section 13.01. Definitions.
In this PART the following words shall have the following meanings unless the context requires otherwise:
“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.
“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.
“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.
“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were
(a)	listed on a national securities exchange,
(b)	designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or
(c)
listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.
“Person”, any individual, corporation, partnership, unincorporated association or other entity.
“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
“Shareholder”, the record shareholder or the beneficial shareholder.
Section 13.02. Right to Appraisal.
(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:
(1)
consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;
(2)
consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)
consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or
(ii)	the sale or exchange is pursuant to court order; or
(iii)
in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:
(i)
creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;
(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv)
excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)
an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)
any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or
(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.
(b)
Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)
Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:
(i)	the proposed action is abandoned or rescinded; or
(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or
(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.
(e)
A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. Assertion of Rights by Nominees and Beneficial Owners.
(a)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1)
submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS
Section 13.20. Notice of Appraisal Rights.
(a)
If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)
In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. Notice of Intent to Demand Payment.
(a)
If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.
Section 13.22. Appraisal Notice and Form.
(a)
If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)	The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(1)
supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:
(i)
where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)
a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;
(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within

10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and
(3)	be accompanied by a copy of this chapter.
Section 13.23. Perfection of Rights; Right to Withdraw.
(a)
A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after–acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)
A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)
A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. Payment.
(a)
Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to subsection (a) shall be accompanied by:
(1)
financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)
a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)
a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. After-Acquired Shares.
(a)
A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) subsection (b) of section 13.22.

(b)
If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24;
(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;
(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;
(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.
(c)
Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)
Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. Procedure if Shareholder Dissatisfied With Payment or Offer.
(a)
A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C. JUDICIAL APPRAISAL OF SHARES
Section 13.30. Court Action.
(a)
If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)
The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)
The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.
(e)
Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. Court Costs and Counsel Fees.
(a)
The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1)
against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)
against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)
To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 18, 2023. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V19461-S67896

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYCLERION THERAPEUTICS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on July 19, 2023:
The Notice of Meeting and the accompanying Proxy Statement are available at www.proxyvote.com.

V19462-S67896

SPECIAL MEETING OF SHAREHOLDERS
July 19, 2023

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON July 19, 2023

The undersigned, revoking any previous proxies relating to these shares with respect to the Asset Sale Proposal, the Nasdaq Proposal and the Adjournment Proposal hereby acknowledges receipt of the Notice and Proxy Statement, dated, June 20, 2023, in connection with the Special Meeting of Shareholders and any adjournments thereof (the "**Special Meeting**") to be held at 8:00 a.m., Eastern Time on July 19, 2023 via live webcast at www.virtualshareholdermeeting.com/CYCN2023SM, for the sole purpose of considering and voting upon the following proposals, and hereby appoints Cheryl Gault and Anjeza Gjino (each with full power to act alone), the attorney and proxy of the undersigned, with power of substitution, to vote all shares of the common stock of Cyclerion Therapeutics, Inc. (the "**Company**") registered in the name provided, which the undersigned is entitled to vote at the Special Meeting, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement. You will be able to attend the Special Meeting online.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSAL 1, PROPOSAL 2 AND, IF PRESENTED, PROPOSAL 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)